UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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C. R. Bard, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

March 13, 2015

Dear Shareholder:

Your Board of Directors joins me in extending an invitation to attend the 2015 Annual Meeting of Shareholders, which will be held on Wednesday, April 15, 2015, at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932. The meeting will start promptly at 10:00 a.m.

We sincerely hope you will be able to attend and participate in the meeting. We will be acting on the items set forth in the accompanying Notice and Proxy Statement.

If you plan to attend the meeting and were a shareholder of record at the close of business on February 23, 2015, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker or other nominee) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided. Under NYSE rules, banks, brokers or other nominees cannot exercise discretionary voting on most items to be voted upon at the meeting. If you are not a shareholder of record, please follow the instructions provided by your bank, broker or other nominee so that your shares are voted at the meeting on all matters accordingly.

Sincerely,

TIMOTHY M. RING

Chairman and

Chief Executive Officer

C. R. BARD, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 15, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 15, 2015, at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, NJ 07932 at 10:00 a.m. for the following purposes:

1.	To elect 11 director nominees each for a term of one year;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015;

3.	To approve the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated;

4.	To approve the compensation of our named executive officers on an advisory basis;

5.	To consider and vote upon a shareholder proposal relating to sustainability reporting, if properly presented at the meeting;

6.	To consider and vote upon a shareholder proposal relating to separating the Chair and CEO roles, if properly presented at the meeting; and

7.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 23, 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Copies of the 2014 Annual Report to Shareholders and Form 10-K of C. R. Bard, Inc. for 2014 are enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card or voting instruction form.

All shareholders are urged to attend the meeting in person or by proxy.

By order of the Board of Directors

SAMRAT S. KHICHI

Senior Vice President, General Counsel and Secretary

March 13, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 15, 2015:

The Proxy Statement, the 2014 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc.

for 2014 are available at www.edocumentview.com/bcr.

NO MATTER HOW MANY SHARES YOU OWNED

ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM; OR (iii) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT PROMPTLY IN THE SELF-ADDRESSED ENVELOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE, VOTING OVER THE INTERNET OR MAILING YOUR PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY.

PROXY STATEMENT SUMMARY

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2014 Annual Report before voting.

SUMMARY OF SHAREHOLDER VOTING MATTERS

Voting Matters	Board Vote Recommendation	For More Information, Refer to:
1 – Election of Directors	FOR each nominee	p. 8
2 – Ratification of Our Independent Registered Public Accounting Firm	FOR	p. 75
3 – Approval of 2012 Long Term Incentive Plan, as Amended and Restated	FOR	p. 76
4 – Approval of the Compensation of Named Executive Officers on Advisory Basis	FOR	p. 83
5 – Shareholder Proposal Relating to Sustainability Reporting	AGAINST	p. 84
6 – Shareholder Proposal Relating to Separating Chair and CEO Roles	AGAINST	p. 88

2014 PERFORMANCE HIGHLIGHTS

In 2014, the Company continued to execute on its previously announced investment plan, with some early returns from those investments contributing to revenue growth in the second half of 2014 as projected at the time of the original announcement of the plan. Also in 2014, the Company began receiving quarterly royalty payments from W.L. Gore and Associates (“Gore”) related to infringement of a patent that expires in August of 2019. The total royalties received in 2014 from Gore were approximately $152 million. In addition, in January 2015, the Company received $38.4 million from Gore, representing Gore’s calculation of royalties for its infringing sales for the quarter ended December 31, 2014. In 2014, our net sales grew 9% on both a reported and constant currency basis. Our reported net income was $294.5 million and our diluted EPS was $3.76. Adjusted diluted earnings per share (“Adjusted Diluted EPS”), which excludes items that affect comparability and the amortization of intangible assets was $8.40, an increase of 29% over 2013. Net sales “on a constant currency basis” and “Adjusted Diluted EPS” are non-GAAP measures and should not be viewed as a replacement of the United States Generally Accepted Accounting Principles (“GAAP”) results; see Appendix A to this proxy statement for a reconciliation to the most directly comparable GAAP measures.

PROPOSAL TO APPROVE ADDITIONAL SHARES UNDER 2012 LONG TERM INCENTIVE PLAN

As we have done in five of the last six years, we are requesting that shareholders authorize additional shares of common stock under the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (the “2012 Long Term Incentive Plan”) to cover anticipated awards to be granted in accordance with our normal compensation practices. This year, we are requesting an additional 1,500,000 shares.

Why are we making this request?

•	The 2012 Long Term Incentive Plan is a key component of our pay-for-performance compensation philosophy.

•	There are a limited number of shares of common stock available under the 2012 Long Term Incentive Plan.

•	Share ownership aligns our employees’ interests with those of our shareholders.

•

The 2012 Long Term Incentive Plan is designed to attract and retain the services of selected employees of the Company and to motivate such employees to exert their best efforts on behalf of the Company.

•

Approving this management proposal will help us to achieve long-term success, increase shareholder value, align the interests of our employees and shareholders and promote a culture of Company ownership for executives as well as key employees.

(i)

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Our ongoing shareholder engagement efforts and discussions with our investors have produced meaningful learning for the Compensation Committee and for management regarding investors’ views on our executive compensation program. We continue to actively seek opportunities to gather feedback on our compensation programs and practices throughout the year from many of our shareholders’ portfolio managers and corporate governance advisors by telephone and in-person.

We have set forth below certain of the key features of our executive compensation program applicable to our named executive officers and key compensation governance practices that strengthen the alignment of our named executive officers’ interests with those of our shareholders:

Key Compensation Program Features		Key Compensation Governance Practices
•	88% of our CEO’s target direct compensation is performance-based pay consisting of long-term equity awards and an annual performance bonus	•	Stock ownership guidelines that require our executive officers to hold significant amounts of our stock to align executives with our shareholders regarding our long-term performance
•	Mix of fixed and variable compensation, with a strong emphasis on variable, at-risk performance-based compensation	•

Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances, which we amended in February 2015 to broaden the group of executives covered and to apply to certain instances of misconduct and negligent supervision

•	Short- and long-term incentive compensation with balanced performance metrics (including relative total shareholder return (TSR)) that are tied to our business strategy and performance	•	No option repricing or cash buyout of underwater options without shareholder approval
•	66% of target long-term incentive opportunity is performance-based and measured over 2- and 3-year periods	•	No payment of dividend equivalents on unvested performance-contingent awards
•	100% of our full-value stock-based awards are tied to performance conditions	•	No “walk away” rights or excise tax gross-up payments in any new change of control agreements since January 1, 2010
•	Double trigger change of control provision in the 2012 Long Term Incentive Plan	•	An active investor outreach program enabling us to obtain ongoing feedback concerning our compensation program and disclosure
•

Mandatory bonus deferral through our Management Stock Purchase Program (MSPP) which requires a 4-year deferral of 25% (at a minimum) and up to 100% of annual bonus into restricted stock units (settled in common stock) until stock ownership requirements are met

		•	Engagement of an independent compensation consultant with no other ties to the Company or its management

(ii)

GOVERNANCE HIGHLIGHTS

As part of Bard’s commitment to high ethical standards, our Board follows sound governance practices. These practices are described in more detail on pages 15-22 and in our Governance Guidelines, which can be found in the Governance section of our website.

Independence

•    9 out of our 11 directors are independent.

•    All of the Board Committees that met during 2014 are composed exclusively of independent directors.

•    Each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002.

•    Each member of the Compensation Committee meets the NYSE enhanced independence standards pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Independent Lead Director

•    We have an independent lead director, who is selected by the independent directors.

•    The lead director serves as liaison between management and the other non-management directors.

•    The lead director’s term is limited to three consecutive, one-year terms.

•    We appointed a new lead director effective July 1, 2014.

Executive Sessions	• The independent directors regularly meet in private without management. • The lead director presides at these executive sessions.

Board Oversight of Risk Management

•    The Board and Committee meeting process is designed to ensure that key risks are reviewed at Board and Committee meetings.

•    Directors are informed of and review various areas of risk including those associated with operational matters, finance, regulatory and product quality issues, and legal proceedings, among others.

•    The Board and Committee risk discussions are supplemented through annual reports by management and a new enterprise risk survey to solicit feedback from the Board and identify opportunities to refine or improve management of our enterprise risks.

•    The Audit Committee reviews our overall enterprise risk management policies and practices and financial risk exposures.

Stock Ownership Requirements

•    Our independent directors must hold at least four times the annual cash retainer payable to each director (currently $200,000) of our common stock within five years of joining the Board.

•    Stock ownership guidelines requiring our executives to hold significant amounts of our common stock to align executives with our shareholders.

•        Our CEO must hold our common stock valued at five times his base salary.

•        Our President and COO must hold our common stock valued at four times his base salary, and other named executive officers must hold our common stock valued at three times their base salary.

•    Our MSPP program incentivizes eligible employees to defer annual cash bonuses into the Company’s common stock, which further aligns our employees’ interests with those of our shareholders and promotes employee retention.

•        263 out of 274 eligible employees (96%) participated in the MSPP program in 2014.

•        16 out of 17 corporate officers (94%) participated in the MSPP program in 2014, with over 70% deferring nearly 100% of their annual bonuses into common stock.

(iii)

Board Practices

•    Our Board annually evaluates the effectiveness of the Board and its Committees.

•    The Board considers nomination of directors in light of their strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

•    Directors may not stand for election after age 74.

•    Any incumbent director who receives less than a majority of the votes cast in an uncontested election must tender his or her resignation promptly.

•    In 2013, the Board established a maximum value not to exceed $150,000 annually in aggregate for discretionary stock or stock-based awards.

Accountability

•    Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances, which we amended in February 2015 to broaden the group of executives covered and to apply to certain instances of misconduct and negligent supervision.

•    We declassified our Board in 2012, and starting with the 2015 Annual Meeting of Shareholders, all directors will stand for election annually.

•    In uncontested elections, directors must be elected by a majority of votes cast.

(iv)

C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

PROXY STATEMENT

GENERAL INFORMATION

We are furnishing this proxy statement to the shareholders of C. R. Bard, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) referred to in the attached notice and at any adjournments of that meeting. The Annual Meeting will be held on Wednesday, April 15, 2015, at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, NJ 07932, at 10:00 a.m. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on March 13, 2015 to each shareholder entitled to vote.

When used in this proxy statement, the terms “we”, “us”, “our”, “the Company”, “Bard” and “C. R. Bard” refer to C. R. Bard, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of C. R. Bard, Inc.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on February 23, 2015, which is the record date, are entitled to vote. You are a “record holder” if your shares are held in your name. If your shares are held through a bank, broker or other nominee, your shares are held in “street name.” See the information below on instructing your bank, broker or other nominee to vote your shares.

HOW DO I VOTE, IF I AM A RECORD HOLDER?

If you are a record holder, you may vote using any one of the following methods:

•

By mail: You may vote by completing, signing and dating the enclosed proxy card and returning it in the self-addressed envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, executor or trustee), you must indicate your name and title;

•

By telephone or over the Internet: Follow the telephone or Internet voting instructions on your proxy card or voting instruction form. If you vote by telephone or over the Internet, you need not return your proxy card; or

•	In Person: Attend the Annual Meeting to vote by ballot.

HOW DO I HAVE MY SHARES VOTED IF THEY ARE HELD IN STREET NAME?

If your shares are held in street name, please refer to the voting instructions provided by your bank, broker or other nominee in order to have your shares voted.

If you hold your shares in street name and you wish to vote your shares in person at the Annual Meeting, you must obtain a valid proxy issued in your name from your bank, broker or other nominee.

CAN I ACCESS THE PROXY MATERIALS ON THE INTERNET INSTEAD OF RECEIVING PAPER COPIES?

This proxy statement (along with a letter and notice to shareholders), the 2014 Annual Report to Shareholders and the Form 10-K of C. R. Bard for 2014 (the “Proxy Materials”) are available for viewing at www.edocumentview.com/bcr.

If you are a record holder, you can vote this proxy on the Internet at www.envisionreports.com/bcr. You may also enroll in the electronic proxy delivery service at any time by going directly to www.computershare-na.com/green and following the instructions.

If you hold your shares in street name, please refer to the information provided by your bank, broker or other nominee for instructions on how to elect to access future proxy materials on the Internet.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

Record holders are entitled to vote on the following proposals:

•	Election of 11 director nominees, each for a term of one year;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015;

•	Approval of the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (the “2012 Long Term Incentive Plan”);

•	An advisory vote to approve the compensation of our named executive officers;

•	A shareholder proposal relating to sustainability reporting, if properly presented at the meeting; and

•	A shareholder proposal relating to separating the Chair and CEO roles, if properly presented at the meeting.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their discretion.

You should specify your choices with regard to each of the proposals by telephone, over the Internet or on the enclosed proxy card or voting instruction form. The persons named as proxies will vote all properly executed proxy cards or voting instruction forms that are delivered by shareholders to us in time to be voted at the Annual Meeting (and that are not revoked as described below) in accordance with the directions noted on the proxy card or voting instruction form. In the absence of such instructions from you, the persons named as proxies will vote the shares represented by a signed and dated proxy card in the manner recommended by the Board.

WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

Our Board of Directors recommends that you vote your shares as follows:

•	FOR all director nominees for election as set forth under Proposal No. 1;

•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015 as set forth under Proposal No. 2;

•	FOR the approval of the 2012 Long Term Incentive Plan as set forth under Proposal No. 3;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as set forth under Proposal No. 4;

•	AGAINST the shareholder proposal relating to sustainability reporting as set forth under Proposal No. 5; and

•	AGAINST the shareholder proposal relating to separating the Chair and CEO roles as set forth under Proposal No. 6.

WHAT IS THE VOTING REQUIREMENT TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS?

Our Restated Certificate of Incorporation provides for majority voting in uncontested elections of directors. As a result, directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “For” or “Against” are included in the calculation of votes cast. In the event that an incumbent director nominee fails to receive the vote required for election to the Board of Directors, that director nominee is required to promptly tender his or her resignation pursuant to the director resignation policy adopted as part of our Corporate Governance Guidelines. See “Proposal No. 1 – Election of Directors” below for further discussion regarding such a tendered resignation.

In a contested election, which is any election in which the number of nominees exceeds the number of directors to be elected, our directors must be elected by a plurality of the votes cast.

Your bank, broker or other nominee may not vote your shares for the election of directors at the Annual Meeting, unless you inform such person how you want your shares voted. In addition, pursuant to rules passed in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), your bank, broker or other nominee may not vote your shares with respect to the “Say-on-Pay” advisory vote, unless you inform them how to vote.

The approval of Proposal Nos. 2, 3, 5 and 6 requires the affirmative vote of a majority of the votes cast on each proposal. For purposes of determining the number of votes cast at the Annual Meeting with respect to Proposal Nos. 2, 3, 5 and 6, only those votes cast “For” or “Against” are included in the calculation of votes cast. On Proposal No. 4 the “Say-on-Pay” advisory vote, a majority of the votes cast will reflect the advice of the shareholders. Our transfer agent will tabulate the votes cast at the Annual Meeting. Abstentions and/or broker non-votes are counted as shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and/or broker non-votes are not counted as votes cast and are therefore not included in the determination of the shares voted on Proposal Nos. 1, 2, 3, 4, 5 or 6.

HOW DO I VOTE IF I HOLD MY SHARES IN BARD’S 401(K) PLAN?

Participants in our 401(k) plan may direct the plan trustee how to vote the shares allocated to their accounts. The 401(k) plan provides that the trustee will vote any shares for which the trustee does not receive voting instructions in the same proportion as the shares voted by the plan’s participants. To allow sufficient time for the trustee to vote your shares under our 401(k) plan, your voting instructions must be received by 9:00 a.m. New York time on April 13, 2015.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting over the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxies will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Street Name Holders. If you hold your shares in street name (through a bank, broker or other nominee) and do not provide specific voting instructions, then, under the rules of the New York Stock Exchange, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. This is referred to as a “broker non-vote.”

WHAT ARE BROKER NON-VOTES?

A broker non-vote occurs when a bank or brokerage firm does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Absent voting instructions from the beneficial owner, a bank or brokerage firm may not vote on any proposal that is considered “non-routine.”

WHICH BALLOT MEASURES ARE CONSIDERED “ROUTINE” OR “NON-ROUTINE”?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015 (Proposal No. 2) is considered a routine matter. A bank, broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the vote to approve the 2012 Long Term Incentive Plan (Proposal No. 3), the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 4), the shareholder proposal relating to sustainability reporting (Proposal No. 5) and the shareholder proposal relating to separating the Chair and CEO roles (Proposal No. 6) are matters that are considered non-routine. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 3, 4, 5 and 6.

HOW CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Any record holder delivering a proxy has the power to change his, her or its vote and/or revoke his, her or its proxy at any time before it is voted by:

•	giving notice of revocation in writing to our Secretary, at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974 (by mail or overnight delivery);

•	executing and delivering to our Secretary or our transfer agent, Computershare Trust Company, a proxy card relating to the same shares bearing a later date than the original proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any holder of our common stock whose shares are held in street name by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. In addition, if you hold your shares in street name, you must have a valid proxy from the record holder of the shares to vote in person at the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

Under New Jersey law and our by-laws, the presence in person or by proxy of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum. On February 23, 2015, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, our outstanding voting securities consisted of 74,325,939 shares of common stock. Each share is entitled to one vote.

WHO CAN ATTEND THE ANNUAL MEETING?

If you are a record holder as of the record date, you may attend the Annual Meeting and must present the Admission Ticket attached to your proxy card. If you hold your shares in street name, you will need to provide proof of ownership from your bank, broker or other nominee.

HOW CAN I FIND VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting and file a Form 8-K with the Securities and Exchange Commission, or the “SEC”, indicating final results.

HOW CAN I GET A COPY OF THE DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT?

This proxy statement refers to certain documents, including our annual report on Form 10-K for the fiscal year ended December 31, 2014, that are available, free of charge, on our website located at www.crbard.com. A copy of these documents and the related exhibits is also available, free of charge, upon written request sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary.

WHO BEARS THE COST OF SOLICITING PROXIES?

We have retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $9,000, plus reasonable out-of-pocket expenses. Our officers and other employees may also solicit proxies. The cost of solicitation will be borne by the Company.

HOW DO I COMMUNICATE WITH BARD’S BOARD OF DIRECTORS?

Shareholders may communicate directly with our Board of Directors, the independent members of our Board of Directors or our Audit Committee. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates all persons who, to our knowledge, beneficially owned more than 5% of our outstanding common stock as of February 23, 2015.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,652,832(2)	9.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,855,289(3)	6.5%
The Bank of New York Mellon Corporation One Wall St. 31st Floor New York, NY 10286	4,839,541(4)	6.5%
Yacktman Asset Management LP 6300 Bridgepoint Pkwy, Bldg. 1, Suite 500 Austin, TX 78730	4,455,796(5)	6.0%
State Street Corporation State Street Financial Center One Lincoln St. Boston, MA 02111	3,925,872(6)	5.3%

(1)	Percentage of class calculation made based on 74,325,939 shares outstanding as of February 23, 2015.

(2)	Reflects sole voting power with respect to 129,298 shares, shared voting power with respect to 0 shares, shared dispositive power with respect to 123,843 shares and sole dispositive power with respect to 6,528,989 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially own 102,143 shares and 48,855 shares, respectively. The foregoing information is based solely on Amendment No. 3 to the Schedule 13G filed by Vanguard Group, Inc. with the SEC on February 11, 2015 that reported beneficial ownership as of December 31, 2014.

(3)	Reflects sole voting power with respect to 4,136,426 shares, sole dispositive power with respect to 4,855,289 shares, and shared voting and shared dispositive power with respect to 0 shares. The foregoing information is based solely on Amendment No. 2 to the Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2015 that reported beneficial ownership as of December 31, 2014.

(4)	Reflects (a) for The Bank of New York Mellon Corporation and its direct and indirect subsidiaries (“BNYMCorp”), beneficial ownership of 4,839,541 shares consisting of sole voting power with respect to 4,067,475 shares, shared voting power with respect to 888 shares, sole dispositive power with respect to 4,110,035 shares, and shared dispositive power with respect to 476,297 shares and (b) for MBC Investments Corporation and its direct and indirect subsidiaries (“MBCIC”), beneficial ownership of 4,297,278 shares consisting of sole voting power with respect to 3,291,208 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,851,040 shares, and shared dispositive power with respect to 446,238 shares. As a subsidiary of BNYMCorp, all of the shares beneficially owned by MBCIC are included in the shares beneficially owned by BNYMCorp. The foregoing information is based solely on Amendment No. 5 to the Schedule 13G filed by BNYMCorp and related entities on February 10, 2015 reporting beneficial ownership as of December 31, 2014.

(5)	Reflects sole voting power with respect to 4,434,396 shares, sole dispositive power with respect to 4,455,796 shares, and shared voting power and shared dispositive power with respect to 0 shares. The foregoing information is based solely on Amendment No. 4 to the Schedule 13G filed by Yacktman Asset Management LP with the SEC on February 10, 2015 that reported beneficial ownership as of December 31, 2014.

(6)	Reflects shared voting and shared dispositive power with respect to 3,925,872 shares and sole voting and sole dispositive power with respect to 0 shares, which are owned by direct or indirect subsidiaries of State Street Corporation. The foregoing information is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 11, 2015 that reported beneficial ownership as of December 31, 2014.

SECURITY OWNERSHIP OF MANAGEMENT

The table below contains information as of February 23, 2015 with respect to the beneficial ownership of our common stock by each of the following individuals, in each case, based on information provided by these individuals:

•	directors and director nominees;

•

our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the last fiscal year, whom we collectively refer to as the “named executive officers”; and

•	all directors and executive officers as a group.

Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of our common stock shown as beneficially owned. The address of the executive officers and directors of the Company is c/o C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974.

	Shares of Common Stock Beneficially Owned
Name	Directly or Indirectly owned as of February 23, 2015(1)(2)		Right to Acquire Within 60 Days of February 23, 2015 Under Options	Percent of Class
David M. Barrett	3,923		–	*
Jim C. Beasley	3,093		5,944	*
Marc C. Breslawsky	12,119		7,200	*
Timothy P. Collins	353		43,866	*
Herbert L. Henkel	10,361		–	*
Christopher S. Holland	635		14,399	*
John C. Kelly	5,212		1,200	*
David F. Melcher	1,105		–	*
Gail K. Naughton	2,771		2,000	*
Timothy M. Ring	49,667	(3)	454,104	*
Tommy G. Thompson	8,319		6,000	*
John H. Weiland	29,388		33,524	*
Anthony Welters	1,956		4,800	*
Tony L. White	12,868		4,800	*
All Directors and Executive Officers as a group (21 people)	167,048		702,313	1.17%

*	Represents less than 1% of our outstanding common stock.

(1)	Excludes phantom stock shares credited to the accounts of non-employee directors, which are paid in cash, under our Deferred Compensation Contract, Deferral of Directors’ Fees, as follows: David M. Barrett, 2,535; Marc C. Breslawsky, 29,976; Herbert L. Henkel, 16,655; John C. Kelly, 3,649; Tommy G. Thompson, 7,373; Anthony Welters, 19,099; and Tony L. White, 19,773. See “Director Compensation – Fees and Deferred Compensation.” Also excludes share equivalent units credited to the accounts of non-employee directors, which are paid in cash, under the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., as follows: David M. Barrett, 4,112; Marc C. Breslawsky, 23,940; Herbert L. Henkel, 11,604; John C. Kelly, 4,112; David F. Melcher, 413; Gail K. Naughton, 8,454; Tommy G. Thompson, 7,479; Anthony Welters, 16,746; and Tony L. White, 23,940. See “Director Compensation – Stock Equivalent Plan for Outside Directors.” Non-employee directors do not have the right to vote phantom stock shares or share equivalent units.

(2)	Excludes restricted stock units purchased under our Management Stock Purchase Program, as follows: Jim C. Beasley, 19,959; Timothy P. Collins, 27,158; Christopher S. Holland, 14,498; Timothy M. Ring, 63,613; John H. Weiland, 48,207; and all executive officers (other than the named executive officers) as a group, 73,201. See “Executive Officer Compensation – Nonqualified Deferred Compensation – MSPP.” Participants in the Management Stock Purchase Program do not have the right to vote restricted stock units. Also excludes performance-contingent restricted stock units granted under our 2012 Long Term Incentive Plan, as follows: Jim C. Beasley, 4,354; Timothy P. Collins, 4,354; Christopher S. Holland, 5,887; Timothy M. Ring, 12,372; John H. Weiland, 7,572; and all executive officers (other than the named executive officers) as a group 22,415. See the narrative following the Summary Compensation Table, under the heading “Stock Awards.”

(3)	Includes 707 shares owned by family members and as to which beneficial ownership is disclaimed by Mr. Ring.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, certain of our officers and our ten percent shareholders are required to report to the SEC, and the New York Stock Exchange, or the “NYSE,” by specific dates, transactions and holdings in our common stock. Based on our review of these reports and other information provided by those persons, we believe that during fiscal year 2014 all of these filing requirements were timely satisfied.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

At our 2012 Annual Meeting of Shareholders, shareholders approved the amendment of our Restated Certificate of Incorporation to declassify the Board and eliminate the 75% supermajority voting requirement for all amendments to our charter relating to the number and classes of directors and the method of electing directors. At this Annual Meeting all 11 directors will be up for election and our Board is now declassified. As such, the Board has nominated 11 nominees for re-election as Directors for a one-year term expiring at the 2016 Annual Meeting of Shareholders. We have no reason to believe that any nominee will be unable to serve. Upon election by the shareholders, directors serve for their elected term and until their successors are elected and qualified. The 11 nominees must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that director nominee. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “For” or “Against” are included in the calculation of votes cast.

Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” As a result, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote. In the event that the Board of Directors accepts the resignation, the Board of Directors may decrease the number of directors, fill the vacancy or take other appropriate action. See “Corporate Governance – The Board of Directors and Committees of the Board – Governance Committee – Director Resignation Policy.”

If the enclosed proxy card or voting instruction form is properly executed and received in time for the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented thereby “For” or “Against” the persons nominated for election as directors, or “Abstain” from voting, as instructed. If your shares are not registered in your name, please follow the directions you receive from the shareholder(s) of record (your bank, broker or other nominee), so that your shares are voted in accordance with your intent. The ability of brokers to exercise discretionary voting in uncontested director elections has been eliminated, which means that your broker may not vote your shares for the election of directors at the Annual Meeting unless you inform your broker how you want your shares voted. In the event that any nominee is unable to serve as a director, the accompanying proxy card will be voted for such other person or persons as may be nominated by our Board of Directors.

Set forth below are the names, principal occupations and directorships with public companies, in each case, for the past five years, ages of the directors and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s experience, qualifications, attributes and/or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

Nominees for Re-election

David M. Barrett, M.D.	Age 72	Director since 2009

Emeritus President and Chief Executive Officer of Lahey Clinic (a nonprofit, multispecialty healthcare organization). Dr. Barrett retired from his position as President and CEO of Lahey Clinic having served in this role from September 1999 to November 2010 and as a member of its Board of Trustees and Chair of the Board of Governors from September 1999 to November 2010, having been Chair of the Department of Urology of Mayo Clinic, Vice Chair of the Board of Governors, Trustee of the Mayo Foundation and a member of its Executive Committee since 1975. He is also a Clinical Professor of Surgery at Dartmouth Medical School. Dr. Barrett is currently an Emeritus Trustee of the Lahey Clinic and the Mayo Clinic. Dr. Barrett was formerly a director of ProUroCare Medical, Inc. Dr. Barrett is a member of the Audit Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Dr. Barrett has been nominated to serve an additional term as a director as a result of, among other things, the breadth of healthcare experience that he brings to C. R. Bard. As President and Chief Executive Officer of Lahey Clinic, Dr. Barrett oversaw one of the largest healthcare systems in New England. He also currently serves on the audit committee of the CommonFund, an institutional investment firm that works with the nonprofit and pension investment communities. In addition, before joining Lahey Clinic in September 1999, he had a distinguished career as a physician, teacher and administrator at the Mayo Clinic. Dr. Barrett is an authority on urologic oncology, urinary incontinence, bladder reconstruction and genitourinary prostheses. Dr. Barrett received his B.A. from Albion College and his M.D. from Wayne State University School of Medicine.

Marc C. Breslawsky	Age 72	Director since 1996

Retired Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions). Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from December 2001 to December 2005, having been President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994. Mr. Breslawsky was formerly a director of The Brink’s Company, Océ-USA Holding, Inc. and UIL Holdings Corporation. Mr. Breslawsky is a member of the Audit Committee, the Finance Committee, and the Science and Technology Committee.

Mr. Breslawsky has been nominated to serve an additional term as a director as a result of his significant leadership experience in management, sales, finance and accounting for public companies, including his experience as Chairman and Chief Executive Officer of Imagistics International Inc., as well as his prior service on C. R. Bard’s Board, and experience on both the executive and finance committees of other large public companies. He was a member of the American Institute of Certified Public Accountants. Mr. Breslawsky received his B.A. from New York University and is a Certified Public Accountant.

Herbert L. Henkel	Age 66	Director since 2002

Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company (a global diversified industrial company). Mr. Henkel served as Chairman from February 2010 to June 2010, having been Chairman and Chief Executive Officer from May 2000 to February 2010, President and Chief Executive Officer from October 1999 to May 2000 and President and Chief Operating Officer from April to October 1999. Prior to that, Mr. Henkel served as President and Chief Operating Officer of Textron, Inc. from 1998 to 1999, having been President of Textron Industrial Products from 1995 to 1998. He is also a director of 3M Company and Allstate Corporation. Mr. Henkel was formerly a director of AT&T Corporation and Visteon Corporation. Mr. Henkel served as lead director from January 1, 2011 until June 30, 2014. He is also a member of the Compensation Committee, the Executive Committee, the Finance Committee and the Governance Committee.

Mr. Henkel has been nominated to serve an additional term as a director as a result of the breadth and significance of his experience in management, sales and marketing, as well as research and technical operations for global companies in a variety of industries. This experience includes his service as the Chairman and Chief Executive Officer of Ingersoll-Rand Company, a global diversified industrial company, as well as his prior service on C. R. Bard’s Board and experience on the audit, governance and nominating committees of other large public companies. He holds both a B.S. and an M.S. in engineering from Polytechnic University of New York, as well as an M.B.A. from Pace University, New York.

John C. Kelly	Age 72	Director since 2009

Former Senior Vice President, Finance of Pfizer Inc. (pharmaceutical products). Mr. Kelly served as Senior Vice President, Finance of Pfizer Inc. from October 2009 to February 2010, having been Vice President and Controller of Wyeth (pharmaceutical and healthcare products) since March 2008. Mr. Kelly held various other positions, including Vice President, Finance Operations, since joining Wyeth in 2002. He is also a director of The Medicines Company. Mr. Kelly is a member of the Audit Committee and the Finance Committee.

Mr. Kelly has been nominated to serve an additional term as a director as a result of over 45 years of experience in accounting and finance, as well as his background in healthcare. Prior to joining Wyeth (and then Pfizer), where he handled a wide range of assignments in finance, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. He earned both his B.S. in business administration and M.B.A. in international finance from Seton Hall University.

David F. Melcher	Age 60	Director since 2014

Chief Executive Officer, President and member of the Board of Directors of Exelis Inc. (a diversified, global aerospace defense, information and technology services company). Lieutenant General (Ret.) Melcher has served as Chief Executive Officer and President of Exelis Inc. since November 2011, having been President of ITT Defense & Information Solutions from December 2008 until the spin-off of Exelis Inc. from ITT in October 2011. Mr. Melcher also served as Vice President of Strategy and Business Development for ITT Defense & Information Solutions from August 2008 to December 2008, following 32 years of distinguished service in the U.S. Army. He currently serves on the Executive Committee and Board of Directors of the Aerospace Industries Association. Mr. Melcher is a member of the Audit Committee, the Compensation Committee and the Finance Committee.

Mr. Melcher has been nominated to serve an additional term as a director as a result of his significant leadership in program management, strategy development and finance, as well as extensive international strategic business, budget and policymaking experience gained during more than 25 years of leadership positions in the defense community, including his role as Chief Executive Officer and President of Exelis Inc. He has also demonstrated leadership and management experience with the U.S. Army, having served as the Army’s Military Deputy for Budget and Deputy Chief of Staff for Programs in the Pentagon, and as Commander of the Corps of Engineers, Southwestern Division in Dallas, Texas. He is a 2014 recipient of the Association of the United States Army John W. Dixon award for contributions to the Defense Industry. Mr. Melcher holds a bachelor’s degree in civil engineering from the U.S. Military Academy at West Point and two Masters degrees, including one in business administration from Harvard University and another in public administration from Shippensburg University.

Gail K. Naughton, Ph.D.	Age 59	Director since 2004

Chairman and Chief Executive Officer of Histogen, Inc. (regenerative medicine). Dr. Naughton has served as the Chairman and Chief Executive Officer of Histogen, Inc. since June 2007, having been Vice Chairman of Advanced Tissue Sciences, Inc. (ATS) (human-based tissue engineering) from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000 and co-founder and director since inception in 1991. Dr. Naughton also served as Dean of the College of Business Administration at San Diego State University from August 2002 to June 2011. She is also a director of Cytori Therapeutics, Inc. Dr. Naughton was formerly a director of Celera Corporation. Dr. Naughton is a member of the Governance Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Dr. Naughton has been nominated to serve an additional term as a director because of the breadth of her life sciences industry knowledge and experience, including her experience as Chairman and Chief Executive Officer of Histogen, Inc. Dr. Naughton was the first woman to be awarded the National Inventor of the Year award by The Intellectual Property Owners Association. She has conducted extensive research, authored numerous scientific publications and holds more than 95 U.S. and foreign patents. Dr. Naughton has also built a distinguished academic career, including serving as the Dean of the College of Business Administration, San Diego State University and on the boards of several academic institutions, non-profit organizations and foundations. Dr. Naughton earned a B.S. from St. Francis College, Brooklyn, New York, and both an M.S. in Histology and a Ph.D. in Hematology from New York University Medical Center. She also holds an M.B.A. in Executive Management from the Anderson School at the University of California, Los Angeles.

Timothy M. Ring	Age 57	Director since 2003

Chairman and Chief Executive Officer of C. R. Bard. Mr. Ring has served as Chairman and Chief Executive Officer of the Company since August 2003, having been Group President from April 1997 to August 2003, Group Vice President from December 1993 to April 1997 and Vice President-Human Resources from June 1992 to December 1993. He is also a director of Quest Diagnostics Incorporated. Mr. Ring is a member of the Executive Committee.

Mr. Ring has been nominated to serve an additional term as a director due to his prior service on C. R. Bard’s Board and more than 20 years of experience in various leadership capacities at C. R. Bard, including as the Company’s Chairman and Chief Executive Officer. He was previously responsible for the Company’s global Vascular and Specialty Access businesses. Mr. Ring has been instrumental in developing and implementing C. R. Bard’s current strategic direction. Prior to joining the Company, he gained valuable experience in leadership roles at Abbott Laboratories in both human resources and general management. Mr. Ring is a Trustee of the Foundation of The University of Medicine & Dentistry of New Jersey. He holds a B.S. in Industrial and Labor Relations from Cornell University.

Tommy G. Thompson	Age 73	Director since 2005

Former U.S. Department of Health and Human Services Secretary. Mr. Thompson served as Secretary of the U.S. Department of Health and Human Services from January 2001 to January 2005, having been Governor of Wisconsin from November 1986 to January 2001. Mr. Thompson was a partner in the Akin Gump Strauss Hauer & Feld LLP law firm from March 2005 to January 2012, and he served as Independent Chairman of the Deloitte Center for Health Solutions from March 2005 to May 2009. Mr. Thompson was Chairman of the Board of Logistics Health, Inc. from January 2011 to June 2011, having been President of Logistics Health, Inc. from February 2005 to January 2011. He is also a director of Centene Corporation, Cytori Therapeutics, Inc, Physicians Realty Trust, United Therapeutics Corporation and Therapeutics MD, Inc. Mr. Thompson was formerly a director of AGA Medical Corporation, Cancer Genetics, Inc., CareView Communications, Inc., CNS Response, Inc., PURE Bioscience and SpectraScience, Inc. He is a member of the Governance Committee, the Regulatory Compliance Committee, and the Science and Technology Committee.

Mr. Thompson has been nominated to serve an additional term as a director as a result of his significant experience in the healthcare industry, both as a public official and in the private sector. As Secretary of the U.S. Department of Health and Human Services, he oversaw the principal public agency for protecting the health of Americans and providing essential human services through its eleven divisions, including the U.S. Food and Drug Administration, the Office of Inspector General, the Center for Medicare and Medicaid Services, and the Centers for Disease Control and Prevention. His experience also includes his prior service as Chairman of the Board and President of Logistics Health, Inc., which provides third party administrative support to public and private employers requiring occupational medical services. Mr. Thompson is a recipient of the prestigious Horatio Alger Award. He is also a member of the District of Columbia and Wisconsin bars. Mr. Thompson received both his B.S. and his J.D. from the University of Wisconsin-Madison.

John H. Weiland	Age 59	Director since 2005

President and Chief Operating Officer of C. R. Bard. Mr. Weiland has served as President and Chief Operating Officer of the Company since August 2003, having been Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997. Mr. Weiland joined C. R. Bard from Dentsply International, where he was a Senior Vice President, until March 1996. He is also a director of West Pharmaceutical Services, Inc.

Mr. Weiland has been nominated to serve an additional term as a director as a result of his extensive knowledge and experience in the medical device industry, his prior service on C. R. Bard’s Board, and 19 years of experience in various leadership capacities at the Company. Mr. Weiland joined C. R. Bard in 1996 as Group Vice President and was promoted to Group President in 1997, with responsibility for C. R. Bard’s Surgical, Urological and Endoscopic Technology businesses, and its worldwide manufacturing operations. He was promoted to President and Chief Operating Officer in August 2003. Mr. Weiland also held senior management positions at Dentsply International, American Hospital Supply and Baxter Healthcare. In 1987, he was named a White House Fellow and served as a Special Assistant to two members of President Reagan’s cabinet. Mr. Weiland is a 2012 recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. Mr. Weiland received a B.S. in Biology from DeSales University and an M.B.A. from New York University.

Anthony Welters	Age 60	Director since 1999

Executive Chairman of BlackIvy Group LLC (a private investment company focused on investments in Sub-Saharan Africa) and Senior Advisor to the Chief Executive Officer of UnitedHealth Group, Inc. (a diversified health and well-being company) since January 2013, having served as Executive Vice President of UnitedHealth Group, Inc. from November 2006 to January 2013 and as a Member of the Office of the Chief Executive Officer from January 2011 to January 2013. He also served as President of the Public and Senior Markets Group from September 2007 to December 2010. Mr. Welters has also served as President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989. He is also a director of Loews Corporation and West Pharmaceutical Services, Inc. Mr. Welters was formerly a director of Qwest Communications International, Inc. Mr. Welters is a member of the Compensation Committee, the Governance Committee and the Regulatory Compliance Committee.

Mr. Welters has been nominated to serve an additional term as a director as a result of over 25 years of experience in the healthcare industry and his prior service on C. R. Bard’s Board. This experience includes his service as Executive Vice President of UnitedHealth Group, which designs products, provides services and applies technologies designed to improve access to health and well-being services. He is a recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. He also formerly served as Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta. Mr. Welters holds a B.A. from Manhattanville College and a J.D. from New York University School of Law.

Tony L. White	Age 68	Director since 1996

Retired Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation). Mr. White served as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. from September 1995 through November 2008. He is also a director of CVS Health Corp. and Ingersoll-Rand Company. Mr. White was appointed as lead director effective July 2014 and is a member of the Compensation Committee, the Executive Committee and the Governance Committee.

Mr. White has been nominated to serve an additional term as a director as a result of his significant experience in the life sciences industry. His experience includes his service as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc., a life sciences and products company, as well as his prior service on C. R. Bard’s Board and experience on both the executive and compensation committees of other large public companies. He also held a number of management positions both in the United States and internationally during a 26-year career at Baxter International, Inc. Mr. White received his B.A. from Western Carolina University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Director Independence

The NYSE listing standards require that a majority of our Board of Directors be independent. No director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In accordance with the NYSE listing standards, our Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on our website at www.crbard.com. The Corporate Governance Guidelines contain categorical standards for director independence. These standards provide that the following relationships will not be considered a material relationship that would impair a director’s independence:

•

A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues; or

•

A director who serves, or whose immediate family member serves, as an executive officer, director, trustee or employee of a charitable organization and our discretionary charitable contributions to the organization are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the current members of the Board, other than Messrs. Ring and Weiland, are independent under the NYSE listing standards and satisfy our categorical standards. In making this determination, the Board considered ordinary course, arm’s-length commercial transactions with companies for which Dr. Barrett and Messrs. Breslawsky, Henkel and White or an immediate family member served as a director, an executive officer, a trustee or an employee during 2014. In each case, the amount of the transactions with these companies was below the thresholds set forth in the NYSE listing standards and in the categorical standards in our Corporate Governance Guidelines.

In addition, in accordance with the NYSE listing standards and SEC rules, where applicable, the Board of Directors has determined that the Audit Committee, Compensation Committee and Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder applicable to audit committee independence. In addition, the Board of Directors considered the NYSE enhanced independence standards applicable to members of the Compensation Committee and has determined that each member of the Compensation Committee is independent.

We have also adopted a Code of Ethics for Senior Financial Officers of C. R. Bard, Inc. which is available on our website at www.crbard.com.

The Board of Directors and Committees of the Board

The Board of Directors held six meetings in 2014. During 2014, each director attended more than 75% of all meetings of the Board of Directors and Committees on which he or she served.

Director Attendance at Annual Meetings

We encourage all of the directors to attend the annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of shareholders. Each member of the Board of Directors attended the 2014 Annual Meeting of Shareholders, with the exception of Mr. Breslawsky due to a personal matter.

Board Committees

The Board of Directors had the following standing committees in 2014: an Audit Committee, a Compensation Committee, a Governance Committee, a Regulatory Compliance Committee, a Science and Technology Committee, a Finance Committee and an Executive Committee. The following table names the directors and identifies the Committees on which they presently serve:

Director	Audit	Compensation	Finance	Governance	Regulatory Compliance	Science & Technology	Executive
David M. Barrett	X				X	X
Marc C. Breslawsky	X		C			X
Herbert L. Henkel		C	X	X			X
John C. Kelly	C		X
David F. Melcher	X	X	X
Gail K. Naughton, Ph. D.				X	X	C
Timothy M. Ring							C
Tommy G. Thompson				X	X	X
John H. Weiland
Anthony Welters		X		X	C
Tony L. White		X		C			X

“C” indicates Committee Chair.

Audit Committee

The Audit Committee met six times during 2014. As chair of the Audit Committee in 2014, Mr. Kelly also conducted interim meetings with management to review our quarterly earnings press releases and filings relating to certain of our benefit plans. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules and regulations adopted by the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Audit Committee are to:

•	appoint, determine the compensation of, terminate and oversee the work of our independent registered public accounting firm;

•	approve in advance all audit and non-audit services provided by our independent registered public accounting firm;

•

review with management and our independent registered public accounting firm, prior to public dissemination, our earnings press releases and annual and quarterly financial statements, including disclosure contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	review, in consultation with our independent registered public accounting firm, management and our internal auditors, our financial reporting processes, including internal controls;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•

report regularly to the full Board of Directors, including with respect to any issues that arise regarding the quality or integrity of our financial statements, the performance and independence of our independent registered public accounting firm or the performance of our internal audit function.

Compensation Committee

The Compensation Committee met six times during 2014. Each member of the Compensation Committee must be determined by the Board of Directors to be an independent, non-employee and outside director and meet the enhanced independence standards under the rules of the NYSE, Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. In 2014, the Board of Directors determined that all members of the Compensation Committee met these requirements. Except for the standard compensation received in connection with service on the Board of Directors and its Committees, the members of the Compensation Committee are not eligible to participate in any of our compensation plans or programs that they administer. The Compensation Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Compensation Committee are to:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation;

•

evaluate the performance of the CEO and, with the assistance of the CEO, the performance of our other executive officers, and determine and approve the annual salary, bonus, equity-based incentives and other benefits of the CEO and our other executive officers;

•	periodically review compensation programs and policies;

•	review, monitor and approve equity-based compensation plans;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations;

•	assess the independence of Compensation Committee advisors; and

•	report regularly to the full Board of Directors on compensation matters.

Executive Officer Compensation Process

The Compensation Committee generally fulfills certain of its key responsibilities at periodic meetings throughout the year. At its February meeting, the Committee typically approves the amount of the annual incentive bonus awards, if any, for the prior plan year under our Executive Bonus Plan, evaluates the CEO’s performance for the past year and establishes his goals for the current year, approves increases to base salaries for senior executives for the current year and establishes the performance targets for the current plan year under our Executive Bonus Plan. At its December meeting, the Committee approves annual equity awards under our 2012 Long Term Incentive Plan and reviews the budget for merit-based increases in base salaries that are made early in the following year. The Compensation Committee has the authority to select and/or retain compensation consultants to assist in the evaluation of executive compensation. To obtain access to independent compensation data, analysis and advice, an independent compensation consultant, Pearl Meyer & Partners, was retained in 2014 by the Compensation Committee. A representative of the consultant attends Compensation Committee meetings as necessary. The principal projects assigned to the consultant include evaluation of the composition of the peer group of companies, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs. Pearl Meyer & Partners does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee is required to consider all factors relevant to a compensation consultant’s independence from management. The Compensation Committee has determined that the engagement of Pearl Meyer & Partners does not raise any independence, conflict of interest or similar concerns.

In making its executive compensation decisions, the Compensation Committee also receives recommendations from the CEO for all executive officers other than himself, as discussed in more detail in the

Compensation Discussion and Analysis below. The CEO considers the compensation consultant’s reports in order to make base salary, annual bonus target and long-term incentive recommendations for the other named executive officers. He also regularly attends Compensation Committee meetings, although he is not present when the Committee discusses his compensation.

Although the Compensation Committee believes that input from the consultant and management provides it with a useful perspective, the Committee makes the final decisions as to the compensation programs and levels for all executive officers. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so in 2014.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation Committee is or was formerly an officer or employee of C. R. Bard or had any relationship or related person transaction requiring disclosure under the rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Governance Committee

The Governance Committee met five times during 2014. The Governance Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Governance Committee, which also performs the nominating committee role, are to:

•

identify individuals qualified to become directors and select, or recommend that the Board of Directors select, the candidates for director to be elected by the Board or by the shareholders at an annual or special meeting;

•	advise and make recommendations to the Board on all matters concerning Board procedures and directorship practices;

•	take a leadership role in shaping our corporate governance; and

•	consider and make recommendations to the Board of Directors regarding directors’ compensation and benefits.

Director Nomination Process

In considering possible candidates for director, the Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. In addition, the Governance Committee seeks candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board that, as a whole, possesses a good balance in these core competencies: accounting and finance, business judgment, management, industry knowledge, international markets, leadership and strategy/vision. In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to our Board matters; and no conflict of interest that would interfere with performance as a director. The Governance Committee also takes into account the core competencies of incumbent directors with a particular focus on their individual professional backgrounds, with the goal of ensuring diversity in the skill sets and applicable professional experience of directors, while promoting balanced perspectives of the Board as a whole.

In the case of incumbent directors, the Governance Committee considers these directors’ overall service to us during their term, including attendance at meetings, level of participation and quality of performance. In the case of new director candidates, the Governance Committee compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in identifying potential candidates. The Governance Committee then meets to discuss and consider candidates’ qualifications and independence and solicits input from other directors. One or more of the directors will discuss the position with those prospective candidates who appear likely to be able to fill a significant need of the Board of Directors and satisfy the criteria described above. If there appears to be sufficient interest, an in-person meeting will be arranged. If the Governance Committee, based on the results of these contacts, believes it has identified a viable candidate, it will discuss the matter with the full Board of Directors.

Shareholders may recommend director candidates for consideration by the Governance Committee. Recommendations should be sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary. The Governance Committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other means. The shareholder making the recommendation must follow the procedures and provide the information set forth in our By-Laws, including providing to the Governance Committee his, her or its name and address, that shareholder’s ownership of our common stock, a brief biography of the candidate, the candidate’s share ownership and a completed and signed questionnaire, representation and agreement from the candidate, as well as any other information requested by the Governance Committee. See “Proposals of Shareholders” below for the notice and deadline requirements for shareholder recommendations.

Director Resignation Policy

Directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election. Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” Consequently, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. In making their determinations, the Governance Committee and the Board may consider any factors or other information that they consider appropriate and relevant. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release or filing with the SEC. The Board will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote, and in the event that the Board of Directors accepts the resignation, the Board may decrease the number of directors, fill the vacancy, or take other appropriate action.

Any director who tenders his or her resignation pursuant to the policy will not participate in the Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer. However, if each member of the Governance Committee did not receive a majority vote at the same election, then the remaining independent directors who did receive a majority vote will consider the resignation offers to determine whether to accept them. A director whose resignation is not accepted by the Board will continue to serve until the next annual meeting or until his or her earlier resignation or removal.

Director Compensation Process

The Governance Committee typically conducts an analysis of director compensation each year at its meeting held in October. The Governance Committee reviews survey data that is compiled by management from several independent sources in an effort to compare the amount and types of compensation offered by us against that of other companies and establishes an overall aggregate range of targeted compensation for non-employee directors. The survey data includes information from companies in healthcare and other industries. Among other factors, the Governance Committee considers the aggregate value of all forms of director compensation and the mix of compensation provided in the form of cash versus non-cash compensation, such as equity awards. In general, changes in director compensation are made by the Board of Directors upon the recommendation of the

Governance Committee. The Governance Committee has discretion, under our 2005 Directors’ Stock Award Plan, to make stock or option awards. A description of the various elements of compensation provided to non-employee directors is set forth below under the heading “Director Compensation.” Directors who are also our employees do not receive additional compensation for their services as directors of the Company. The Governance Committee has authority under its charter to delegate its responsibilities to a subcommittee, but did not do so in 2014.

Leadership Structure

Our Chief Executive Officer, Mr. Ring, also serves as the Chairman of the Board of Directors. The Board of Directors believes that the decision as to who should serve as Chairman, and whether that office should be combined with the Chief Executive Officer role, belongs to the Board of Directors. Our directors possess significant experience and are in the best position to assess the structure of the Board of Directors and its Committees, which includes matching the capabilities and expertise of each individual to their roles. The Board also believes in the importance of maintaining a strongly independent Board of Directors. The Board of Directors has determined that the current governance structure promotes a cohesive, strong and consistent vision and strategy for the Company and that this structure ensures independent oversight and is in the best interests of shareholders.

The Board of Directors believes that Mr. Ring is best-positioned, as the person responsible for the day-to-day operations of the business, to set the agenda and to identify and lead strategic discussions for the Company. The Board also believes that it is important to employ certain safeguards to ensure that the Board of Directors fulfills its duty to shareholders and protects the interests of our shareholders. Accordingly, the Corporate Governance Guidelines require that the Board make its own determination of what leadership structure works best for the Company and retain the ability to separate the roles of Chief Executive Officer and Chairman of the Board.

In conjunction with the Board of Directors, the Governance Committee considers the appointment of an independent lead director if the position of Chairman of the Board is held by the CEO or another non-independent director. In order to ensure that the independent directors continue to play a leading role in the Company’s governance, the Board of Directors established the position of a lead director commencing in January 2011. The duties of the lead director include: chairing the meetings of the independent directors when the chairman is not present; working with the CEO to develop the board and committee agendas and approve the final agendas; ensuring full participation and engagement of all board members in deliberations; leading the board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal; and counseling the CEO on issues of interest/concern to directors and encouraging all directors to engage with the CEO with their interests and concerns. A lead director’s term is limited to three consecutive, one-year terms. This term limit was established by the Board of Directors at its meeting in October 2013 and was effective July 1, 2014. At the same meeting, Mr. Henkel was elected by the independent directors to serve until June 30, 2014 as lead director. At the June 2014 meeting of the Board of Directors, Mr. White was elected by the independent directors to serve as lead director for a one-year term, effective July 1, 2014. See our Corporate Governance Guidelines for a more detailed description of the roles and responsibilities of the lead director, which are available on our website at www.crbard.com.

The Board of Directors has also appointed an independent (non-employee) director as the Chair of each Committee of the Board. The Chair of the Audit Committee, the Compensation Committee and the Governance Committee, as appropriate, consult with management in advance of meetings to discuss the agenda for Committee meetings as well as the materials intended for distribution and use at the meetings. Many actions, such as determining the compensation of our executive officers and approving the financial statements and filings with the SEC, are determined by Committees of the Board comprised solely of independent directors.

In addition, our Corporate Governance Guidelines, which were adopted by the Board of Directors, mandate that the Board of Directors hold regular executive sessions of independent directors without management present. These sessions are typically held following each meeting of the Board. In 2014, the lead director presided over the executive sessions. This format ensures that the Board considers issues independently outside the presence of management.

Regulatory Compliance Committee

The Regulatory Compliance Committee met four times during 2014. The Regulatory Compliance Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Regulatory Compliance Committee are to:

•

oversee our compliance with laws, regulations (including reviewing quality assurance requirements and matters) and standards of conduct administered by, and commitments to, regulatory agencies worldwide with jurisdiction over us and our products; and

•	oversee our compliance program, including by recommending or approving revisions to our policies, procedures and administration of our compliance program.

Science and Technology Committee

The Science and Technology Committee met four times during 2014. The principal function of the Science and Technology Committee is to review and make recommendations on our science and technology portfolio and strategies. In addition, certain members of the Science and Technology Committee met twice during 2014 to review technology for certain proposed business development opportunities.

Finance Committee

The Finance Committee met four times during 2014. The principal functions of the Finance Committee are to review certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs, and investment and borrowing programs.

Executive Committee

The Executive Committee did not meet in 2014. The Executive Committee has all of the authority of the Board of Directors, except as limited by law, rule or NYSE listing standards.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions without management present, over which the lead director presides.

Communications with the Board of Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, including the independent members of the Board and the Audit Committee members. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

Board Oversight of Risk Management

The Board of Directors plays an important role in the oversight of risk for the Company, with the primary responsibility for managing risk at the Company resting with senior management. The Board and Committee meeting process is designed to ensure that key risks are reviewed at Board and Committee meetings. At each meeting of the Board, directors are informed of and review, as appropriate, various areas of risk including those associated with operational matters (such as issues impacting the Company’s facilities or manufacturing plants), finance, regulatory and product quality issues, and legal proceedings, among others. For example, while our General Counsel is primarily responsible for managing legal proceedings, he provides the Board with regular updates on significant developments in these proceedings. As another example, the Company’s risk management function establishes and maintains the Company’s insurance programs, and, as necessary, reviews insurance-related risks typically with the Finance Committee or the full Board.

These Board and Committee level risk discussions are supplemented through annual reports by the Company’s internal audit function to the Audit Committee on management’s process for identifying and evaluating company-wide, financial and information technology risks. As part of this review, the internal audit function presents key risks for the Company, indicates the Board or Committee responsible for oversight of the most significant of these risks, identifies the management committees (each, a cross-functional team including members of senior management) responsible for identifying and managing these risks, and summarizes the planned measures to address and/or reduce the most significant risks through targeted actions. In 2014, management presented a summary of this report to the Board. In addition, as part of its continued review of risks facing the Company, in 2014 management developed and conducted an enterprise risk oversight survey to help gauge the Board’s perspective on the Company’s enterprise risk management practices, to solicit the Board’s view on significant risks facing the Company and to identify potential opportunities to refine or improve the enterprise risk management process. During 2015, management plans to convene a cross-functional team to review and assess the results of the survey, incorporate or address as appropriate the Board’s feedback and develop recommendations on process improvements.

The Audit Committee oversees risks related to the Company’s information technology systems, global economic conditions, and external financial reporting, among others. The Board’s Regulatory Compliance Committee oversees the Company’s compliance with laws, regulations and standards of conduct administered by regulatory agencies worldwide with jurisdiction over the Company and our products. The Regulatory Compliance Committee regularly reviews quality and regulatory matters with members of our senior management. These reviews generally include discussion of the risks associated with particular matters and management’s plans to mitigate these risks.

Other Committees also play a role in risk oversight. For instance, the Finance Committee periodically reviews with management certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs and the Company’s investment and borrowing decisions.

Insider Trading Policy

The Company maintains an insider trading policy that provides that the Company’s employees may not: buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose our material non-public information to any unauthorized persons outside of the Company; or engage in short-term transactions involving the Company’s securities such as trading in or writing options (other than options granted under the Company’s incentive plans), arbitrage trading or “day trading.” The Company applies this policy to its directors as well.

The Company also maintains a separate policy that restricts trading in Company securities for a limited group of Company employees (including executive officers) and directors to defined window periods that follow our quarterly earnings releases. Under that policy, executives are permitted to enter into Rule 10b5-1 trading plans only during open window periods.

Directors’ Ownership Guidelines

To more closely align the interests of Directors and the Company’s shareholders, the Corporate Governance Guidelines include share ownership guidelines for non-employee directors. Under the guidelines, each non-employee director is required to hold shares of the Company’s common stock and/or share equivalent units with an aggregate value of at least four times the annual cash retainer payable to such director. Directors are given five years from December 14, 2011 or their date of election, as applicable, to comply with the guidelines. Included in the determination of stock ownership for purposes of the guidelines are all shares beneficially owned and any share equivalent units held by a director under a Deferred Compensation Contract, Deferral of Directors’ Fees or the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc. Upon the request of a director, the Governance Committee will consider on a case-by-case basis whether modification of the ownership level is appropriate in light of a Director’s personal circumstances. With the exception of Mr. Melcher, who joined the Board in January 2014, all of our directors have satisfied this requirement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we detail our compensation philosophy, practices and programs and the Compensation Committee’s (the “Committee”) decisions for 2014 as they relate to the Company’s named executive officers:

•	Timothy M. Ring, Chairman and Chief Executive Officer;

•	John H. Weiland, President and Chief Operating Officer;

•	Christopher S. Holland, Senior Vice President and Chief Financial Officer;

•	Jim C. Beasley, Group President; and

•	Timothy P. Collins, Group President.

Executive Summary

Paying for performance is a critical element of our executive compensation program. For 2014, as shown below, our CEO’s performance-based pay comprised approximately 88% of his target direct compensation elements (which consists of salary, annual bonus and long-term incentives). As shown for the other named executive officers as a group, performance-based pay for 2014 comprised an average of 82% of target direct compensation.

Say-on-Pay and Shareholder Engagement

At our Annual Meeting of Shareholders held in April 2014, shareholders approved our say-on-pay proposal with 97.5% of the votes cast in favor of the proposal. We have considered the say-on-pay vote and we believe that this strong support generally demonstrates that our executive compensation program, as modified and enhanced over recent years, reflects key design elements that address shareholder concerns and aligns our program with the interests of our shareholders. In addition, our ongoing shareholder engagement efforts and discussions with our investors have produced meaningful learning for the Compensation Committee and for management regarding investors’ views on our executive compensation program. We continue to actively seek opportunities to gather feedback on our compensation programs and practices throughout the year from many of our shareholders’ portfolio managers and corporate governance advisors by telephone and in-person.

We believe our shareholders have been generally pleased with the changes we implemented to our performance metrics and to the program design of our long-term incentive, or “LTI”, awards, as well as the many changes that we have made to better align our governance practices with shareholder interests over recent years. The positive feedback that we have received from our engagement efforts regarding (i) our executive compensation structure, pay and practices, (ii) the many improvements we have made to our compensation program, and (iii) the Company’s performance has been consistent with the strong shareholder support we have received in favor of our say-on-pay proposals each year. With this in mind and after evaluating all elements of our program, we did not make changes to our executive compensation program or structure in 2014.

We have set forth below certain of the key features of our executive compensation program applicable to our named executive officers and key compensation governance practices that strengthen the alignment of our named executive officers’ interests with those of our shareholders:

Key Compensation Program Features		Key Compensation Governance Practices
•	88% of our CEO’s target direct compensation is performance-based pay consisting of long-term equity awards and an annual performance bonus	•	Stock ownership guidelines that require our executive officers to hold significant amounts of our stock to align executives with our shareholders regarding our long-term performance
•	Mix of fixed and variable compensation, with a strong emphasis on variable, at-risk performance-based compensation	•

Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances, which we amended in February 2015 to broaden the group of executives covered and to apply to certain instances of misconduct and negligent supervision

•	Short- and long-term incentive compensation with balanced performance metrics (including relative total shareholder return (TSR)) that are tied to our business strategy and performance	•	No option repricing or cash buyout of underwater options without shareholder approval
•	66% of target long-term incentive opportunity is performance-based and measured over 2- and 3-year periods	•	No payment of dividend equivalents on unvested performance-contingent awards
•	100% of our full-value stock-based awards are tied to performance conditions	•	No “walk away” rights or excise tax gross-up payments in any new change of control agreements since January 1, 2010
•	Double trigger change of control provision in the 2012 Long Term Incentive Plan	•	An active investor outreach program enabling us to obtain ongoing feedback concerning our compensation program and disclosure
•

Mandatory bonus deferral through our Management Stock Purchase Program (MSPP) which requires a 4-year deferral of 25% (at a minimum) and up to 100% of annual bonus into restricted stock units (settled in common stock) until stock ownership requirements are met

		•	Engagement of an independent compensation consultant with no other ties to the Company or its management

2014 Performance – Selected Business Results

The medical device industry continued to face difficult macroeconomic conditions in 2014. Market growth rates in the sector appear to be in the low-single digits. Patient volumes have declined for the last three years, as reported by the publicly-traded hospitals. There continues to be significant uncertainty in the market in regards to the impact of the implementation of the Affordable Care Act in the United States. These conditions continued to put downward pressure on healthcare utilization and pricing for many products in the United States and in many international markets.

In response to this sustained market environment, driven by a desire and vision to return the Company to above-market revenue growth and profitability longer-term, the Company announced a multi-year investment plan in January of 2013. This investment plan included spending approximately $70 million in 2013 and again in 2014 on over 40 targeted projects that the Company believes provide opportunities for improved long-term revenue growth. These projects include initiatives in Selling and Marketing, especially in emerging markets, as well as Research and Development programs.

In 2014, the Company continued to execute on its previously announced investment plan, with some early returns from those investments contributing to revenue growth in the second half of 2014 as projected at the time of the original announcement of the plan. Also in 2014, the Company began receiving quarterly royalty payments from Gore related to infringement of a patent that expires in August of 2019. The total royalties received in 2014 from Gore were approximately $152 million. In addition, in January 2015, the Company received $38.4 million from Gore, representing Gore’s calculation of royalties for its infringing sales for the quarter ended December 31, 2014.

In 2014, our net sales grew 9% on both a reported and constant currency basis. Our reported net income was $294.5 million and our diluted EPS was $3.76. Adjusted diluted earnings per share (“Adjusted Diluted EPS”), which excludes items that affect comparability and the amortization of intangible assets was $8.40, an increase of 29% over 2013. Net sales “on a constant currency basis” and “Adjusted Diluted EPS” are non-GAAP measures and should not be viewed as a replacement of the GAAP results; see Appendix A to this proxy statement for a reconciliation to the most directly comparable GAAP measures.

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to “Risks and Uncertainties; Cautionary Statement Regarding Forward-Looking Information” and the information under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2014, for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Shareholder Value Creation

During 2014, investors responded positively to our ability to execute on our strategic investment plan. We believe the sequential improvement in the constant currency organic revenue growth in each quarter of 2014, and the FDA approval and commercial launch of our Lutonix drug-coated PTA balloon in the fourth quarter of 2014 also contributed to our total shareholder return as demonstrated in the charts below.

Key Compensation Decisions for 2014

•

Base Salary. We implemented U.S. salary increases in 2014 based upon a 3% merit increase budget. Salaries for our CEO and COO were maintained at current levels with no increases over 2013 levels. Salaries for our other named executive officers were increased within the budget and based upon each executive’s individual achievement against goals for 2013, and market positions for salary relative to our peer group.

•

Annual Incentives. We achieved 102% of our corporate global revenue growth goal and 103% of our corporate net income goal for 2014 under our Executive Bonus Plan, which included the adjustments set forth below in the table under “Key Performance Measures – Short-Term Incentives – Corporate Performance Measures”. This combined achievement of our primary goals along with our achievement of 109.9% of our secondary goal based on cash flow from operations resulted in annual bonus payouts at 119% of the individual bonus targets for Messrs. Ring and Weiland, and for the portion of the annual bonus opportunity for Messrs. Holland, Beasley and Collins that was based on corporate performance measures. Achievement levels for the portion of annual bonus opportunities for Messrs. Holland, Beasley and Collins that was based on performance criteria for their respective business units are set forth below under “Elements of Executive Compensation – Cash Compensation – Annual Bonus Awards for 2014”.

•

Long-Term Incentives. In December 2014, the Committee determined the target long-term incentive grant values for each named executive officer by taking into account market data and trends, recommendations from the Compensation Committee’s independent consultant, and individual performance and potential. The target equity award value approved by the Committee was between the 50th and 75th percentiles of the market for Messrs. Ring, Beasley and Collins, and above the market 75th percentile for Messrs. Weiland and Holland. Each executive was then awarded a December 2014 grant of performance-contingent restricted stock units (with performance measured over a two-year period) and stock options, with a combined value of 2/3 of the long-term incentive grant value approved by the Committee. The remaining 1/3 of the approved target grant value was awarded to each named executive officer on February 11, 2015 in the form of performance units with performance measured over a three-year period.

CEO Pay Considerations

The Committee’s decisions regarding 2014 CEO pay were reflective of the following:

•	Our overall strong performance for fiscal 2014

•

Our shareholders benefit from Mr. Ring’s depth of knowledge and experience in our industry, knowledge of the Company, credibility with investors and our Board of Directors, proven track record, effective leadership, and ability to build strong leadership teams

•	Stable CEO leadership has fostered a deeply embedded results-oriented culture

•	Mr. Ring has been in his role for more than 11 years and is the most tenured CEO within our peer group, which has a median tenure of 3.9 years

•	Ongoing tenure of our CEO allows for rebalancing of senior team to address new challenges while limiting organizational disruption

•	Mr. Ring’s pay is reflective of more than 11 years as CEO leading the Company through geographic growth and expansion, economic downturn and dramatic changes in the U.S. healthcare environment

•	Mr. Ring’s base salary has been held flat without an increase since 2012

Note: The values shown above are reflected in the Summary Compensation Table. In the above chart, the grant value shown for Performance Units is reflected in the year that the target long-term incentive value was approved by the Compensation Committee; however the Performance Units were actually granted in the following year consistent with the Committee’s approval process. As such, in the Summary Compensation Table, the value for the 2012 Performance Units is included in the “Stock Awards” column for the year 2013, the value for the 2013 Performance Units is included in the “Stock Awards” column for the year 2014, and the value for the 2014 Performance Units will be included in the “Stock Awards” column for the year 2015 in next year’s Summary Compensation Table.

General Compensation Philosophy and Procedures

Objectives

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. The Compensation Committee has designed and administered our executive compensation program with the following objectives in mind:

•

Compensation is performance-based: A substantial portion of the total compensation opportunity should be variable and dependent upon our operating and financial performance against pre-established goals approved annually by the Committee;

•

Compensation is aligned with shareholder interests: The program should align the interests of executives with the long-term interests of our shareholders by encouraging ownership of our stock and providing other performance-based incentives to maximize shareholder value;

•	Compensation supports our business strategy: Our compensation program should reinforce our underlying business strategy and objectives by rewarding successful achievement of these business goals;

•

Compensation opportunities are market competitive: Our compensation program should attract and reward experienced executives who are proven managers and consistently deliver operational and financial results; and

•

Compensation promotes the retention of key executive officers: Our compensation program should promote retention of key executives to provide leadership stability, to facilitate effective succession and to foster the growth and development of individuals who are key to our succession planning.

We have designed our executive compensation program to incentivize achievement of growth in revenue, net income, sales, total shareholder return and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to operate successfully in the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that the structure of our executive compensation program achieves our objectives effectively.

Target Compensation

As a result of the competitive environment discussed above, market practices greatly influence our executive compensation programs. When making annual compensation decisions, the Compensation Committee reviews annual market data analyses prepared by its independent compensation consultant. For our named executive officers, we generally target compensation opportunities for cash and equity-based compensation in a manner that references the median of the market as an initial benchmark in setting and adjusting our compensation program. This approach enables us to attract and retain the level of qualified executive talent necessary to deliver sustained performance in a complex, global, medical device organization. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the market median for any individual or for any specific element of compensation. In addition, the position of each particular executive with respect to the market median may vary based on experience, changes in the market, the executive’s salary increases, annual bonuses and the value of the executive’s equity plan grants. These factors are driven by attainment of the individual and corporate financial goals described below, as well as the performance of our stock.

In 2014, the Committee also considered the gap between Mr. Ring’s total compensation opportunity and the total compensation opportunity of the other named executive officers. The consultant’s compensation benchmarking report provided in October 2014 concluded that Mr. Ring’s total compensation continues to be less than three times the total compensation of our other named executive officers, and that this multiple is below the peer group 50th percentile.

Compensation Benchmarking

The Compensation Committee reviews the compensation paid for similar positions at other companies within a designated peer group as one step in the process of setting the compensation levels for our named executive officers. Each year, the compensation consultant reviews our named executive officers’ base salary, total cash compensation, and long-term incentive compensation in relation to the peer group, using compensation market data obtained from proxy statements filed by the peer group companies and from compensation survey information that the consultant has gathered and evaluated. The Committee reviews the consultant’s reports and peer group comparisons.

Given the rapidly changing and competitive environment of the medical device industry, the Committee annually reviews the composition of the peer group and considers whether modifications are appropriate. The selected peer group companies are generally U.S.-based companies in the healthcare industry that fall within a reasonable range of comparison factors relative to our Company.

Specifically, from within the pool of potential peers, the Committee considers each potential peer company’s revenue – targeting those with revenue within the range of approximately 1/3 to 3x Bard’s revenue, and market capitalization – targeting those with market capitalization within the range of approximately 1/4 to 4x Bard’s market capitalization. The Committee also considers and gives preference to those peers with which we compete for executive talent in the marketplace, as well as companies with business complexity comparable to ours (focusing on percentage of revenue from foreign sales, market capitalization to revenue ratio and product diversity).

Note:

Occasionally, leniency on parameters may be exercised for close comparators and year-over-year consistency given the summary statistics and percentile positioning among the peer group.

In 2014, the Compensation Committee removed two companies (Thermo Fisher Scientific Inc. and Life Technologies Corp.) following the merger of these companies which resulted in a single company with combined revenue beyond the targeted revenue range described above. The Committee added Agilent Technologies, which more closely meets our size and complexity requirements. The following table lists the companies that comprise our 2014 peer group along with select business characteristics (dollars in millions):

Peer Company	Market Cap as of 12/31/14 ($)	Revenue ($)(1)	Net Income ($)(1)	Employees(2)
Agilent Technologies, Inc.	13,728	6,999	381	21,400
Becton Dickinson & Company, Inc.	26,911	8,468	1,150	30,619
Bio-Rad Laboratories, Inc.	3,491	2,179	80	7,750
Boston Scientific Corporation	17,576	7,380	267	24,000
CareFusion Corporation	12,117	4,081	491	16,000
Covidien Ltd.	46,311	10,643	1,775	39,500
Edwards Lifesciences Corp.	13,626	2,323	811	8,600
Hologic, Inc.	7,451	2,549	52	5,351
Hospira, Inc.	10,364	4,464	333	19,000
Resmed, Inc.	7,817	1,616	352	4,100
STERIS Corporation	3,854	1,807	133	6,000
St. Jude Medical, Inc.	18,593	5,622	1,002	16,000
Stryker Corporation	35,687	9,675	515	26,000
Teleflex Incorporated	4,755	1,840	188	11,400
Varian Medical Systems, Inc.	8,667	3,076	399	6,800
Waters Corporation	9,387	1,989	432	6,000
Zimmer Holdings, Inc.	19,208	4,673	720	10,000
C. R. Bard, Inc.	12,480	3,324	295	13,900

(1)	Based on financial data reported by each company for the most recent four fiscal quarters
(2)	Based on recently reported figures

Annual Pay-for-Performance Analysis

Pay-for-performance represents a significant element used in the development of our executive compensation program. The Compensation Committee structures our executive pay so that a substantial portion of the total compensation opportunity consists of variable compensation and is dependent upon our operational, financial and stock performance.

In October 2014, the Committee reviewed a historical pay-for-performance analysis conducted by the compensation consultant to evaluate the alignment of realizable pay to performance at the Company versus our peer group for the most recently completed one- and three-year periods (2013 and the three-year period from 2011 through 2013). In this analysis, the Committee considers realizable pay rather than pay opportunity because it reflects a more appropriate measure of executive pay by looking at actual earned cash and the realizable value of equity compensation based upon actual performance and stock price at the end of the measured performance period. The analysis reviewed during 2014 considered how each of the following compared with our peer group:

•	the Company’s relative one-year and three-year performance using operational and shareholder performance metrics, specifically revenue growth, net income growth and total shareholder return;

•	the short-term alignment comparing our executives’ 2013 annual bonus payouts and the Company’s one-year relative performance; and

•	the long-term alignment comparing our executives’ potential long-term incentive compensation for the three-year period from 2011 through 2013 and the Company’s three-year relative performance.

The analysis concluded that our executives’ short-term pay for 2013 and long-term pay for the three-year period from 2011 through 2013 was in alignment with our performance and indicative of the performance orientation of the Company’s compensation programs with challenging goals relative to our peers. The chart below illustrates the comparison of our CEO’s realizable three-year long-term incentive value and total shareholder return relative to our peer group.

Key Performance Measures

During 2014, the Committee and management continued efforts to evaluate the performance measures used in Bard’s incentive compensation program to assess their link to short- and long-term business strategy and market practice. The analysis included a review of the Company’s strategic business plan, research regarding competitive incentive design practices based on peer group and general industry data, and discussions with senior executives.

The following depicts the 2014 performance measures as they apply to short- and long-term incentives for the named executive officers:

We have set forth below a description and rationale for each of the 2014 corporate performance measures under our annual Executive Bonus Plan (under which each of the named executive officers is covered):

Short-Term Incentives – Corporate Performance Measures

Revenue (primary goal: 50% weighting)	• Description: Sales measured in constant currency and adjusted for changes in accounting rules or practices and revenue reductions relating to divestitures of a business or division
• Rationale: Focuses executives on year-over-year top-line growth

Net Income (primary goal: 50% weighting)

•    Description: Net income attributable to common shareholders as reported in our audited annual consolidated financial statements and adjusted for changes in tax laws and accounting rules or practices; severance and related costs related to certain reductions in force; charges related to legal or regulatory proceedings exceeding $1 million; nonrecurring royalty or licensing payments by the Company over $1 million; dilution related to acquisitions, including purchased research and development charges; charges related to divestitures of a business, division or fixed assets; and charges related to impairments of assets made to adjust carrying value to fair value

•    Rationale: Focuses executives on our year-over-year bottom-line efficiency and profitability

Cash Flow (secondary goal: modifier that applies if at least 100% of combined primary goals are achieved)

•    Description: Operating cash flow on the consolidated statement of cash flows

•    Rationale: Important indicator of our ability to service debt, make capital expenditures and pursue growth initiatives and/or return value to shareholders

The table below shows the 2014 primary and secondary business unit performance measures for Messrs. Holland, Beasley and Collins. The performance targets and methodology for calculating the awards for 2014 under the Executive Bonus Plan are discussed in greater detail below under “Elements of Executive Compensation – Cash Compensation – Annual Bonus Awards of 2014” and in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Short-Term Incentives – Business Unit Performance Measures Messrs. Holland, Beasley and Collins
Primary Goals:	Performance Measures	Rationale
	• Revenue • Net Income • Operations Variance (applicable solely to global operations)	• Focus executives on year-over-year top-line growth, and bottom-line efficiency and profitability • Reflect the business unit growth drivers and directly impact overall corporate performance
Secondary Goals:	• Actual Gross Profit (applicable to U.S. and international divisions) • New Product Sales (applicable solely to international geographies)

A description and rationale for the performance measures applicable to long-term incentive awards granted to each of the named executive officers during 2014 is below:

Long-Term Incentives

Performance Measures	Description and Rationale

Sales Growth (average adjusted growth for 3-year performance period for Performance Units)

•    Description: Net sales measured in constant currency and adjusted for changes in accounting rules or practices and revenue reductions relating to divestitures of a business or division

•    Rationale: Meaningful indication of our execution of the Company’s business strategy and its importance to shareholders

Total Shareholder Return (rank relative to a broad industry group for 3-year performance period for Performance Units)

•    Description: TSR of the Company relative to the TSR of all other companies in the S&P Healthcare Index, excluding services, facilities and managed care companies. TSR is measured based on the average closing price of each company’s common stock from the thirty days preceding the start and end dates of the 3-year performance period

•    Rationale: Aligns executive pay with our shareholders based on TSR relative to a broad industry group

Emerging Market Sales (average growth for 2-year performance period for Performance-contingent RSUs)

•    Description: Sales for identified geographies measured in constant currency and adjusted for changes in accounting rules or practices and revenue reductions relating to divestitures of a business or division

•    Rationale: Focuses executives on year-over-year top-line growth for geographies designated as emerging markets, which aligns with the Company’s objective to accelerate expansion into faster-growing geographies

Annual Individual Performance Assessment

In addition to market data and corporate performance, the Compensation Committee considers the individual performance of our executive officers in making its decisions on executive compensation. At the beginning of each year, the Committee reviews and as necessary adjusts the key financial and non-financial goals under which it evaluates the Chief Executive Officer’s performance. For 2014, these goals included growth in sales and net income, improved research and development productivity, additional sales from new products and business development activities, emerging markets growth, enhanced sales execution and sales force retention, continued implementation of a global product launch process and related growth in international sales, continued execution of an ethics/training compliance program globally, gross margin improvement, targeted improvement in medical device reports and customer complaint levels, implementation of the Company’s quality assurance initiatives and achievement of targeted Gore initiative revenue results.

The goals of the other named executive officers in 2014 generally mirrored those of Mr. Ring, with Messrs. Holland, Beasley and Collins also being assessed on the achievements of their respective business units against those goals, where applicable. Each year at the February Compensation Committee meeting, the Committee evaluates Mr. Ring’s performance, and Mr. Ring reports on his evaluation of the performance of the other named executive officers. Each executive officer receives an individual performance rating based on achievement against his or her goals and overall contribution to corporate performance, with the rating based on an overall evaluation of the executive’s performance rather than a formula. The Committee then considers a combination of market data, corporate performance and individual performance ratings in evaluating base salary, annual bonus awards for the prior year, and bonus and equity targets for the current year, as described below. There is no pre-established weight assigned to these considerations.

Elements of Executive Compensation

In making annual compensation determinations for the named executive officers, the Compensation Committee focuses primarily on each executive’s target direct compensation. The elements of target direct compensation for our executive officers are base salary, a performance-based annual incentive award paid in cash that we refer to as the executive’s annual bonus, and annual long-term equity awards.

The Compensation Committee evaluated and established 2014 executive pay levels in the context of Company and individual performance for 2013 and 2014, and competitive benchmarking with the Company’s peer group. The Committee also considered the shareholder advisory vote results from the 2013 and 2014 Annual Meetings of Shareholders regarding the compensation of our named executive officers.

Total Direct Compensation

The table below provides an overview of the elements of our total direct compensation for all named executive officers:

Base Salary

Description • Fixed pay • Cash

Purpose

Provide a Stable Component of Compensation

•    Base salaries are an integral component of our total compensation program and help to attract and retain senior executives by providing financial certainty and stability

•    Base salaries compensate our executives for their level of responsibility, experience, skills and knowledge

Considerations & Process

Setting Base Salary

•    During our annual merit review process or upon hire, base salaries are set for our executive officers, including the named executive officers, by evaluating the competitive marketplace, the salaries of other executives of the Company, the scope of each executive’s responsibilities, and each executive’s skills

CEO Recommendations

•    The Compensation Committee also considers the recommendations of our Chief Executive Officer in reviewing and approving the base salaries of all other executive officers, including the other named executive officers. In formulating recommendations to the Committee, our Chief Executive Officer considers the consultant’s report together with the performance of the individual, our overall corporate performance and, as applicable, the performance of the individual’s business unit(s)

Annual Bonus

Description • Variable pay • Cash • % of base salary

Purpose

Provide Short-Term Variable Compensation

•    Our annual bonus opportunity is intended to incentivize the achievement of challenging but realistic financial goals that drive our performance during the fiscal year

Considerations & Process

Payout Levels

•    Upon completion of each fiscal year, the Compensation Committee determines and certifies the payout levels under our Executive Bonus Plan and determines bonus awards for the named executive officers. The amount of the annual bonus award for each named executive officer is based upon the level of achievement of the pre-established objective performance criteria for the bonus year, which is determined formulaically, as well as individual performance assessments

Performance Rating and Negative Discretion

•    In order to receive full payment of the annual bonus award, an executive must, at a minimum, receive a satisfactory individual performance rating. If the executive receives less than a satisfactory rating, the formula-based bonus payment may be reduced to reflect the level of individual performance. If the executive achieves better than a satisfactory rating, no additional compensation is added under the bonus formula because we believe that rewards for higher individual performance are adequately reflected in salary and equity decisions

Setting Targets

•    Early in each new fiscal year, the Committee establishes Company performance criteria and targets applicable to the new bonus year for the named executive officers under the Executive Bonus Plan

Long-Term Incentives

Description • Variable pay • Annual equity awards in the form of: – Performance Units – Performance-Contingent RSUs – Stock Options

Purpose

Provide Long-Term Variable Compensation

•    The most significant portion of our named executive officers’ total compensation opportunity is in the form of equity awards under the 2012 Long Term Incentive Plan which provide variable compensation with meaningful performance-based components

Align Executives with Shareholders

•    Our long-term equity awards are provided in large part because we believe executive ownership of our common stock aligns executives’ interests with those of our shareholders and promotes long-term sustainable shareholder value creation

Recruit Talent

•    Equity awards are especially valuable for recruiting executive talent, particularly given the extensive use of equity-based incentives in the market in which we compete for executive talent

Retain Executives

•    These awards are also a valuable tool to retain executives with long-term potential, consistent with succession planning goals

Considerations & Process

Setting Targets

•    In assessing the appropriate equity compensation levels during our annual long-term incentive grant process, the Compensation Committee reviews a peer group benchmarking report prepared by the compensation consultant which details market-based equity grant trends and provides grant value recommendations for each named executive officer

Provide Performance-Based Mix

•    The total long-term incentive value determined by the Committee for each named executive officer is delivered 33% in the form of performance units, 33% in the form of performance-contingent restricted stock units and 34% in the form of stock options

Balanced Opportunities

•    The Committee believes that this approach balances the performance potential among the three elements of equity compensation and improves the deductibility of our LTI compensation with 2/3 of each named executive’s LTI opportunity tied to Company performance

Timing Linked to Fiscal Year Planning

•    The Committee made the annual grant of stock options and performance-contingent restricted stock units at the Committee’s regularly scheduled meeting in December 2014, which aligns both the timing of equity grants with the setting of performance targets, and equity grant expensing with fiscal year planning. The 3-year performance awards were granted in February 2014 based on the annual long-term incentive analysis and review conducted in December 2013

Cash Compensation

Following is a summary of the determinations made by the Compensation Committee with respect to 2014 cash compensation for the named executive officers.

Base Salaries for 2014

During the annual merit review in February 2014, the Committee maintained salaries for Messrs. Ring and Weiland as then in effect with no increase over 2013 levels. Commensurate with our 3% merit increase budget for all U.S. sites in 2014, the Committee approved salary increases for the named executive officers other than Messrs. Ring and Weiland of between 2.5% and 3% to recognize internal roles and contributions, and to help maintain market competitiveness. The following table sets forth the base salaries for the named executive officers effective March 1, 2014:

Name	March 1, 2013 Base Salary	March 1, 2014 Base Salary	Percentage Increase
Timothy M. Ring	$1,092,000	$1,092,000	0%
John H. Weiland	$887,000	$887,000	0%
Christopher S. Holland	$580,000	$597,400	3.0%
Jim C. Beasley	$580,000	$594,500	2.5%
Timothy P. Collins	$580,000	$597,400	3.0%

Annual Bonus Awards for 2014

The Committee maintained target bonus opportunities at the same levels in place during 2013 for each of the named executive officers. As a result, 2014 bonus target levels as a percentage of base salary for the named executive officers were as follows:

Name	Percentage of Base Salary
Timothy M. Ring	135%
John H. Weiland	100%
Christopher S. Holland	80%
Jim C. Beasley	80%
Timothy P. Collins	80%

For the 2014 performance period under the Executive Bonus Plan (under which each of the named executive officers is covered), annual bonus awards were determined based upon the following achievement of our pre-established primary performance goals for 2014, as certified by the Compensation Committee (in accordance with the requirements of Section 162(m) of the Internal Revenue Code):

Short-Term Incentives – 2014 Corporate Performance Achievement

		Adjusted Target $ (millions)(1)	Percentage Achieved	}	Corporate Achievement Percentage
Primary criteria:	Global Revenue (50% weighting) Global Net Income (50% weighting)	$3,259.7 576.5	102% 103%		108.3%

Secondary criteria:	Cash Flow		109.9%
	(% achievement over 2014 budgeted cash flow from operations)
Final 2014 Corporate Bonus Percentage: 119% (108.3% x 109.9%)

  Rationale:

The Committee set the revenue and net income growth targets for 2014 consistent with the investment plan announcement by the Company in January 2013, which includes a plan to increase spending by approximately $70 million in both 2013 and 2014 for more than 40 targeted projects intended to provide opportunities for improved long-term revenue growth

(1) Subject to adjustment based on pre-determined criteria approved by the Committee at the time the target was established in February 2014.

In addition to the 2014 corporate performance achievement noted above, annual bonus opportunities for Messrs. Holland, Beasley and Collins were based in part upon achievement of each executive’s business unit criteria. In 2014, the business unit portion of the annual bonus awards for Messrs. Holland, Beasley and Collins were determined based upon the achievement of the following pre-established primary and secondary business unit performance goals for 2014, as certified by the Compensation Committee (in accordance with the requirements of Section 162(m) of the Internal Revenue Code):

Short-Term Incentives – 2014 Business Unit Performance Achievement
Mr. Holland (applicable to 15% of bonus opportunity)			Mr. Beasley (applicable to 50% of bonus opportunity)
	Division	Combined Percentage Achieved		Division/Regions	Combined Percentage Achieved
Primary Criteria:	Revenue Net Income	150%	Primary Criteria:	Revenue Net Income	133%
	(50% weighting each)			(50% weighting each)
		Adjustment to Bonus Target			Adjustment to Bonus Target
Secondary Criteria:	Actual Gross Profit	2%	Secondary Criteria:	Actual Gross Profit New Product Sales	2.4% 5.0%

Mr. Collins (applicable to 50% of bonus opportunity)
	Division/Regions	Combined Percentage Achieved
Primary Criteria:	Revenue Net Income	168.2%
	(combined 50% weighting)
	Operations
	Operations Variance (50% weighting)	145.3%
		Adjustment to Bonus Target
Secondary	Actual Gross Profit	(3.4)%
Criteria:	New Product Sales	2.0%

The corporate performance achievement for 2014 noted above resulted in annual bonus award payouts for Messrs. Ring and Weiland, and all employees with bonus awards based solely on those results, equal to 119% of their bonus targets, resulting in payouts as a percentage of base salary for Messrs. Ring and Weiland of 160.65% and 119%, respectively. Based upon the level of business unit achievement and the level of corporate performance achievement each noted above, the 2014 bonus award, as a percentage of base salary, for each of Messrs. Holland, Beasley and Collins was equal to 99.3%, 104.7% and 109.8%, respectively.

The annual bonus award earned in the 2014 plan year by each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. More details regarding the calculation of 2014 bonus awards, including a step-by-step calculation based on Corporate Performance Measures and Business Unit Performance Measures, are provided in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

Long-Term Equity-Based Compensation

Following is a summary of the determinations made by the Compensation Committee with respect to 2014 long-term equity-based compensation for the named executive officers.

2014 Performance Units, Performance-Contingent Restricted Stock Units and Stock Options

To enhance the alignment of management’s interests with shareholders and help drive long-term performance, the Committee has approved the following long-term incentive award mix for the named executive officers:

•  1/3 of total value in the form of performance units (three-year measure)

•  1/3 of total value in of the form of performance-contingent restricted stock units (two-year measure)

•  1/3 of total value in the form of stock options

Performance Units: Provide an opportunity to earn units (settled in shares of common stock) based on our sales growth performance against goals over the three-year performance period (2014-2016). Threshold achievement earns 25% of target, achievement at goal earns 100% of target, and stretch achievement earns 200% of target. Final units earned may be increased or decreased by up to 20% based on our TSR rank relative to the S&P Healthcare Index for the performance period. Depending on the performance, the earned award vests fully at the end of the three-year performance period following certification of achievement by the Compensation Committee.

Performance-contingent Restricted Stock Units: Provide an opportunity to earn restricted stock units based on our emerging markets sales growth performance against goals over a two-year performance period (2015-2016). Absolute achievement is required for restricted stock units to be earned (i.e. all or nothing achievement of the goal is required). If the Company achieves the performance goal, the award vests 50% at the end of the two-year performance period following certification of achievement by the Compensation Committee, and in 25% increments on the next two anniversaries of the Compensation Committee’s certification.

Stock Options: Provide the opportunity to buy a specified number of common shares at a pre-determined price equal to the fair market value on the grant date for a set period of time, so long as the executive meets the required service period. Options vest in 25% increments over four years from the grant date.

Equity Award Targets

To determine the target value of the equity awards for each of the named executive officers to be granted for 2014, the Compensation Committee took into account the consultant’s recommended range of target values and analysis of market trends (including total cash and equity compensation), the individual’s performance and potential and the market position of each of the named executive officers. In December 2014, the Committee approved a total equity award value between the 50th and 75th percentiles of the market for Messrs. Ring, Collins and Beasley, and above the 75th percentile of the market for Messrs. Weiland and Holland. The total equity award value approved for each named executive officer in December 2014 was divided such that 2/3 of the approved total value was granted in December 2014, and 1/3 of such value was granted in February 2015. Due to our approach of dividing and delivering a single year’s annual equity award value in two different fiscal years, the 2014 equity grant values shown in the Summary Compensation Table for the named executives reflect a portion of the Committee’s decisions made in 2014 (reflective of 2014 market trends) and a portion of the Committee decisions made in 2013 (reflective of 2013 market trends).

Performance-contingent restricted stock unit grants and stock option grants representing 2/3 of the long-term incentive value approved by the Compensation Committee in December 2014 and the performance units granted in February 2014 that represented 1/3 of the long-term incentive values approved in December 2013, are set forth below in the Grants of Plan-Based Awards in 2014 Table and described in more detail under “Stock Awards” in the narrative preceding the table.

Vesting

The three-year performance units granted in February 2014 vest in full upon the Committee’s determination and certification of performance achievement following the end of the three-year performance period, subject to continued employment.

The performance-contingent restricted stock unit awards granted in December 2014 are subject to both “performance-based” vesting and “time-based” vesting, as discussed in more detail in the narrative following the Summary Compensation Table below. Performance-based vesting must occur before the time-based vesting begins. For the grants made in December 2014, the Compensation Committee determined that performance-based vesting will occur upon the achievement of an emerging markets sales growth goal over the two-year performance period from January 2015 through December 2016. Fifty percent (50%) of the award vests immediately upon the Committee’s determination and certification of performance goal achievement at the end of the two-year performance period, and the award continues to vest in 25% annual increments on the next two anniversaries of the Committee’s certification, subject to continued employment.

The stock options granted in December 2014 vest in 25% annual increments on the first four anniversaries of the grant date, subject to continued employment.

The Compensation Committee designed the vesting schedules of the 2014 awards to be deductible under Internal Revenue Code Section 162(m), as discussed in more detail below, to be competitive with peer group practices and to deliver compensation over a period of years, which assists us with our goal of executive retention.

See “Potential Payments Upon Termination or Change of Control” for a description of vesting of equity awards upon termination of employment by reason of death, disability or retirement, or upon a change of control.

Management Stock Purchase Program

We maintain the MSPP because we believe ownership of our common stock aligns an executive’s interests with those of our shareholders and promotes retention, consistent with our objectives. We describe the MSPP in more detail below in the narrative following the Nonqualified Deferred Compensation Table. Under the MSPP, executives and other eligible employees are required to contribute a portion of their annual bonus to purchase restricted stock units until they meet certain minimum ownership requirements described below under “Stock Ownership Guidelines.” In addition, each executive and eligible employee has the option to contribute additional bonus amounts up to 100% of the award. In fact, substantially all eligible employees defer at least a portion of their bonuses into Company stock:

•	263 out of 274 eligible employees (96%) participated in the MSPP program in 2014; and

•	16 out of 17 corporate officers (94%) participated in the MSPP program in 2014, with over 70% deferring nearly 100% of their annual bonuses into common stock.

The amounts contributed by the named executive officers in 2014 are set forth below in the Nonqualified Deferred Compensation Table.

Each restricted stock unit acquired by the executive under the MSPP represents the right to receive one share of our common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a required minimum of four years, we give the executive a 30% discount from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the annual bonus is approved in February. In 2014, the price used was $108.405, the fair market value of our common stock on July 1, 2013.

Out of the total number of units purchased, a number of units with a value equal to the amount of the 30% discount are considered “premium units.” The premium units fully vest four years from the purchase date. A participant is always 100% vested in his or her non-premium units. Under the terms of the MSPP, an executive forfeits all premium units if his or her employment terminates during this four-year period, except that the executive receives a prorated number of premium units if his or her employment terminates because of death, disability or retirement. In addition, all premium units become fully vested upon a change of control of the Company. We provide prorated vesting upon death, disability and retirement and full vesting upon a change of control because, in each of these circumstances, we believe that the executive has satisfied his or her obligations to us. The Committee also has discretion to approve full vesting. In determining whether to exercise this discretion, the Committee considers on a case-by-case basis the relevant circumstances, our past practices and then-current market practices.

Stock Ownership Guidelines

To further align the interests of management and shareholders, we maintain formal stock ownership guidelines for the named executive officers and others holding senior executive positions at the corporate and business unit levels. The ownership guidelines are expressed in terms of the value of the common stock (including restricted stock), stock units and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary. The guidelines require each named executive officer to own common stock having a value equal to the multiple of base salary applicable to his position as shown in the table below, as of February 23, 2015.

Name	Stock Ownership Requirement (multiple of base salary)	Status
Timothy M. Ring	5x	Exceeds guideline
John H. Weiland	4x	Exceeds guideline
Christopher S. Holland	3x	Exceeds guideline
Jim C. Beasley	3x	Exceeds guideline
Timothy P. Collins	3x	Exceeds guideline

Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase restricted stock units under the MSPP until they reach the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.

While the executive officers are given five years to meet the applicable stock ownership guidelines, the Compensation Committee monitors participation and expects that incremental progress will be made each year by each executive officer who has not met the applicable guidelines.

Clawback Policy

In February 2015 the Board approved revisions to our incentive-based compensation recovery policy adopted in 2013. The policy, which relates to the recoupment of any annual or long-term incentive or equity compensation awarded to certain executive officers, allows the Board to recover annual or long-term incentive compensation if the Board determines that such compensation was awarded to an executive officer based on later restated published financials or the executive officer engaged in misconduct (or failed to manage or monitor conduct or risk in a manner) that results in a material violation of law, rules or regulations that causes significant financial harm to the Company. The Board may seek to recover the part of any such compensation that was awarded based upon the financial performance in the published financial statements that were subsequently restated or in the case of misconduct the value of the financial harm to the Company.

Other Benefits and Arrangements

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for certain of our U.S.-based employees, including the named executive officers other than Mr. Holland. In addition, we maintain a Supplemental Executive Retirement Plan, or “SERP,” to provide benefits to our highly paid employees above the strict limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. We describe this plan in detail below under the Pension Benefits Table. Effective January 1, 2011, both the Employees’ Retirement Plan and the SERP were amended to close the plans to employees hired on or after that date. All employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including the named executive officers other than Mr. Holland, will continue to participate in these plans. Executives hired on or after January 1, 2011 are eligible for an annual retirement contribution made by the Company in the Company’s qualified 401(k) plan of between 3% and 8% of pay depending on their length of service. This contribution is made for those employees active on the last day of the calendar year and based on total pay received while participating during the calendar year. Employees become eligible for the annual retirement contribution on the one year anniversary of employment. Mr. Holland, who was hired in 2012, became eligible for this annual retirement contribution in 2013. In addition, he is eligible to receive an enhanced benefit under our defined contribution excess plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s qualified 401(k) plan.

We consider retirement programs and other benefits to be essential in the context of total compensation and important for us to remain competitive as an employer. Although there is no direct link to performance for pension benefits, there is a correlation because benefits depend on a participant’s cash pay, which is directly linked to performance, as described above. In general, we believe that these programs are competitive with programs offered by our peer group of companies. These benefits also help us to reward long-term service. We believe that it is essential to offer programs that provide a balanced approach to attracting and retaining key executives, and the pension program, along with other benefits, helps meet that objective.

Supplemental Insurance/Retirement Plan

We believe that our Supplemental Insurance/Retirement Plan, or “SIRP,” provides a competitive advantage by offering a program that is particularly attractive to mid-career hires and executives who are promoted to key positions from within the Company. The SIRP provides supplemental death and retirement benefits to selected key employees, including the named executive officers. The SIRP is a non-qualified deferred compensation plan under which annual accruals generally escalate in value as the executive officer progresses in his or her career. Upon retirement, which is defined under the SIRP as age 55 with five years of service to us, a participant is entitled to payment of his or her benefits. While there is no direct link to performance once an executive officer becomes a participant, the annual accrual is based on the executive officer’s position as well as the current year’s base salary and bonus payments, which are directly linked to performance, as discussed above. In addition, the SIRP serves as a valuable retention tool, since service for an extended period is generally required for benefits to vest and accruals increase as the participant reaches certain age ranges. Benefits under the SIRP that the executive officer would have otherwise received if he or she remained with us through age 65 are also payable, with respect to officers, following a termination of employment within three years after a change of control. The SIRP also provides a disability benefit for a participant who becomes disabled before receipt of retirement benefits. Benefits are paid under the SIRP upon death, disability, retirement or change of control because, in each of these circumstances, we believe that the executive officer has satisfied his or her obligations to us. A participant will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses. We describe the SIRP in more detail below under the Nonqualified Deferred Compensation Table.

Change of Control and Other Arrangements

We have entered into change of control agreements with each of our executive officers, as described below under the heading entitled “Potential Payments Upon Termination or Change of Control.” Given our relative size in our industry and the trend toward consolidation in our industry, we believe that we need strong, market competitive change of control benefits to attract and retain key executives. We believe this to be particularly important during and beyond an acquisition to ensure the ongoing success of our business and to maximize value for our shareholders.

In connection with reviewing the objectives of specific provisions of the change of control agreements and to better align our practices with current compensation governance practices, for new agreements entered into as of January 1, 2010, the Committee eliminated payment of change of control benefits upon termination for any reason in the six-month period following the first anniversary of a change of control (i.e., a “walk-away” right), and tax gross-up payments to an executive in connection with any excise taxes payable by such executive under Section 4999 of the Internal Revenue Code. These modifications to the Company’s change of control agreements do not impact the contractual commitments previously made to the named executive officers under their change of control agreements.

Each of the Company’s change of control agreements contains a “double trigger,” which requires termination of the executive without cause or by the executive for good reason in connection with a change of control, before payment of any change of control benefit to the executive. This structure essentially places the decision of whether or not to trigger change of control benefits largely in the hands of the acquiring company, since a change of control alone would not trigger the benefit. We believe that these agreements encourage retention by providing an incentive for the executive to remain with us until the completion of a pending change of control and by providing security to the executive, either in the form of continued employment or severance benefits, following a change of control. For executives with agreements with us dated prior to January 1, 2010, termination of employment for any reason in the six-month period following the first anniversary of a change of control will trigger payment of change of control benefits.

In addition, as a result of negotiations at the time of hire, we entered into an agreement in 1995 with Mr. Weiland that requires us to pay him one year of base salary and bonus if he is terminated without cause. None of our other named executive officers has such an agreement.

Perquisites and Other Benefits

We historically provided certain perquisites to senior executives in order to provide security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. We describe the perquisites and other benefits available to the named executive officers in 2014 in the narrative following the Summary Compensation Table below.

Under our Executive Choice Plan, the named executive officers receive an annual cash allowance of $65,000 for the Chief Executive Officer, $55,000 for the Chief Operating Officer, and $40,000 for the Chief Financial Officer and Group Presidents. Executives may use the allowance to offset costs related to Company-administered automobiles and financial planning, and/or to pay for other personal benefits of his or her choice. The annual allowance is not considered compensation under any of the Company’s employee benefit plans.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We consider deductibility as one factor when we make a decision regarding executive compensation. In order to maximize the deductibility of our executives’ pay, we structured our Executive Bonus Plan and 2012 Long Term Incentive Plan such that performance-based annual incentive bonuses and long-term equity-based compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, we determine that it is appropriate to provide compensation that may exceed deductibility limits in order to meet market demands and retain key executives. In 2014, all of the compensation paid to our executive officers was intended to be deductible under Section 162(m), except for a limited portion of Mr. Ring’s total compensation.

Equity Grant Practices

Annual grants of equity compensation are generally made on one occasion during the year to all eligible employees, except performance units which are granted within the first 90 days of the start of the related performance period. For all stock option grants, the exercise price is determined on the date of grant and is equal to the fair market value of our common stock on that date, which is defined under our 2012 Long Term Incentive Plan as the average of the high and low prices of the common stock on the New York Stock Exchange on the grant date. Grants of equity compensation to new hires and eligible employees (other than corporate officers or division heads) made outside of the annual equity grant cycle are either approved by the Compensation Committee directly, or by management pursuant to a delegation of authority within pre-determined value targets approved by the Committee each year. There were no off-cycle grants made to the named executive officers in 2014.

Compensation Risk Assessment

Management works with an outside consultant to conduct a comprehensive risk assessment of the Company’s compensation policies, practices and programs. The annual review process includes the following:

•

Completing a compensation plan inventory that catalogues executive compensation and broad-based incentive plans worldwide and covers key terms and features, and plan administration and approval processes for each plan;

•

For each plan determined to be material based on total payout and/or payment per participant, applying a scorecard to assess the potential of creating excessive risk based on plan design, governance and operation; and

•	Detailing the results in a report to management, which includes suggestions to further mitigate risk.

Management reviewed and considered the assessment process and the summary report, and agreed with the consultant’s conclusion that the Company’s policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Herbert L. Henkel, Chair

David F. Melcher

Anthony Welters

Tony L. White

Summary Compensation Table

The table below sets forth information concerning compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2014. These individuals are collectively referred to as the “named executive officers” throughout this proxy statement. The narrative below the table provides additional information about the data in the table, identified by column heading, and about the data in the Grants of Plan-Based Awards in 2014 table below.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy M. Ring	2014	1,092,000		N/A	4,027,300	2,198,986	1,754,298	(5)	744,675	1,023,676	10,840,935
Chairman and Chief Executive Officer	2013	1,092,000		N/A	3,495,102	2,003,396	1,450,613	(6)	330,523	987,014	9,358,648
	2012	1,092,000		N/A	3,286,748	1,492,208	1,410,809	(7)	710,889	768,385	8,761,039

John H. Weiland	2014	887,000		N/A	2,398,137	1,150,230	1,055,530	(5)	527,287	1,011,689	7,029,873
President and Chief Operating Officer	2013	887,000		N/A	2,259,359	1,365,931	872,808	(6)	293,628	949,195	6,627,921
	2012	887,000		N/A	2,021,762	901,894	848,859	(7)	521,946	845,121	6,026,582

Christopher S. Holland	2014	594,500		N/A	1,341,966	676,625	593,218	(5)	–	436,359	3,642,668
Senior Vice President and Chief Financial Officer	2013	540,000	(8)	N/A	1,205,864	728,497	417,128	(6)	–	326,346	3,217,835
	2012	307,292	(9)	100,000	1,138,441	805,759	223,287	(7)(9)	–	142,903	2,717,682

Jim C. Beasley	2014	592,083		N/A	1,341,966	676,625	622,442	(5)	266,900	463,900	3,963,916
Group President	2013	560,000	(8)	100,000(10)	1,205,864	728,497	372,909	(6)	59,374	325,400	3,352,044

Timothy P. Collins	2014	594,500		N/A	1,341,966	676,625	655,945	(5)	275,033	528,981	4,073,050
Group President	2013	560,000	(8)	N/A	1,205,864	728,497	493,762	(6)	99,389	445,324	3,532,836
	2012	537,500		N/A	1,196,214	481,787	426,710	(7)	201,016	359,045	3,202,272

(1)	Amounts represent: (i) the aggregate grant date fair value of annual grants of performance-contingent restricted stock units and/or performance-contingent restricted stock (for prior years, as applicable) calculated using a price per share as follows: $168.865 for 2014, $136.37 for 2013 and $97.685 for 2012; and (ii) performance units for the performance periods of January 1, 2014 to December 31, 2016 granted on February 12, 2014 using a price per share of $136.43, January 1, 2013 to December 31, 2015 granted on February 13, 2013 using a price per share of $101.455, and for the performance period of January 1, 2012 to December 31, 2014 granted on March 1, 2012 using a price per share of $93.40 for each named executive officer (other than Mr. Holland for whom the units were granted on June 1, 2012 using a price per share of $95.99), in each case in accordance with FASB ASC Topic 718. The maximum aggregate grant date fair value of the performance units for 2014, 2013 and 2012 for Mr. Ring were $4,406,252, $3,833,051 and $3,626,535; for Mr. Weiland were $3,004,516, $2,316,826 and $2,262,335; for Mr. Holland were $1,602,452, $1,237,670 and $662,715; and for Mr. Collins were $1,602,452, $1,237,670 and $1,440,975, respectively. The maximum aggregate grant date fair value of the performance units for Mr. Beasley for 2014 and 2013 were $1,602,452 and $1,237,670.

(2)	Amounts represent the aggregate grant date fair value of stock options in 2014, 2013 and 2012 awarded to the named executive officers in accordance with FASB ASC Topic 718. For a description of the assumptions used to arrive at these amounts, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2014.

(3)	A description of the amounts included in this column is set forth below under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” The change in pension value is the change in the present value of the pension benefits. The present value changes from one year to the next due to additional benefits earned, one less year until retirement and changes in the interest rate used to discount the lump sum value of the age 62 pension benefit to the current date (this interest rate is the “discount rate”). When the discount rate increases, the present value declines and when the discount rate decreases, the present value increases. The discount rate had decreased from December 31, 2011 to December 31, 2012 and from December 31, 2013 to December 31, 2014 which increased the 2012 and 2014 changes in pension value. However, from December 31, 2012 to December 31, 2013, the discount rate increased and this reduced the change in pension value shown for 2013.

(4)	A description of the items included in this column, including information regarding perquisites, grant date fair value related to premium units acquired under the MSPP, other benefits and tax gross-up payments, is set forth below under the heading “All Other Compensation.”

(5)

Amounts represent annual bonus awards paid to the named executive officers in February 2015 relating to our 2014 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland, Holland, Beasley and Collins contributed all or a portion of their annual bonuses paid in

February 2015 in the amounts of $614,004, $1,055,530, $593,218, $560,198 and $655,945, respectively, to purchase 6,062, 10,420, 5,856, 5,530 and 6,476 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(6)	Amounts represent annual bonus awards paid to the named executive officers in February 2014 relating to our 2013 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland, Holland, Beasley and Collins contributed all or a portion of their annual bonuses paid in February 2014 in the amounts of $507,715, $872,808, $417,128, $335,618 and $493,762, respectively, to purchase 6,691, 11,503, 5,497, 4,423 and 6,507 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(7)	Amounts represent annual bonus awards paid to the named executive officers in February 2013 relating to our 2012 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland, Holland and Collins contributed all or a portion of their annual bonuses paid in February 2013 in the amounts of $493,783, $848,859, $223,827 and $426,710, respectively, to purchase 6,953, 11,953, 3,145 and 6,009 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation Table below.

(8)	Increase in salary due to promotion effective July 1, 2013.

(9)	This amount is prorated for Mr. Holland’s seven months of service in 2012.

(10)	This amount was paid in connection with Mr. Beasley’s promotion in 2013.

It is important to note that the Committee approves target equity award values for named executive officers in December, granting 2/3 of such value in the current year and 1/3 of such value in the following year. Therefore, the 2014 equity grant values shown in the Summary Compensation Table reflect 2/3 of the grant value approved in 2014 and granted in 2014 and 1/3 of the grant value approved in 2013 and granted in 2014.

Stock Awards

In February 2014, three-year performance units were granted to the named executive officers under our 2012 Long Term Incentive Plan reflecting 1/3 of the total equity award value approved by the Compensation Committee in December 2013. Due to our approach of dividing and delivering a single year’s annual equity award value in two different fiscal years, the 2014 grant values shown in the Stock Award column reflect a portion of the Committee’s decisions made in 2014, and a portion of the Committee’s decisions made in 2013. The performance units, described in detail above under “Executive Officer Compensation – Compensation Discussion and Analysis – Long-Term Equity-Based Compensation”, are payable from 0% to 200% depending upon the level of achievement of a pre-established average sales growth goal and increased or decreased by up to 20% based on our total shareholder return rank relative to a broad industry group, in each case over the three-year performance period. The earned performance units vest in full upon the Committee’s determination and certification of performance achievement following the end of the three-year period, subject to continued employment.

The restricted stock units granted to our named executive officers are subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon achievement of certain targeted increases in emerging markets sales. The performance-based vesting criteria for these grants is measured over a two-year performance period. If we do not achieve the emerging markets sales target in this period, the award will forfeit. If the Committee certifies the achievement of the performance-based vesting criteria, 50% of the restricted stock units vest immediately and 25% of the units will vest on the first and second anniversaries of the date the Committee certifies performance goal achievement, subject to continued employment. The number of units of performance-contingent restricted stock granted in 2014 to each of the named executive officers is set forth below in the Grants of Plan-Based Awards in 2014 Table. For 2014 grants made to named executive officers and certain other executive officers, dividend equivalents are accrued on all unvested restricted stock units in the same amount as the dividends paid on shares of our common stock.

Option Awards

We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant. “Fair market value” is defined under our 2012 Long Term Incentive Plan as the average of the high and low prices of our common stock as reported on the NYSE on the date of grant. The option price is payable in cash, by surrender of shares of our common stock or through a cashless exercise procedure. Stock options granted in 2014 will vest in 25% annual increments on the first four anniversaries of the grant date, subject to continued employment.

Non-Equity Incentive Plan Compensation

Our executive officers are eligible for annual incentive awards, which we refer to as the executive’s annual bonus, under the provisions of our Executive Bonus Plan. Each year at the February Compensation Committee meeting, the Committee typically approves corporate financial targets that are used to determine the eligibility for, and amounts of, awards for the year. Based on our performance against these financial targets, we apply a formula to each executive’s target annual bonus award amount as set by the Compensation Committee. Further information about our annual bonus process is set forth in the CD&A under “Elements of Executive Compensation”. As described in the CD&A under “Annual Bonus Awards for 2014”, the following depicts the calculation of the portion of the 2014 annual bonus awards for the named executive officers that was based on the achievement of corporate performance measures. As shown below, 100% of the payout for 2014 for Messrs. Ring and Weiland was based on corporate performance, 85% of the payout for Mr. Holland was based on corporate performance and 50% of the payout for Messrs. Beasley and Collins was based on corporate performance. The remaining portions of Messrs. Holland’s, Beasley’s and Collins’s payout were based on business unit performance measures shown below.

Annual Bonus Awards Based on Corporate Performance Achievement:

Name and Target Bonus %	Base Salary	Target Bonus x Corporate Allocation	x	2014 Corporate Payout Level Achieved (%)	=	Annual Bonus Award Payout Based on 2014 Corporate Performance Achievement ($)
Timothy M. Ring – 135% (100% Corporate allocation)	$1,092,000	$1,474,200	x	119%	=	$1,754,298
John H. Weiland – 100% (100% Corporate allocation)	$887,000	$887,000	x	119%	=	$1,055,530
Christopher S. Holland 80% (85% Corporate allocation)	$597,400	$477,920 x .85	x	119%	=	$483,416
Jim C. Beasley – 80% (50% Corporate allocation)	$594,500	$475,600 x .50	x	119%	=	$282,982
Timothy P. Collins – 80% (50% Corporate allocation)	$597,400	$477,920 x .50	x	119%	=	$284,362

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

The following depicts the calculation of the remaining portion of the annual bonus awards for Messrs. Holland, Beasley and Collins that is based on achievement of each executive’s business unit performance measures. As discussed in the CD&A under “Annual Bonus Awards for 2014”, business unit performance for these executives was determined based on achievement of primary revenue and net income division goals, along with an operations variance goal for Mr. Collins’s global operations responsibility. Business unit secondary goals (based on achievement of goals for actual gross profit and new product sales) may increase or decrease the business unit portion of the executive’s bonus target up to 5% for each goal based on the degree of achievement of the goal. The 2014 annual bonus award for each of these executives was determined by adding the portion of each executive’s annual bonus award payout based on corporate performance (above) to the portion of annual bonus award payout based on his or her business unit performance (below).

Mr. Holland’s Annual Bonus Award Based on Business Unit Performance Achievement:

	Individual Target Bonus (80%) x 15%	+	Bonus Target Adjustment Based on Secondary Goal Achievement	=	Adjusted Target Bonus (%)
Step 1	12%	+	.24	=	12.24%

	Adjusted Target Bonus (%)	x	Average Business Unit Primary Goal Achievement (%)	=	Business Unit Award Payout (%)
Step 2	12.24%	x	150%	=	18.4%

	Business Unit Award Payout (%)	x	Base Salary ($)	=	Annual Bonus Award Payout Based on 2014 Business Unit Performance Achievement ($)
Step 3	18.4%	x	$597,400	=	$109,802

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

Mr. Beasley’s Annual Bonus Award Based on Business Unit Performance Achievement:

	Individual Target Bonus (80%) x 50%	+	Bonus Target Adjustment Based on Secondary Goal Achievement	=	Adjusted Target Bonus (%)
Step 1	40%	+	2.97	=	42.97%

	Adjusted Target Bonus (%)	x	Average Business Unit Primary Goal Achievement (%)	=	Business Unit Award Payout (%)
Step 2	42.97%	x	133%	=	57.1%

	Business Unit Award Payout (%)	x	Applicable Base Salary ($)	=	Annual Bonus Award Payout Based on Business Unit Performance Achievement ($)
Step 3	57.1%	x	$594,500	=	$339,460

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

Mr. Collins’s Annual Bonus Award Based on Business Unit Performance Achievement (50% linked to operations achievement and 50% linked to division achievement):

	(Individual Target Bonus (80%) x 50%) x 50%	x	Operations Variance Achievement (%)	=	Operations Bonus Award Payout (%) (“Operations %”)
Step 1	20%	x	145.3%	=	29.1%

	(Individual Target Bonus (80%) x 50%) x 50%	+	Bonus Target Adjustment based on Secondary Goal Achievement	=	Adjusted Division Target Bonus (%)
Step 2	20%	+	(.3)	=	19.7%

	Adjusted Division Target Bonus (%)	x	Average Business Unit Primary Goal Achievement (%)	=	Division Bonus Award Payout (%) (“Division %”)
Step 3	19.7%	x	168.2%	=	33.1%

	Business Unit Award Payout (%)	x	Applicable Base Salary ($)	=	Annual Bonus Award Payout Based on Division Performance ($)
Step 4	33.1%	x	$597,400	=	$197,740

	Operations % x Applicable Base Salary	+	Annual Bonus Award Payout Based on Division Performance ($)	=	Annual Bonus Award Payout Based on 2014 Business Unit Performance Achievement ($)
Step 5	$173,843	+	$197,740	=	$371,583

Note: Percentages in the above chart are displayed as rounded numbers, and as such, numbers may not total.

Payment of annual bonuses is made promptly after approval by our Compensation Committee in the February immediately following the performance year. The executive officer is generally required to be employed at the end of the fiscal year to be entitled to an annual bonus payment, except in certain cases described below under “Potential Payments Upon Termination or Change of Control.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts in this column include increases in the present value of the benefits available to the named executive officers under our qualified pension plan, known as the Employees’ Retirement Plan, and our SERP. We describe these plans and the assumptions used to calculate the present value of the benefits in more detail below under the Pension Benefits Table. The amounts shown in the Summary Compensation Table for 2014, 2013 and 2012 reflect the increase in the present value of the benefits over 2013, 2012 and 2011, respectively, which was calculated using the same assumptions described under the Pension Benefits Table below.

Our pension plan allows for accruals based on compensation up to the maximum federal limit, which was $260,000 in 2014, $255,000 in 2013 and $250,000 in 2012. The SERP provides for accruals based on compensation above the federal limit. The increases in 2014, 2013 and 2012 in the present value of accrued benefits under the Employees’ Retirement Plan and SERP for the named executive officers were as follows:

	Employees’ Retirement Plan(1)			SERP(1)
Named Executive Officer	2014(2)	2013(3)	2012(4)	2014(2)	2013(3)	2012(4)
Timothy M. Ring	$81,220	$32,655	$77,890	$663,455	$297,868	$632,999
John H. Weiland	$81,247	$43,076	$78,738	$446,040	$250,552	$443,208
Christopher S. Holland(5)	–	–	–	–	–	–
Jim C. Beasley	$94,138	$4,883	N/A	$172,762	$54,491	N/A
Timothy P. Collins(6)	$71,127	$21,816	$65,228	$203,906	$77,573	$135,788

(1)	The change in pension value is the change in the present value of the pension benefits. The present value changes from one year to the next due to additional benefits earned, one less year until retirement and changes in the interest rate used to discount the lump sum value of the age 62 pension benefit to the current date (this interest rate is the “discount rate”). When the discount rate increases, the present value declines and when the discount rate decreases, the present value increases. The discount rate had decreased from December 31, 2011 to December 31, 2012 and from December 31, 2013 to December 31, 2014 which increased the 2012 and 2014 changes in pension value. However, from December 31, 2012 to December 31, 2013, the discount rate increased and this reduced the change in pension value shown for 2013.

(2)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2013 with the present value of the accrued benefit under these plans in 2014.

(3)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2012 with the present value of the accrued benefit under these plans in 2013.

(4)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2011 with the present value of the accrued benefit under these plans in 2012. No amount is shown for Mr. Beasley for 2012 because he was not a named executive officer.

(5)	Mr. Holland was hired in 2012, after the date on which we closed the Employees’ Retirement Plan and SERP to new hires and does not participate in either plan. Mr. Holland became eligible for an annual retirement contribution in the 401(k) plan and the DC Excess Plan in 2013.

(6)	A correction was made to Mr. Collins’s accrued benefit under the SERP for periods prior to 2012. This correction was only reflected in the calculation of his December 31, 2014 accrued benefit so the increase is included in his 2014 change in pension value in the SERP. This correction adds $30,477.

All Other Compensation

Amounts in this column include the values of the following: perquisites; Company-provided life insurance; tax gross-up payments; 2014 accruals to named executive officers’ SIRP accounts; the grant date fair value of unvested premium shares acquired under the MSPP; 401(k) matching contributions; and Executive Choice Plan allowances.

Perquisites

We make available certain limited perquisites to the named executive officers consisting of relocation benefits and personal use of the Company’s aircraft.

Our relocation program requires an employee who receives relocation benefits to enter into a relocation agreement and provides that if the employee voluntarily terminates employment with the Company within 24 months of the effective date of relocation, the employee: (i) forfeits any remaining payments that may be due under the relocation program; and (ii) will be required to repay in full all relocation expenses paid to the employee or incurred by the Company on the employee’s behalf. In certain cases, the Company has increased this period to 36 months, emphasizing the long-term commitment associated with the relocation.

Our security policy as approved by the Board of Directors, requires that the Chief Executive Officer and the Chief Operating Officer use Company-provided aircraft for business and personal travel whenever possible. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer. In addition to reducing security risks, use of our aircraft for personal travel maximizes the executives’ availability for Company business.

The Company maintains a policy with respect to personal use of aircraft for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. In connection with the policy, each of these executives entered into a time-sharing agreement with us under which each reimburses us based on incremental operating costs for personal use of Company aircraft above certain limits set by the Committee. For 2014, the Chief Executive Officer was required to reimburse us for personal use above $125,000, the Chief Operating Officer was required to reimburse us for personal use above $60,000 and the Chief Financial Officer was required to reimburse us for all personal use. The limits will remain at these levels for 2015.

For purposes of the value disclosed in this proxy statement, we calculate the amounts for personal use of our aircraft based on the incremental cost to us of operating the aircraft in each instance of personal use, less any reimbursement received from the executive under the time-sharing arrangement. Our methodology for calculating incremental cost for 2014 was based on average incremental cost per hour or portion thereof taking into account return flights without passengers. These costs include fuel, the travel expenses of the crew, on-board catering, supplies, and landing and parking fees. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. For 2014, the amounts included in the “All Other Compensation” column of the Summary Compensation Table for personal use of our aircraft for Messrs. Ring, Weiland and Holland were $96,106, $33,443 and $0, respectively.

Life Insurance

In 2014, we provided life insurance for Mr. Ring pursuant to our Key Executive Insurance Plan, which we describe below under the heading “Potential Payments Upon Termination or Change of Control.” We no longer pay any premiums for this arrangement, but in 2014 the policy remained in effect with premiums paid from the accumulated value of the policy. The amounts of the premiums paid in 2014 from the accumulated balance of the policy are included in the “All Other Compensation” column of the Summary Compensation Table above.

Tax Gross-up Payments

Beginning in 2011 and for subsequent years, Mr. Ring waived his right to receive a tax gross-up payment with respect to the value of life insurance under the Key Executive Insurance Plan. Other than with respect to any applicable change-of-control agreement entered into before the Company changed its policy for such agreements in 2010, none of our other named executive officers are entitled to any tax gross-up payments.

2014 Accruals to SIRP Accounts

We provide supplemental retirement benefits to selected key employees, including the named executive officers, pursuant to our SIRP. The SIRP is discussed in more detail below under the Nonqualified Deferred Compensation Table. For 2014, the accruals to accounts under the SIRP for Messrs. Ring, Weiland, Holland, Beasley and Collins were $535,598, $370,832, $51,708, $126,458 and $142,178, respectively.

MSPP

Under our MSPP the named executive officers and other employees at a specified level and above are required to contribute a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to contribute additional amounts up to 100% of their annual bonus. The grant date fair value related to premium units acquired under the MSPP in respect of 2014 for Messrs. Ring, Weiland, Holland, Beasley and Collins was $316,151, $543,314, $305,202, $288,342 and $337,703, respectively. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation Table.

401(k) Company Match

Under the Bard Employees’ Savings Trust 401(k) Plan, we match a portion of contributions made by participants in the plan in the following amounts: 100% match on the first 3% of pay contributed to the plan and

50% match on the next 1% of pay contributed to the plan. In 2014, participants could contribute up to 50% of their pay into the plan, subject to an annual dollar limit imposed by the Internal Revenue Code, which was $17,500 for 2014. Participants over age 50 could also make “catch-up” contributions of up to an additional $5,500 per year for 2014.

Annual Retirement Contribution

Executives hired on or after January 1, 2011 are eligible for an annual retirement contribution made by the Company in the Company’s 401(k) plan of between 3% and 8% of pay depending on their length of service. Employees become participants on the one year anniversary of employment. Mr. Holland, who was hired in 2012, became eligible for this annual retirement contribution in 2013. In addition, he is eligible to receive an enhanced benefit under our Defined Contribution Excess Plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s 401(k) plan. See “Nonqualified Deferred Compensation” below.

Executive Choice Plan

In 2014, the named executive officers participated in the Executive Choice Plan, which provides an annual cash allowance of $65,000 for the Chief Executive Officer, $55,000 for the Chief Operating Officer, and $40,000 for the Chief Financial Officer and Group Presidents. Executives may use the allowance to offset costs related to Company-administered automobiles and financial planning, and/or to pay for other personal benefits of his or her choice. The annual allowance is not considered compensation under any of the Company’s employee benefit plans.

Grants of Plan-Based Awards in 2014

The following table sets forth information about awards granted to the named executive officers under our 2012 Long Term Incentive Plan in 2014 and our Executive Bonus Plan for the 2014 fiscal year. We describe these awards in more detail above under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(7)	Closing Market Price on Date of Grant ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Timothy M. Ring	N/A		737,100	1,474,200	2,211,300	(5)
	12/10/2014	(2)									61,219	168.865	167.470	2,198,986	(8)
	12/10/2014	(3)						12,977						2,191,361	(9)
	2/12/2014	(4)					2,691	13,457	32,297	(6)				1,835,939	(10)

John H. Weiland	N/A		443,500	887,000	1,330,500	(5)
	12/10/2014	(2)									32,022	168.865	167.470	1,150,230	(8)
	12/10/2014	(3)						6,788						1,146,256	(9)
	2/12/2014	(4)					1,835	9,176	22,022	(6)				1,251,882	(10)

Christopher S. Holland	N/A		203,116	406,232	609,348	(5)
	N/A			71,688
	12/10/2014	(2)									18,837	168.865	167.470	676,625	(8)
	12/10/2014	(3)						3,993						674,278	(9)
	2/12/2014	(4)					979	4,894	11,746	(6)				667,688	(10)

Jim C. Beasley	N/A		118,900	237,800	356,700	(5)
	N/A			237,800
	12/10/2014	(2)									18,837	168.865	167.470	676,625	(8)
	12/10/2014	(3)						3,993						674,278	(9)
	2/12/2014	(4)					979	4,894	11,746	(6)				667,688	(10)

Timothy P. Collins	N/A		119,480	238,960	358,440	(5)
	N/A			238,960
	12/10/2014	(2)									18,837	168.865	167.470	676,625	(8)
	12/10/2014	(3)						3,993						674,278	(9)
	2/12/2014	(4)					979	4,894	11,746	(6)				667,688	(10)

(1)	Reflects the potential amounts payable as annual bonus awards under our Executive Bonus Plan. As described above in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” annual bonuses for Messrs. Ring and Weiland are determined based on achievement of corporate financial targets. A portion of the annual bonus for Messrs. Holland, Beasley and Collins is based on the achievement of corporate financial targets and the remaining portion is based on the achievement of certain financial targets for their respective business units. The amount in the first row for Messrs. Holland, Beasley and Collins reflects the portion of their annual bonus based on achievement of corporate financial targets and the amount in the second row reflects the portion of their annual bonus based on achievement of their respective business unit targets, which have no minimum or maximum amounts.

(2)	Stock options granted under our 2012 Long Term Incentive Plan.

(3)	Performance-contingent restricted stock units granted under our 2012 Long Term Incentive Plan.

(4)	Performance units granted under our 2012 Long Term Incentive Plan.

(5)	Reflects the maximum bonus amount upon 115% achievement of the combined primary corporate performance targets. As noted above in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” however, this amount may be increased based on the Company’s average percentage achievement above the secondary corporate target, which percentage is multiplied by the bonus percentage based on the level of achievement of the combined primary performance targets to determine the total bonus amount, and, if applicable, may also be increased by the level of achievement of the executive’s business unit performance targets. No bonus payout for 2014 can exceed $3,000,000 pursuant to the terms of the Executive Bonus Plan.

(6)	Reflects the maximum potential number of units received upon achievement of three-year average adjusted sales growth target plus the maximum potential total shareholder return modifier.

(7)	Stock options granted with an exercise price equal to the fair market value of our common stock on the date of grant, which is the average of the high and low prices of our common stock as reported on the NYSE on the date of grant.

(8)	Amount represents the value of stock options granted in 2014, calculated using a grant date fair value per share of $35.92, determined as of December 10, 2014. The grant date fair value was determined using a binomial-lattice valuation model that takes into account variables such as volatility, dividend yield rate and risk-free interest rate. For a description of the assumptions used to arrive at the grant date fair value, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2014.

(9)	Amount represents the value of performance-contingent restricted stock units granted in 2014, calculated using a grant date fair value per share of $168.865, computed in accordance with FASB ASC Topic 718.

(10)	Amount represents the value of performance units granted in 2014, calculated using a grant date fair value per share of $136.43.

Outstanding and Exercised Equity Awards

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(6)	Market Value of Shares or Units of Stock that have not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(7)
Timothy M. Ring	47,628	–	83.473	7/11/2017	45,110	7,516,228	90,592	15,094,439
	122,052	–	88.755	7/9/2018
	90,543	–	81.695	12/9/2019
	115,154	–	86.145	12/8/2020
	65,354	21,785(1)	84.575	12/14/2021
	37,027	37,028(2)	97.685	12/12/2022
	16,346	49,039(3)	136.370	12/11/2023
	–	61,219(4)	168.865	12/10/2024

John H. Weiland	–	13,590(1)	84.575	12/14/2021	29,656	4,941,283	56,196	9,363,378
	22,379	22,380(2)	97.685	12/12/2022
	11,145	33,435(3)	136.370	12/11/2023
	–	32,022(4)	168.865	12/10/2024

Christopher S. Holland	7,940	7,941(5)	95.990	6/1/2022	3,452	575,172	27,353	4,557,557
	11,955	11,955(2)	97.685	12/12/2022
	5,944	17,832(3)	136.370	12/11/2023
	–	18,837(4)	168.865	12/10/2024

Jim C. Beasley	–	8,656(1)	84.575	12/14/2021	3,838	639,488	31,615	5,267,691
	–	11,955(2)	97.685	12/12/2022
	5,944	17,832(3)	136.370	12/11/2023
	–	18,837(4)	168.865	12/10/2024

Timothy P. Collins	25,967	8,656(1)	84.575	12/14/2021	3,838	639,488	31,615	5,267,691
	11,955	11,955(2)	97.685	12/12/2022
	5,944	17,832(3)	136.370	12/11/2023
	–	18,837(4)	168.865	12/10/2024

(1)	Reflects stock options granted on December 14, 2011 that vest in 25% annual increments on the first four anniversaries of the grant date.

(2)	Reflects stock options granted on December 12, 2012 that vest in 25% annual increments on the first four anniversaries of the grant date.

(3)	Reflects stock options granted on December 11, 2013 that vest in 25% annual increments on the first four anniversaries of the grant date.

(4)	Reflects stock options granted on December 10, 2014 that will vest in 25% annual increments on the first four anniversaries of the grant date.

(5)	Reflects stock options granted on June 1, 2012 that vest in 25% annual increments on the first four anniversaries of the grant date.

(6)	The restricted stock in this column was granted subject to both performance-based and time-based vesting criteria. Except for grants made to Mr. Holland as part of his new hire grants, performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon our achievement of certain predetermined targets. The performance-based vesting criteria have been met for the shares of restricted stock reflected in this column. Amounts presented in this column do not reflect grants for which performance-based vesting criteria have not been certified (which are presented in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested”). The grant made to Mr. Holland in June of 2012 was a part of his new hire grant and is subject only to time-based vesting criteria. The following chart shows the time-based vesting dates for the unvested shares of restricted stock reflected in this column held by each named executive officer as of December 31, 2014:

Name	Restricted Shares/ Units Unvested	Grant Date	Performance Vest Date	Beginning of Time Vesting	Full Vest Date
Timothy M. Ring	18,000	December 8, 2010	December 14, 2011		December 14, 2015
	17,450	December 14, 2011	February 13, 2013		February 13, 2017
	9,660	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016

John H. Weiland	12,000	December 8, 2010	December 14, 2011		December 14, 2015
	11,630	December 14, 2011	February 13, 2013		February 13, 2017
	6,026	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016

Christopher S. Holland	3,452	June 1, 2012			June 1, 2016

Jim C. Beasley	3,838	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016

Timothy P. Collins	3,838	December 14, 2011	February 13, 2013	February 13, 2014	February 13, 2016

(7)	Amounts in this column are calculated using a price of $166.62 per share, the closing price of our common stock on December 31, 2014.

(8)	All amounts in this column represent performance-contingent restricted stock units granted on December 12, 2012, December 11, 2013 and December 10, 2014 and performance units granted March 1, 2012, February 13, 2013 and February 12, 2014, with vesting provisions as described above under the heading “Summary Compensation Table – Stock Awards.” Neither the performance-based nor time-based vesting criteria have been met for the shares of restricted stock units and performance units reflected in this column.

Option Exercises and Stock Vested in 2014

The following table sets forth information regarding options exercised by the named executive officers during 2014 and shares of performance-contingent restricted stock held by the named executive officers that vested in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Timothy M. Ring	304,401	23,723,764	56,078	9,224,123
John H. Weiland	194,124	10,512,916	39,559	6,394,187
Christopher S. Holland	–	–	–	–
Jim C. Beasley	14,634	1,134,697	11,527	1,801,634
Timothy P. Collins	29,940	1,922,824	11,788	1,836,383

(1)	Represents the difference between the exercise price of the stock options and the sale price of the common stock on exercise.

(2)	Based on the closing price of our common stock on the vesting date.

Pension Benefits

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2014. Mr. Holland does not participate in these plans.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy M. Ring	Employees’ Retirement Plan SERP	22 22	564,183 4,262,310	– –

John H. Weiland	Employees’ Retirement Plan SERP	18 18	632,685 3,251,449	– –

Jim C. Beasley	Employees’ Retirement Plan SERP	24 12	558,814 795,866	– –

Timothy P. Collins	Employees’ Retirement Plan SERP	12 12	385,961 716,923	– –

(1)	Since employees are not eligible to participate in the Employees’ Retirement Plan and SERP until they have completed one year of service, the number of years of credited service for each of the named executive officers is one year less than the number of years of actual service to the Company. Years of credited service shown are rounded to the nearest full year.

Pension and Supplemental Executive Retirement Plan

We maintain the tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for certain of our U.S.-based employees, including the named executive officers. In addition, we maintain a SERP to provide benefits to certain of our highly paid employees above the limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. Effective January 1, 2011, the Employees’ Retirement Plan and the SERP were closed to employees hired on or after that date. New hires who are not participants in the Employees’ Retirement Plan and the SERP are provided with an annual retirement contribution made by us in our qualified 401(k) plan of between 3% and 8% of pay depending on their length of service. This contribution is made for those employees active on the last day of the calendar year and based on total pay received while a participant during the calendar year. Employees become participants on the one year anniversary of employment. Mr. Holland, who was hired in 2012, became eligible for this annual retirement contribution in 2013. In addition, he is eligible to receive an enhanced benefit under our defined contribution excess plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s qualified 401(k) plan. All employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including the named executive officers, will continue to participate in such plans as structured prior to January 1, 2011.

The Employees’ Retirement Plan provides monthly benefits at normal retirement (age 65) under a formula based on the participant’s compensation and years of service. The formula is 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. Pension eligible compensation for the named executive officers consists of regular salary and annual incentive awards under the Executive Bonus Plan, including any portion of the executive’s annual bonus contributed to our MSPP. However, as described above, the Employees’ Retirement Plan is subject to a limit on the amount of each executive’s annual compensation that can be applied to the formula each year. For 2014, that limit was $260,000. In addition, there is a limit on the maximum annual benefit at normal retirement that can be provided under the tax-qualified Employees’ Retirement Plan, although no Employees’ Retirement Plan benefits have reached or are expected to reach this limit for any participants.

The SERP is a non-tax-qualified plan that provides accruals for certain executives, including our named executive officers, equal to the difference between the benefits actually accrued under the tax-qualified Employees’ Retirement Plan, and the benefits that would accrue under the tax-qualified Employees’ Retirement

Plan without the Internal Revenue Code limit on compensation that may be considered for purposes of calculating a participant’s benefit or the Internal Revenue Code limit on the annual amount of a participant’s benefits. Together, the Employees’ Retirement Plan and the SERP provide the retirement benefit that would apply under the Employees’ Retirement Plan formula without the Internal Revenue Code limitations.

Participants in the Employees’ Retirement Plan generally vest in their plan benefits after they complete five years of service. In addition to the normal retirement benefit, the Employees’ Retirement Plan provides reduced benefits upon early retirement (age 55) and unreduced benefits as early as age 62. The Employees’ Retirement Plan also provides limited death benefits and limited benefits upon termination due to disability. Eligibility for payment of SERP benefits is dependent on eligibility under the Employees’ Retirement Plan, and reductions for early payment are calculated in the same way as they would be under the Employees’ Retirement Plan; however, SERP benefits become fully vested upon a change of control of the Company.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. To comply with Section 409A of the Internal Revenue Code, for distributions that are made on or after January 1, 2009, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. Payment options include a lump sum and various annuities.

Messrs. Ring and Weiland are the only named executive officers currently eligible for early retirement under the Employees’ Retirement Plan and SERP. Participants are eligible for early retirement benefits after completing five years of service and reaching age 55. The monthly amount of early retirement benefits is the age 65 benefit under the formula described above (based on the accruals as of early retirement), but reduced by 0.5% per month for each full calendar month, if any, that early retirement benefits begin before the participant would reach age 62.

The present value of accumulated benefits shown in the table above is calculated as of December 31, 2014. The present value is calculated assuming benefits would be paid in the form of a lump sum at the earliest age at which a participant could retire and receive unreduced benefits, which is age 62. The age 62 lump sum was calculated using the mortality table specified in the Employees’ Retirement Plan (mortality improvements were projected after 2015, the last year of IRS published tables), using a 5.50% lump sum interest rate as of December 31, 2014, December 31, 2013 and December 31, 2012 measurements, respectively. The limitations applicable to the Employees’ Retirement Plan under the Internal Revenue Code as of December 31, 2014 were used to determine the benefits under each plan. This benefit at retirement age was discounted to a present value using 3.82%, 4.61% and 3.78% discount rates for December 31, 2014, December 31, 2013 and December 31, 2012 measurements, respectively. This present value assumes no preretirement mortality, turnover or disability. For additional information about the assumptions used to calculate the present value of the accumulated benefits, see Note 12 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2014.

Nonqualified Deferred Compensation

The following table sets forth information regarding our nonqualified deferred compensation arrangements in which our named executive officers participated in 2014.

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Timothy M. Ring	MSPP	507,715	273,815(2)	2,260,110	(4)	1,082,309(6)	11,029,078(7)
	SIRP	–	535,598(3)	296,788	(5)	–	4,785,705(8)

John H. Weiland	MSPP	872,808	470,820(2)	1,917,826	(4)	2,344,103(6)	8,969,155(7)
	SIRP	–	370,832(3)	272,029	(5)	–	4,330,606(8)

Christopher S. Holland	MSPP	417,128	224,973(2)	376,588	(4)	–	1,439,930(7)
	SIRP	–	51,708(3)	5,845	(5)	–	114,086(8)
	DC Excess Plan	–	22,549(8)	521		–	29,536(9)

Jim C. Beasley	MSPP	335,618	181,043(2)	692,192	(4)	795,951(6)	3,209,434(7)
	SIRP	–	126,458(3)	35,367	(5)	–	599,835(8)

Timothy P. Collins	MSPP	493,762	266,311(2)	1,058,094	(4)	910,468(6)	4,902,460(7)
	SIRP	–	142,178(3)	50,918	(5)	–	845,085(8)

(1)	Amounts represent the portion of the named executive officer’s annual bonus contributed into the MSPP in 2014. This amount was reported as compensation in 2013 and is included in the Summary Compensation Table above in the amount in the “Non-Equity Incentive Plan Compensation” column for 2013.

(2)	Amount represents the grant date fair value of the premium units acquired under the MSPP in 2014. This amount was reported as compensation in 2013 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2013.

(3)	Amount represents accruals under the SIRP in 2014 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2014.

(4)	Amount represents the increase or decrease in value of all shares in the Management Stock Purchase Plan and units in the MSPP on December 31, 2014 as compared to the value on December 31, 2013, calculated using prices of $166.62 and $133.94, respectively, less the aggregate amount of contributions made by the named executive officer and by the Company in 2014. The Management Stock Purchase Plan provided for the purchase by participants of shares of common stock and was replaced in 2004 by the MSPP. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP, which is described below. Certain of the shares and units remain subject to the restrictions and forfeiture provisions described below.

(5)	Amount represents interest that is compounded monthly at an annual effective rate of 7.0% on the existing account balance.

(6)	Amount represents the value of units in the MSPP that vested in 2014 and were distributed in 2014 to the named executive officer.

(7)	Amount represents the value of all shares in the Management Stock Purchase Plan and units in the MSPP, calculated using a price of $166.62 per share, the closing price of our common stock on December 31, 2014. This amount includes the value of shares and units purchased by the named executive officers through contributions of all or a portion of their annual bonuses. The value of the shares and units purchased by Messrs. Ring, Weiland, Holland, Beasley and Collins are $7,829,640, $6,278,575, $1,007,884, $2,246,537 and $3,431,872, respectively, calculated using a price of $166.62 per share.

(8)	Includes the following amounts that were included above in the Summary Compensation Table under the “All Other Compensation” column for the named executive officers in the years indicated:

Name	2013	2012
Timothy M. Ring	$529,522	$381,381
John H. Weiland	$369,610	$381,922
Christopher S. Holland	$38,332	$15,400
Jim C. Beasley	$95,432	N/A
Timothy P. Collins	$130,088	$127,372

No amount is shown for Mr. Beasley for 2012 because he was not a named executive officer.

(9)	Mr. Holland’s balance in the Defined Contributions Excess Plan (“DC Excess Plan”) includes the notional employer contribution for fiscal 2014 that was credited to his account in early 2015.

MSPP

Under our MSPP the named executive officers and other employees at a specified level and above are required to contribute a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to contribute additional bonus amounts up to 100% of the award. Each restricted stock unit represents the right to receive one share of common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a required minimum of four years, the participant purchases restricted stock units at a discount of 30% from the lower of the fair market value of our common stock on the first business day in July of the previous year or on the date that the bonus is approved in February. In 2014, the price used was $108.405, the fair market value of our common stock on July 1, 2013. We refer to the restricted stock units with a value equal to the amount of the 30% discount as the “premium units.” The value of the premium units for 2014 is reflected above in the column entitled “Registrant Contributions in Last Fiscal Year.” The premium units are restricted from sale for a period of four years from the grant date and are forfeited, on a pro rata basis, if a participant’s employment is terminated because of death, disability or retirement within the four-year restricted period. A participant forfeits all of his or her premium units if the participant’s employment is otherwise terminated during the four-year restricted period unless the Compensation Committee exercises its discretion to vest all or a portion of any unvested units. A participant is always 100% vested in his or her non-premium units. We pay dividend equivalents in cash on all units purchased under the MSPP in the same amount as the dividend paid on shares of common stock. In the event of a change of control of the Company, each participant would receive an immediate distribution of shares of our common stock equal to the number of restricted stock units in his or her account. Except as described above, each participant receives shares of our common stock equal to the number of units in his or her account four years from the date of purchase of the units. Participants may also elect, pursuant to the terms of the MSPP, to defer the receipt of all shares until a later date or retirement.

We adopted the MSPP in 2004 to replace the predecessor Management Stock Purchase Plan, which provided for the purchase by participants of shares of our common stock. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP described above.

SIRP

We provide supplemental retirement benefits to selected key employees, including our named executive officers, pursuant to our SIRP. Under the SIRP, each participant has an individual notional account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the SIRP.

Each month, we credit an amount to each named executive officer’s SIRP account equal to 1/12 of the executive’s annual salary and annual bonus award, multiplied by 1.1, and then multiplied by a percentage based on the executive’s age. The percentage is 2.4% for participants between the ages of 25 and 44, 4.8% for participants between the ages of 45 and 49, 12% for participants between the ages of 50 and 54 and 19.2% for participants between the ages of 55 and 61. Based on this provision, as of December 31, 2014, the rate for Messrs. Ring and Weiland was 19.2%, the rate for Messrs. Beasley and Collins was 12%, and the rate for Mr. Holland was 4.8%. We also credit each account with interest that is compounded monthly at an annual effective rate of 7.0%.

Under the SIRP, an executive is eligible to retire upon reaching age 55 and completing five years of service (early retirement under our tax-qualified Employees’ Retirement Plan). Upon retirement, a SIRP participant is entitled to payment of his or her account balance in monthly installments over a 15-year period, generally beginning six months after termination of employment. Interest continues to be credited each month on the remaining account balance until the account is fully distributed. If an executive dies after SIRP retirement payments have started, his or her beneficiary will receive payments according to the same schedule applicable to the executive, unless the remaining payments are less than a total of $20,000, in which case a lump sum payment is made to the beneficiary. All of our named executive officers with the exception of Mr. Holland have completed five years of service, but only Messrs. Ring and Weiland have reached early retirement age.

In general, if a participant in the SIRP terminates employment before reaching retirement eligibility, he or she will not receive any SIRP benefits. However, the SIRP provides a death benefit and a disability benefit for a participant who dies or becomes disabled before retiring. Benefits under the SIRP are also payable to the named executive officers following a termination of employment within three years after a change of control of the Company. These benefits are described below under the heading “Potential Payments Upon Termination or Change of Control.” An executive will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses.

Annual Retirement Contribution and Defined Contribution Excess Plan

The annual retirement accrual made by the Company is between 3% and 8% of pay depending on the participant’s length of service. This credit is made as soon as practicable following the last day of the calendar year and is based on total pay received while participating during the calendar year in excess of the strict qualified plan compensation limit which was $260,000 for 2014.

We provide supplemental retirement benefits to selected key employees who were hired after 2010 and who completed one year of service, pursuant to our Defined Contribution Excess Plan. Under the Defined Contribution Excess Plan, each participant has an individual notional account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the Defined Contribution Excess Plan. Mr. Holland became eligible for an annual retirement contribution in the 401(k) plan and the Defined Contribution Excess Plan in 2013.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain various plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a termination following a change of control of the Company.

Payments Upon Termination Other Than Following a Change of Control

Set forth below are descriptions of the various agreements, plans and programs under which benefits may be payable to our named executive officers following termination of employment other than in connection with a change of control, followed by a table that quantifies, to the extent possible, benefits under these agreements, plans and programs assuming that the named executive officer’s employment terminated on December 31, 2014.

Stock Options

Stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. For stock options granted prior to December 2011 “retirement” is defined as termination after reaching age 55 with five years of service, and for stock options granted in December 2011 or later “retirement” is defined as termination after reaching age 55 with ten years of service or age 65 with five years of service. “Disability” as defined in our 2012 Long Term Incentive Plan generally means an inability of the executive to perform his or her duties to us in all material respects by reason of a physical or mental disability that is reasonably expected to be permanent and has continued for at least six consecutive months or such shorter period as the Compensation Committee may reasonably determine in good faith. If termination is by reason of death or disability, the option remains exercisable for a period of one year from the date of termination. For stock options granted prior to December 12, 2012, if termination is by reason of retirement, the executive can exercise the option for the remaining life of the option, which cannot exceed ten years from the grant date. For stock options granted on or after December 12, 2012 (and at least six months before their termination date), executives have the lesser of five years or the remaining life of the option to exercise options that remain outstanding upon retirement. If termination is for any reason other than death, disability or retirement, unvested stock options expire immediately unless the Compensation Committee exercises its discretion to accelerate the vesting of the stock options.

Performance-Contingent Restricted Stock Units and Restricted Stock

Performance-contingent restricted stock units and performance-contingent restricted stock, including the retention grants, granted to our named executive officers that are not vested will automatically vest if the officer terminates employment by reason of death or disability and commencing with the restricted stock unit grants made in December 2011, by reason of retirement. “Disability” is defined in the 2012 Long Term Incentive Plan as described above under “Stock Options”. For grants that do not automatically vest on retirement, if termination is for any reason other than death or disability (including retirement) all performance-contingent restricted stock is forfeited unless the Compensation Committee exercises its discretion to vest any unvested shares. The Committee’s practice is to consider, on a case-by-case basis, the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting.

Performance Units

Named executive officers who have received performance units must generally remain employed through the end of the three-year performance period to be eligible for payout of the award. However, target performance units will fully vest if the officer’s employment terminates during the performance period due to death or disability (as defined above under “Stock Options”). In addition, an officer who retires during the performance period is eligible to receive an award payout that is prorated for the period of employment during the performance period and is based on the Compensation Committee’s certification of the Company’s performance against the pre-established goals.

MSPP Premium Units

Premium units purchased under our MSPP are subject to a four-year holding period from the date of purchase. A description of the premium units is set forth above under the Nonqualified Deferred Compensation Table. Under the MSPP, unvested premium units are forfeited upon termination of employment other than by reason of death, disability or retirement. If employment terminates by reason of death, disability or retirement, the MSPP provides that unvested premium units will vest, on a pro rata basis in 25% increments for each full year of employment since the date of purchase. “Retirement” is defined as retirement under our tax-qualified Employees’ Retirement Plan, and includes early retirement, which for stock units granted prior to February 2013 is termination after reaching age 55 with five years of service and for stock units granted in February 2013 or later is termination after reaching age 55 with ten years of service or age 65 with five years of service. “Disability” is defined in the 2012 Long Term Incentive Plan as described above under “Stock Options”. In addition, the Compensation Committee has the discretion to vest all or a portion of any unvested premium units upon termination of employment. Upon termination of an executive by reason of retirement, the Compensation Committee generally considers on a case-by-case basis the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting of premium units.

Annual Bonus Award

If an executive were to terminate employment before the end of a fiscal year for reasons other than death, disability or retirement, he or she would generally not receive an annual bonus award for that year. However, if an executive were to terminate employment due to death, disability or retirement, he or she would receive a prorated annual bonus award for the year of termination based upon the attainment of the actual performance goals for that year. For this purpose, “disability” is defined as a total and permanent disability as determined by a physician, after 26 weeks from the beginning of a physical or mental condition. Retirement means normal or early retirement under our tax-qualified Employees’ Retirement Plan as described above under “Stock Options”. Early retirement is termination after reaching age 55 with five years of service.

Pension and Supplemental Executive Retirement Plan Benefits

Our named executive officers, with the exception of Mr. Holland, participate in our tax-qualified Employees’ Retirement Plan and our nonqualified SERP, which are described in detail above in the narrative following the Pension Benefits Table. Mr. Holland, who was hired in 2012, does not participate in the Employees’ Retirement Plan and the SERP, as both plans were amended to close participation to employees hired on or after January 1, 2011.

If an employee terminates employment with us and has a vested benefit under the Employees’ Retirement Plan and the SERP at that time, then he or she is eligible for benefits. Benefits under the plans are vested after five years of service with us. Under the SERP, each participant would also become fully vested upon a change of control. Each of our named executive officers has completed the service required for vesting and is fully vested under both of these plans.

The plans together provide for monthly benefits upon normal retirement (age 65) equal to 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. In addition to the normal retirement benefit that would be payable under the standard formula at age 65 or as early as age 62, in certain cases, the Employees’ Retirement Plan and SERP provide reduced benefits upon early retirement (age 55), or, to a lesser extent, upon termination of employment. The plans also provide limited death benefits and limited benefits upon termination due to disability.

The monthly amount of benefits available upon termination of employment before early retirement other than due to death or disability is equal to the age 65 benefit under the standard formula based on accruals as of termination of employment, but reduced by 0.5% per month for each full calendar month between ages 55 and 62, and further reduced actuarially to the date payments begin prior to age 55. Messrs. Ring and Weiland are currently eligible for early retirement. Messrs. Beasley and Collins would be eligible for benefits under this provision upon termination of employment. Under the plans, a participant is eligible for disability benefits if he or she is unable to engage in any substantial gainful activity (employment) by reason of any medically determined physical or mental condition that can be expected to result in death or to last for at least 12 months. The monthly amount of benefits available upon disability is equal to the age 65 benefit under the standard formula based on accruals as of the date employment terminates due to disability, reduced by 0.5% per month for each full calendar month that disability benefits begin before the participant would reach age 62, but not below the amount of the benefit that would be payable upon termination for reasons other than disability.

The general pre-retirement death benefit under the plans is equal to the survivor benefit that would be paid assuming the participant’s accrued benefit at the time of death was paid beginning at early retirement age under a joint and 50% spousal survivor annuity form of benefit. Pre-retirement death benefits are also payable after age 55 to the participant’s surviving spouse or, if there is no surviving spouse, surviving children under age 21. Under such circumstances, the monthly death benefit would be equal to the amount of monthly retirement payment that would apply if the participant had retired at the time of death and elected a joint and 100% survivor annuity option.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. To comply with Section 409A of the Internal Revenue Code, for distributions that are made on or after January 1, 2009, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all current participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. New participants hired between 2008 and December 31, 2010 were required to make a similar election within 30 days of becoming notified of their eligibility to participate in the SERP. Payment options include a lump sum and various annuities. Payments under the Employees’ Retirement Plan would be paid from that plan’s trust, which is funded solely through annual employer contributions and any earnings on those contributions. We would pay benefits under the SERP directly from our general assets.

Annual Retirement Contribution and Defined Contribution Excess Plan Benefits

Mr. Holland, and each other employee hired on or after January 1, 2011 who completes one year of service, is eligible for an annual retirement contribution made by the Company in the Company’s qualified 401(k) plan of between 3% and 8% of pay depending on length of service. This contribution is made as soon as practicable following the last day of the calendar year and is based on total pay received while participating during the calendar year. Mr. Holland became eligible for this annual retirement contribution in the 401(k) plan in 2013. He will also be eligible to receive an enhanced benefit under our Defined Contribution Excess Plan, which provides benefits to highly paid employees hired on or after January 1, 2011 above the strict limits imposed on the benefits provided under the Company’s qualified 401(k) plan.

Supplemental Insurance/Retirement Plan and Key Executive Insurance Plan

We provide supplemental retirement, death and disability benefits to selected key employees, including the named executive officers, pursuant to our SIRP, as described above in the narrative under the Nonqualified Deferred Compensation Table. A participant forfeits all benefits owed under the SIRP upon violation of certain restrictive covenants with us, or upon termination of employment before age 55, other than termination due to death or disability or within three years after a change of control. The restrictive covenants generally provide that the executive officer will not engage in business activities that are competitive with our businesses and will maintain the confidentiality of our confidential information. We pay SIRP benefits from our general assets. Mr. Ring is age 57 and Mr. Weiland is age 59 and both would have been eligible for benefits under the SIRP if their employment had terminated on December 31, 2014. Since Messrs. Holland, Beasley and Collins have not reached age 55, they would not have been eligible for any benefits under the SIRP if their employment had terminated on December 31, 2014 for any reason other than due to death or disability.

If a participant dies while employed with us, the SIRP provides a death benefit instead of retirement benefits. Under the SIRP, a portion of the death benefit equal to 50% of the executive’s annual base salary is payable in a lump sum upon the executive’s death, and the remainder is payable in equal installments over 60 months. The death benefit for Messrs. Weiland, Holland, Beasley and Collins equals the greater of (i) 5.5 times the executive’s annual base salary and (ii) three times the executive’s annual base salary, plus the balance of the participant’s SIRP account at the time of death. The death benefit under the SIRP for Mr. Ring equals three times his annual base salary, due to his participation in the Key Executive Insurance Plan, or “KEIP.” The SIRP and KEIP death benefits together provide Mr. Ring with a death benefit equal to 5.5 times annual base salary. The KEIP is a split-dollar life insurance arrangement that we previously established for certain employees, including Mr. Ring. Under the KEIP, we initially paid a portion of the premiums on a whole life insurance policy for Mr. Ring, and Mr. Ring paid a portion of the premiums. Neither Mr. Ring nor the Company currently pay premiums on Mr. Ring’s policy, but the policy remains in effect with premiums paid from the accumulated value of the policy. Upon Mr. Ring’s death, his beneficiary is entitled to a portion of the benefits payable under the policy equal to 2.5 times his then-current annual base salary, payable in installments over 60 months. We are entitled to the remainder of the benefits payable under the life insurance policy after satisfaction of Mr. Ring’s benefits.

If an executive becomes disabled before retirement and remains disabled through age 65, the SIRP pays benefits beginning at age 65. This benefit would be calculated as if the executive had remained employed through age 65. If the disability ceases after age 55 but prior to age 65, and the executive does not return to active employment, the executive receives benefits as if he or she had retired on the date the disability ceased. If an executive becomes disabled and dies before age 65 while remaining disabled, no retirement benefits are payable, but we pay the death benefit described above.

Severance

We do not have a separate formal severance program for executive officers who have change of control agreements. As a result, a decision to make a severance payment to an executive officer is in the discretion of the Compensation Committee. In determining the amount of severance, if any, for executive officers whose employment is terminated by us, the Compensation Committee’s practice is to consider on a case-by-case basis the circumstances surrounding the departure, our past practices and then-current market practices. We entered into an agreement with Mr. Weiland, however, in 1996 at the start of his employment that requires us to pay him one year of base salary and bonus if he is terminated without cause. The term “cause” is not defined in the agreement.

Potential Termination Benefits Other Than Following a Change of Control

The following table sets forth the potential benefits payable pursuant to the arrangements described above for our named executive officers, assuming termination of employment on December 31, 2014 other than in connection with a change of control and a price of $166.62 per share of our common stock, the closing price on December 31, 2014.

Benefit/Plan/Program	Timothy M. Ring	John H. Weiland		Christopher S. Holland	Jim C. Beasley	Timothy P. Collins
Stock Options(1)	$5,823,305	$3,669,166		$1,924,409	$2,073,717	$2,073,717
Restricted Stock Units/Restricted Stock(2)	$14,510,769	$9,172,431		$2,895,189	$2,959,504	$2,959,504
MSPP Premium Units(3)	$603,831	$1,109,023		$ 39,322	$378,894	$563,675
Performance Units(4)	$8,099,898	$5,132,229		$2,237,540	$2,947,674	$2,947,674
Annual Bonus Plan(5)	$1,754,298	$1,055,530		$ 593,218	$622,442	$655,945
Employees’ Retirement Plan and SERP(6)	$5,148,350	$4,371,864		–	$1,039,028	$883,554
Annual Retirement Contribution in 401(k) Plan and Defined Contribution Excess Plan	–	–		$ 9,121	–	–
SIRP/KEIP
Termination other than for Death or Disability–SIRP(7)	$8,339,868	$7,546,787		–	–	–
Death–SIRP(8)	$3,276,000	$6,991,608		$3,285,700	$3,269,750	$3,285,700
Death–KEIP(9)	$2,730,000	–		–	–	–
Severance	–	$1,774,000	(10)	–	–	–

(1)	Amounts represent the value of unvested stock options that would have vested upon termination of employment by reason of death or disability or, in the case of Messrs. Ring and Weiland, the only named executive officers who have satisfied retirement eligibility, by reason of retirement.

(2)	Amounts represent the value of unvested performance-contingent restricted stock units and unvested performance-contingent restricted stock (including the retention grants made to Messrs. Ring and Weiland prior to 2012) that would have vested upon termination of employment by reason of death, disability, or, by reason of retirement (i) with respect to the grants of restricted stock units made in December 2011, 2012 and 2013 or (ii) with respect to other grants, if vesting were to be accelerated by the Compensation Committee.

(3)	Amounts represent the value of unvested premium units that would have vested upon termination of employment by reason of death or disability or, in the case of Messrs. Ring and Weiland, the only named executive officers who have satisfied retirement eligibility, by reason of retirement. Assuming acceleration by the Compensation Committee of all unvested premium units for the named executive officers upon termination of employment on December 31, 2014, the potential value of these units for Messrs. Ring, Weiland, Holland, Beasley and Collins would be $1,499,580, $2,690,580, $432,046, $962,897 and $1,384,112, respectively.

(4)	Amounts represent the value of unvested performance units that would have vested upon termination of employment by reason of death or disability. Upon termination of employment by reason of retirement, Messrs. Ring and Weiland, who have satisfied retirement eligibility, would have received $5,730,728 and $3,584,496, respectively.

(5)	Amounts represent the amount of the bonus that would have been payable upon termination by reason of death or disability or, in the case of Messrs. Ring and Weiland, the only named executive officers who have reached retirement age, by reason of retirement.

(6)	Represents the combined benefits under the plans, assuming each named executive officer elected a lump sum distribution, payable to Messrs. Beasley and Collins upon termination of employment before early retirement for reason other than death or disability and payable to Messrs. Ring and Weiland upon termination of employment upon early retirement. Assuming termination due to death and commencement of survivor benefits on December 31, 2014, the survivor benefit payable with respect to Messrs. Beasley and Collins would be approximately 40% to 60% of the lump sum payable upon termination of employment as set forth in the table. With respect to Messrs. Ring and Weiland, since they are currently retirement eligible, a higher survivor benefit would apply and would provide for approximately 90% to 100% of the lump sum payable at termination of employment.

(7)	This amount is the aggregate of payments to be made in monthly installments over 15 years (beginning six months after termination of employment) for any reason other than death or disability. None of the named executive officers, with the exception of Messrs. Ring and Weiland, have reached retirement age as of December 31, 2014 and therefore were not eligible for benefits under the SIRP.

(8)	Amounts represent the death benefit payable to each of the named executive officers, with 50% of the executive’s annual base salary payable in a lump sum upon death and the remainder payable in equal installments over 60 months. This amount does not reflect interest that would be payable pursuant to the plan as a result of the six-month delay in payment required under Section 409A of the Internal Revenue Code.

(9)	The amounts payable under the KEIP would have been paid by the insurer pursuant to the whole life insurance policies subject to the KEIP.

(10)	Represents one year of base salary and bonus, calculated based on Mr. Weiland’s 2014 base salary plus a bonus component valued at 100% of his target bonus for 2014 pursuant to the agreement described above under the heading “Severance.” This amount would only be payable if termination on December 31, 2014 was without cause.

Payments Upon Termination Following a Change of Control

The potential payments to our named executive officers upon termination of employment following a change of control of the Company are described below under the headings “Change of Control Agreements,” “Long Term Incentive Plan” and “SIRP.” All amounts are calculated assuming termination on December 31, 2014.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide for benefits upon:

(A)	termination of employment by the executive for “good reason,” or by us or the successor company without “cause,” in either case within three years after a change of control, or before a change of control if the executive is terminated in connection with a proposed change of control; or

(B)	the executive’s termination for any reason during the six-month period following the first anniversary of a change of control.

The benefits are as follows:

•	accrued base salary and a prorated bonus through the date of termination, based on an average of the annual incentive bonus for the prior three years;

•	severance pay equal to three times the sum of the executive officer’s highest base salary and average annual incentive bonus during the prior three years;

•	all compensation previously deferred by the executive officer and not yet paid to him or her;

•	an amount equal to the additional accruals under our pension plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation;

•	continued participation in our benefit plans for three years, or, if such participation is not possible, provision of substantially similar benefits; and

•	outplacement services and financial counseling services for three years.

We or the successor company must pay the cash amounts in a lump sum within ten days after termination of the executive’s employment, unless the executive elected to receive installments. Payments to certain employees, including our named executive officers, are required by Section 409A of the Internal Revenue Code to be delayed for six months after termination of employment. The agreements also provide for a gross-up payment if the executive officer is subject to excise taxes under Section 4999 of the Internal Revenue Code. This payment would be calculated by a national accounting firm so that the amount remaining, after all taxes have been paid from the gross-up payment, is equal to the amount of the executive’s excise tax. Effective for all new change of control agreements entered into in 2010 and thereafter, the Committee removed the tax gross-up payments and the “walk-away” rights referred to in clause (B) above.

“Change of control” is defined in the agreements as any change of control that has to be reported on Form 8-K. A change of control is also deemed to occur upon the acquisition by a person or a group of 20% or more of the voting power of our stock or a change in the members of our Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors.

The executive could terminate for “good reason” upon us or our successor company: (i) taking any action that results in a reduction in the executive’s position, authority, duties or responsibilities, other than a minor action that is remedied promptly after the executive notifies us of the action; (ii) failing to provide the compensation specified under the agreements and a minimum level of benefits, as well as expense reimbursement and support staff, based on the level provided prior to the change of control; (iii) requiring the executive to relocate to an office more than 35 miles from the current location; (iv) attempting to terminate the executive in a manner not permitted by the agreements (for example, terminating the executive for cause without providing the required notice of termination); or (v) failing to require a successor to assume the agreements. “Cause” is defined as: (a) any act of dishonesty intended to result in substantial personal enrichment of the executive at our (or our successor company’s) expense; (b) repeated willful and deliberate violations of the executive’s job responsibilities under the agreement that are not corrected after notice from us (or our successor company); or (c) the executive’s conviction of a felony.

In addition, upon the executive’s termination due to death or disability after a change of control, the agreements require death or disability benefits, as applicable, to be provided to the executive and his or her family at least as favorable as those in effect prior to the change of control.

The agreements expire three years after any change of control or, if earlier, upon the executive’s reaching the normal retirement date under our retirement plan, which is age 65. Under certain circumstances, the Board of Directors may also terminate the agreements prior to any change of control. The agreements also will expire upon the executive officer’s death, permanent disability or termination of employment for cause. The agreements require the executive officers to maintain the confidentiality of our information.

Potential Termination Benefits Following a Change of Control

The following table describes the potential payments that would be made pursuant to the change of control agreements presently in effect between us and each of the named executive officers upon termination of employment following a change of control of the Company as of December 31, 2014.

Benefit/Payment	Timothy M. Ring	John H. Weiland	Christopher S. Holland	Jim C. Beasley	Timothy P. Collins
Severance Payment(1)(4)	$7,574,767	$5,316,678	$2,752,823	$2,908,222	$3,132,147
Bonus–Year of Termination(2)(4)	$1,428,997	$882,801	$319,330	$373,880	$445,425
Additional Pension Payment(3)(4)	$2,660,094	$1,854,114	$23,629	$657,531	$848,746
Financial Counseling Services(5)	$15,000	$15,000	$15,000	$15,000	$15,000
Welfare Benefit Continuation(6)	$78,371	$78,371	$78,371	$78,371	$78,371
Outplacement Services(7)	$60,000	$60,000	$60,000	$60,000	$60,000
Excise Tax & Gross-Up(8)	$–	$–	$–	$3,711,569	$4,847,287

(1)	Amounts represent three times the sum of the highest base salary and average annual incentive bonus during the prior three years.

(2)	Amounts represent the annual incentive bonus for the year in which the termination of employment occurs, based on an average of the annual incentive bonus for the prior three years, on a pro rata basis through the date of termination.

(3)	Amounts represent the present value of additional accruals under our Employees’ Retirement Plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation. Amounts are based on the plans’ calculation of lump sum payments, which, for terminations on December 31, 2014 that would result in payments in 2015 is based upon the present value of a lifetime annuity using the minimum assumptions permissible under law for 2015 lump sum payments, which include discount rates of 1.24%, 3.86% and 4.96% over the lifetime of the individual under IRS published mortality tables. The lump sum is the present value of the benefit provided at the earliest retirement age. For Mr. Holland, the amount shown in this table represents the unvested portion of the amount in the Nonqualified Deferred Compensation Table above in the “DC Excess Plan” row, which would fully vest upon a change of control.

(4)	These amounts do not reflect interest that would be payable as a result of the six-month delay in payment required under Section 409A of the Internal Revenue Code.

(5)	Amounts represent estimated cost of financial planning services for a period of three years, assuming a cost of $5,000 per year.

(6)	Amounts represent the present value of the estimated cost for continuation of welfare benefits, which are life, health and disability benefits, for a period of three years, assuming an average cost of $26,289 per year. For purposes of the present value calculation, we used 120% of the short-term applicable federal interest rate of 0.41%, compounded semi-annually.

(7)	Amounts represent estimated cost for outplacement services for a period of three years, assuming a one-time cost of $60,000.

(8)	Represents estimated excise taxes plus an estimated “gross-up” payment relating to the excise tax, assuming an effective individual federal income tax rate of 39.6%, a New Jersey state income tax rate of 8.97% and a Medicare tax rate of 2.35%. The gross-up payment is an additional amount that we are required to pay to the executive in order to make the executive whole for federal excise taxes imposed on the executive as a result of the executive’s receipt of payments that are contingent upon a change of control, as well as the payment of all federal and state income and excise taxes imposed on the gross-up payment. In determining the excise tax and gross-up amount shown in this table, we allocated a portion of the value of the payments to be made to the executive to a one-year non-compete agreement with the executive. We have been advised that such an allocation is customary in the event of an actual change of control and would result in a reduction of the amount of the applicable excise tax. For purposes of this table, the value allocated to the non-compete agreements with the named executive officers is the aggregate value of the executive’s total compensation for 2014 as reflected in the Summary Compensation Table above. In the event of an actual change of control, an alternative approach to determine the value to allocate to the non-compete agreement may be used, which could include an independent market value analysis of these non-compete agreements. In addition, amounts representing any pro rata bonuses payable to the named executive officers in the year of termination have not been included in determining the estimated excise tax because we have been advised that it is customary for such regular and recurring bonus payments to be excluded from the calculation of excise tax under Section 280G and Section 4999 of the Internal Revenue Code. Mr. Holland’s change of control agreement does not include a payment for any excise tax amounts. However, the after tax proceeds of any amounts paid upon a change of control would be compared with the amounts payable in event that these payments were limited to no more than three times the base amount, and the higher after tax amount would be paid.

Long Term Incentive Plan

Our named executive officers currently hold equity grants awarded under our 2012 Long Term Incentive Plan (formerly our 2003 Long Term Incentive Plan). The 2012 LTIP was amended effective February 12, 2014 to provide that, except to the extent the Compensation Committee determines otherwise, grants made on or after such date (other than the MSPP grants made on such date) would vest if the executive experiences a qualifying termination of employment in connection with a change of control (a “qualifying termination”). Prior to this amendment, the plans provided for all participants that any securities that are not vested become immediately vested upon a change of control, with the exception of (i) grants made on or after December 11, 2013 which, pursuant to the terms of the grants, would vest only if the executive experiences a qualifying termination, and (ii) the retention grants made to Messrs. Ring and Weiland prior to 2012, which do not automatically vest and which remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise. “Change of control” is defined substantially in the same manner as in our change of control agreements described above. The following table describes the potential aggregate value to the named executive officers associated with the accelerated vesting of unexercisable stock options, unvested restricted stock units, unvested restricted stock (other than the retention grants), unvested performance units (at target) and unvested MSPP premium units assuming a change of control of the Company as of December 31, 2014 and a price of $166.62 per share of common stock, which was the closing price on December 31, 2014:

Benefit/Payment	Timothy M. Ring	John H. Weiland	Christopher S. Holland	Jim C. Beasley	Timothy P. Collins
Unexercisable Stock Options(1)	–	–	$1,384,991	$1,534,299	$1,534,299
Unvested Restricted Stock Units and Restricted Stock(2)	$4,122,845	$2,523,127	$1,386,612	$1,450,927	$1,450,927
Performance Units	$5,857,693	$3,603,324	$1,422,102	$2,132,236	$2,132,236
Unvested MSPP Premium Units	$1,499,580	$2,690,580	$432,046	$962,897	$1,384,112

(1)

As described above under “Potential Payments Upon Termination Other Than Following a Change of Control – Stock Options,” stock options granted to our named executive officers before December 12, 2012 that are not vested become fully vested and exercisable if the officer terminates employment after having met the retirement criteria. Stock options granted on or after December 12, 2012 that are not vested become fully vested if the officer has met the retirement criteria and terminates employment not earlier than six months following the grant date. Messrs. Ring and Weiland have met the retirement criteria and, as a result, their unvested stock options (including unvested stock options granted on December 12, 2012 that were granted at least six months before their termination date) would vest upon their termination, with or without a change of control. Excludes grants made on or after December 11, 2013 which, pursuant to the terms of the grant, do not vest upon a change of control unless the executive experiences a qualifying termination or the Compensation Committee determines otherwise.

(2)	Restricted stock units granted to our named executive officers before December 12, 2012 that are not vested become fully vested if the officer terminates employment after having met the retirement criteria. Restricted stock units granted on or after December 12, 2012 that are not vested become fully vested if the officer has met the retirement criteria and terminates employment not earlier than six months following the grant date. Messrs. Ring and Weiland have met the retirement criteria and, as a result, their unvested restricted stock units (including unvested restricted stock units granted on December 12, 2012 that were granted at least six months before their termination date) would vest upon their termination, with or without a change of control. Excludes grants made on or after December 11, 2013 which, pursuant to the terms of the grants, do not vest upon a change of control unless the executive experiences a qualifying termination or the Compensation Committee determines otherwise.

In December 2010, the Company discontinued granting limited stock appreciation rights, or “LSARs,” in tandem with stock options. Prior to December 2010, LSARs were granted to our named executive officers in tandem with stock options. The LSARs may only be exercised within sixty days after a change of control of the Company. The LSARs give an executive the right to receive payment in cash or shares (as determined by us) equal to the difference between the fair market value of a share of our common stock on the date of exercise, or, if higher, the highest price per share paid in connection with the change of control, minus the exercise price of the option. In the event the LSAR is exercised, the related options are cancelled, and vice versa. The LSARs are vested to the same extent as the related stock options. The term “change of control” applicable to LSARs is defined substantially in the same manner as in the change of control agreements, as described above. The potential value to the named executive officers upon exercise of their LSARs following a change of control, assuming the fair market value on December 31, 2014, is at least as high as the change of control price, and is equivalent to the amount set forth in the table above in the “Unexercisable Stock Options” row.

SIRP

We provide supplemental retirement benefits to the named executive officers pursuant to our SIRP. Retirement benefits under our SIRP are payable to the named executive officers following a termination of employment for any reason within three years after a change of control of the Company. The amount payable upon termination within three years after a change of control is the usual retirement benefit under the SIRP, but with the account balance calculated as if the executive had remained employed and continued to receive annual accruals to his or her account, and retired upon reaching age 65. The age 65 account balance is determined by assuming a 6% increase in salary and annual bonus each year after termination. The projected age 65 benefit payable over 15 years is then converted to a lump sum payable six months after termination. The lump sum is calculated by discounting back the projected age 65 benefit to the executive’s actual age, using a 4.29% interest rate. The executive may also elect to defer payment of the lump sum to a fixed future date, subject to certain restrictions. “Change of Control” is defined under the SIRP as the beneficial ownership by a person of 25% or more of the voting power of our stock or a change in a majority of our Board of Directors during any period of two years or less. Assuming a termination on December 31, 2014 following a change of control, the amount of the payment under the SIRP to each of Messrs. Ring, Weiland, Holland, Beasley and Collins would equal $10,854,672, $7,627,422, $4,379,310, $4,369,619 and $4,061,811, respectively.

DIRECTOR COMPENSATION

The table below sets forth compensation received by each non-employee director during 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David M. Barrett	86,300	102,163	74,800	263,263
Marc C. Breslawsky	84,050	34,617	74,800	193,467
Herbert L. Henkel	104,650	34,617	69,800	209,067
John C. Kelly	113,950	102,163	74,800	290,913
David F. Melcher	86,300	102,163	69,800	258,263
Gail K. Naughton	91,000	102,163	69,800	262,963
Tommy G. Thompson	78,050	34,617	74,800	187,467
Anthony Welters	92,650	102,163	69,800	264,613
Tony L. White	100,050	102,163	74,800	277,013

(1)	Messrs. Henkel, Kelly and Welters deferred all of their cash fees earned in 2014 into 761, 809 and 682 shares of phantom stock, respectively. Dr. Barrett deferred 50% of his cash fees earned in 2014 into 325 shares of phantom stock and 50% into a deferred interest account. Mr. Thompson deferred 50% of his cash fees earned in 2014 into 294 shares of phantom stock. Mr. White did not defer his cash fees in 2014; however, a deferral account for fees deferred in previous years is maintained on his behalf. Messrs. Breslawsky and Melcher and Dr. Naughton did not defer their cash fees earned in 2014. For a description of the fees paid to non-employee directors and the deferral of such fees, see “Fees and Deferred Compensation” below.

(2)	Amounts in this column represent the aggregate grant date fair value of stock awards in 2014 under our 2005 Directors’ Stock Award Plan. The grant date fair value for annual awards made to all non-employee directors on December 10, 2014 was $168.865. For a description of the stock awards granted to non-employee directors, see “Stock Awards and Option Awards – Stock Awards” below.

(3)	Amounts in this column include the value of share equivalent units granted to non-employee directors on December 10, 2014 under our Stock Equivalent Plan. For a description of the method for calculating the number of share equivalent units granted under the Stock Equivalent Plan, see “Stock Equivalent Plan for Outside Directors” below. For each of Dr. Barrett and Messrs. Breslawsky, Kelly, Thompson and White, the amount in this column also includes a contribution in the amount of $5,000 made by our charitable foundation for 2014 on each director’s behalf under the foundation’s matching gift program. For a description of the matching gift program, see “Matching Gift Program” below.

The table below sets forth the aggregate number of outstanding stock awards, option awards, phantom stock shares under the Deferred Compensation Contract and share equivalent units under the Stock Equivalent Plan held by each director as of December 31, 2014.

Name	Stock Awards (#)	Option Awards (#)	Deferred Compensation Contract – Phantom Stock Shares (#)	Stock Equivalent Plan – Share Equivalent Units (#)
David M. Barrett	1,956	–	2,323	4,112
Marc C. Breslawsky	1,156	7,200	29,937	23,940
Herbert L. Henkel	1,156	7,200	16,340	11,604
John C. Kelly	1,556	1,200	3,315	4,112
David F. Melcher	605	–	–	413
Gail K. Naughton	1,556	2,000	–	8,454
Tommy G. Thompson	1,156	6,000	7,250	7,479
Anthony Welters	1,956	4,800	18,793	16,746
Tony L. White	1,956	7,200	19,748	23,940

Fees and Deferred Compensation

Cash Fees

In 2014, non-employee directors received an annual cash retainer in the amount of $50,000, which was paid semi-annually. In addition, for each Board of Directors and Committee meeting attended, each non-employee director received a fee of $1,650, except for committee chairs, who received a fee of $3,650 for each Committee meeting and scheduled interim conference. Directors on the Science and Technology Committee who participated in technology reviews with management for proposed business development opportunities also received a fee equivalent to a meeting fee of $1,650 for each such review. The lead director also received an annual cash retainer in the amount of $20,000, payable semi-annually. Directors who are also our employees did not receive any additional compensation for their service as directors.

Deferred Compensation Contract

Our directors may defer all or a portion of their cash fees under our Deferred Compensation Contract, Deferral of Directors’ Fees. Under this arrangement, the director’s deferred amounts are credited to a bookkeeping account for the director. The director may elect (i) to have the account credited with interest, or (ii) to have the account deemed invested in shares of our common stock, referred to as “phantom” stock, with the value of the account determined by the price of our common stock and the number of phantom stock shares in the account. Each of our directors who currently defers fees has elected to place his or her deferrals in a deferred stock account, except for Dr. Barrett who has deferred 50% of his cash fees into a deferred stock account and 50% of his cash fees into a deferred interest account. The deferred stock accounts are credited with a number of phantom stock shares equal to the dollar amount of the fees deferred, divided by the value of a share of our common stock on the date the fees would otherwise have been paid. Upon termination of service as a director, we convert the phantom stock in the director’s deferred stock account back to a cash value by multiplying the total number of shares of phantom stock by the value of a share of our common stock at that time. No shares of our common stock are purchased or issued in connection with this arrangement, and all deferred stock accounts are paid in cash. Dividend equivalents are credited on phantom stock in the same amount as paid on our common stock and are automatically deemed reinvested into additional shares of phantom stock. A deferred interest account is credited quarterly, until the account has been distributed, with (i) simple interest equal to the average percentage of interest earned on our marketable securities portfolio during the preceding three months, or (ii) if we do not have a marketable securities portfolio, the prime rate as of the end of the quarter as published in the Wall Street Journal. We pay the value of an account, as elected by the director, in up to ten annual installments or as a lump sum following the termination of a director’s term, as elected by the director.

Stock Awards and Option Awards

Stock Awards

For non-employee directors elected for terms on or before our 2012 Annual Meeting of Shareholders (each, a “Classified Director”), the 2005 Directors’ Stock Award Plan (the “Stock Award Plan”) provided for the grant of automatic, or “formula-based,” stock awards to each Classified Director in the year of his or her appointment, election or re-election as a director. Under the formula, each Classified Director received a grant of 400 shares of restricted stock for each year or partial year remaining in his or her term on the first business day in October following appointment or election. Therefore, a Classified Director who was elected to the Board of Directors for a three-year term received a stock award of 1,200 shares of common stock. The shares are subject to both a vesting restriction and a transfer restriction. Under the Stock Award Plan, 400 of the shares vest immediately and the remaining 800 shares are subject to forfeiture and vest in 50% increments on each of the first two anniversaries of the grant date. Once vested, the shares are subject to a restriction on transfer for an additional period of two years, but are no longer subject to forfeiture. Any unvested shares of a formula-based stock award are forfeited if a person ceases to serve as a director for any reason.

In 2012, shareholders approved the amendment of our Restated Certificate of Incorporation to declassify the Board, with 2012 being the last year shareholders elected directors to three-year terms. In addition, at its December 2011 meeting, the Board approved changes to the director compensation program, to move to a value-based program. As a result of these changes, 2012 was the last year of the “formula-based” stock awards, and the Stock Award Plan was amended accordingly. For 2014, the Governance Committee set a target value of equity awards at $100,000. On December 10, 2014, each non-employee director elected for a one-year term in 2014 received a stock award of 605 shares that vests in full at the end of three years. Each non-employee director elected to a three-year term in 2012, received a stock award of 205 shares that vests in full at the end of three years, which was determined after giving effect to the value of the “formula-based” stock award made in respect of 2014. These awards are considered discretionary stock awards under the Stock Award Plan.

We may grant our non-employee directors additional discretionary stock or stock-based awards under the Stock Award Plan subject to a maximum value not to exceed $150,000 annually in aggregate, and the Governance Committee has the authority to grant these shares and set any conditions or restrictions. Subject to the discretion of the Governance Committee, unvested shares of a discretionary stock award are forfeited in the event a person ceases to serve as a director, except as a result of death or retirement, in which case all such shares will vest. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to stock awards granted under this plan.

Option Awards

In December 2010, the Governance Committee eliminated the grant of formula-based option awards in favor of full value stock awards, and the Stock Award Plan was amended accordingly. Previous grants of formula-based option awards were made at the same time that option grants were made to the Company’s officers. The options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in 400 share increments on each of the first three anniversaries of the grant date. The Governance Committee may grant non-employee directors option awards under the Stock Award Plan, and determines any conditions or restrictions on the grants. No option awards have been granted to directors since 2011.

If a person ceases to serve as a director for any reason other than death or retirement, any unvested options will expire immediately. If a person ceases to serve as a director as a result of his or her death, his or her personal representative may exercise all vested and unvested options for a period of one year but in no event beyond the term of the option. If a person ceases to serve as a director as a result of his or her retirement, he or she may exercise all vested options through the term of the option, and all unvested options will expire immediately. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to option awards under this plan.

Stock Equivalent Plan for Outside Directors

We also maintain the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., or the “Stock Equivalent Plan.” Under the Stock Equivalent Plan, we maintain a bookkeeping account for each non-employee director to which we credit an amount each year. The account is deemed invested in shares of our common stock, referred to as “share equivalent units,” with the value of the account determined by the price of our common stock and the number of share equivalent units in the account. No shares of our common stock are actually purchased or issued in connection with this arrangement. The annual grant of share equivalent units under the Stock Equivalent Plan is made on the same date as awards granted under the Directors’ Stock Award Plan and is determined according to a formula, which provides that a director receives a number of share equivalent units equal to (i) the sum of (A) the annual retainer then in effect for non-employee directors and (B) 12 times the per-meeting fee for non-employee directors then in effect, divided by (ii) the fair market value of a share of our common stock on the date of the grant. The fair market value is defined as the average of the high and low selling prices of our common stock on the NYSE. Based on the formula described above, the value of the share equivalent units granted to each non-employee director effective December 10, 2014 was approximately $69,800, and included 413 share equivalent units based on a price of $168.865 per share, the fair market value of our common stock on December 10, 2014.

Each director’s account in the Stock Equivalent Plan becomes vested after five years of service on our Board of Directors, or immediately upon a change of control, which is defined in the same manner as under our executive change of control agreements described above. If the account is not vested at the time the director terminates service, all benefits are forfeited. In addition, if we terminate a director for “cause,” then his or her entire account, whether vested or unvested, will be forfeited. “Cause” is defined as a breach of a director’s duty of loyalty to us or our shareholders, any act not in good faith or involving a knowing violation of law, or any act resulting in the director’s receipt of an improper personal benefit. Other than following a change of control or after the director’s death, a director will also forfeit any remaining unpaid benefits if he or she fails to remain available to provide advice and counsel to us or engages in activities the Board of Directors determines to be competitive with our interests following termination of service.

Payment of benefits generally may not begin before the director reaches age 55. The value of the director’s account is equal to the total number of share equivalent units credited to the account, multiplied by the average of the closing prices of our common stock on the NYSE during the six-month period immediately preceding the director’s date of termination. We pay benefits under the Stock Equivalent Plan in cash, either in a lump sum or in quarterly installments over a number of years equal to the number of full or partial years the director served on our Board of Directors, at the director’s election. If the director elects to receive a lump sum, the amount of the lump sum is equal to the present value of the installment payments, discounted using the 30-year treasury rate in effect on the date the director terminates service. If our directors’ annual retainer or meeting fees are increased after a participant terminates service as a director, the Governance Committee may, in its discretion, prospectively increase the benefit payments to be paid or being paid to any retired non-employee directors.

In the event of a participant’s death on or after payment has begun, his or her beneficiary will receive the participant’s remaining interest. If a participant dies before payment has begun, the participant’s beneficiary will receive the payments, if any, that the participant would have received if the participant had terminated service as a director on the date of the participant’s death. Since benefits under the Stock Equivalent Plan are generally payable to non-employee directors only after a director has served on the Board of Directors for at least five years, the beneficiary of a director who terminates service due to death before completing five years of service would typically not receive any benefits under the Stock Equivalent Plan. To offset this, we pay an additional death benefit for non-employee directors equal to $25,000 per year for each year of service on the Board of Directors, up to five years. After the director completes five years of service, we no longer provide the additional death benefit, and any benefits payable to the director’s beneficiary would be determined by the terms of the Stock Equivalent Plan. We have not purchased insurance relating to the additional death benefit, and therefore any benefits would be paid out of our general assets.

Matching Gift Program

Directors are eligible to participate in the C. R. Bard Foundation, Inc. Matching Gift Program, under which our foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in this program is $5,000 in respect of any calendar year.

RELATED PERSON TRANSACTIONS

We have had no related person transactions since the beginning of the 2014 fiscal year, or any currently proposed transactions, requiring disclosure under applicable SEC rules and regulations.

Policies and Procedures for Transactions with Related Persons

We attempt to analyze all transactions in which C. R. Bard participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Business Ethics Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to his or her manager. The manager will then consult with the Company’s Human Resources Department and the Law Department, and a determination will be made as to whether the activity is permissible. A copy of our Business Ethics Policy is available on our website at www.crbard.com.

In addition to the reporting requirements under the Business Ethics Policy, to identify related person transactions, each year we submit and require our directors and officers to complete Director and/or Officer Questionnaires identifying any transactions with us in which the director or officer or their family members have an interest. A list is then maintained by the Law Department of all companies known to the Law Department that are affiliated with a related person. Any potential transactions with such companies or any potential related person transactions are reviewed by the Law Department and brought to the attention of the Governance Committee as appropriate. Our Governance Committee is responsible for reviewing and approving all material transactions with any related person, including any charitable contributions to an affiliated entity above $25,000.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,319,934 (2)	$81.11	6,028,905 (3)
Equity compensation plans not approved by security holders	–	–	–

Total	6,319,934	$81.11	6,028,905

(1)	The weighted average exercise price is $107.74 for stock options and stock appreciation rights only.

(2)	Includes 4,357,926 options (which do not carry dividend equivalent rights) and 1,961,465 awards of restricted stock units and restricted stock (including 459,643 restricted stock units purchased by participants under the MSPP from a portion of their bonus).

(3)	Includes 31,462 shares under the 2005 Directors’ Stock Award Plan, 5,609,860 shares under the 2012 Long Term Incentive Plan, as amended and restated, and 387,583 shares under the Employee Stock Purchase Plan, as amended and restated.

AUDIT COMMITTEE REPORT

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. We have received and reviewed the written disclosures and the communications from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with the independent registered public accounting firm its independence. We have considered whether the provision of non-audit services performed by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE AUDIT COMMITTEE
John C. Kelly, Chair
David M. Barrett, M.D.
Marc C. Breslawsky
David F. Melcher

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP to audit our accounts for the fiscal year ending December 31, 2015. Because KPMG LLP’s report will be addressed to the shareholders as well as the Board of Directors, the holders of our common stock are asked to ratify this selection. We have been advised that representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. We expect that the representatives will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE “FOR” PROPOSAL NO. 2.

Fiscal 2014 and 2013 Independent Registered Public Accounting Firm Fee Summary

The following table presents the aggregate fees billed and accrued for professional services rendered by our independent registered public accounting firm in the “audit fees” category and fees billed in the fiscal years for the “audit-related fees,” “tax fees” and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended December 31, 2014 and December 31, 2013.

Type of Fees	2014	2013
Audit Fees	$4,330,000	$4,402,000
Audit-Related Fees(1)	$391,500	$343,000
Tax Fees(2)	$1,434,000	$1,731,000
All Other Fees	–	–

Total	$6,155,500	$6,476,000

(1)	Audit-related professional services included audits of benefits plans and agreed upon procedures covering Extensible Business Reporting Language (XBRL) filings.

(2)	The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2014 were $535,000, $799,000 and $100,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2013 were $556,000, $1,060,000, and $115,000, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and procedure to review, consider and ultimately pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee pre-approved all of the services for the fiscal year ended December 31, 2014, described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by the independent registered public accounting firm. The policy: (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independence of the independent registered public accounting firm is not impaired; (ii) describes in detail the audit, audit-related, tax and other services that may be provided, including the range of fees for such services, and the non-audit services that may not be performed; and (iii) sets forth procedures for the pre-approval of all permitted services. The Audit Committee must separately pre-approve any service not specifically included in the policy, including the fee level for that service.

Any excess in fees for a service over the previously approved level, whether included in the policy or specifically approved by the Audit Committee, requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months unless the Audit Committee specifically provides for a different period. In accordance with the policy, the Chair of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available, provided that any pre-approval decision made by the Chair for permissible tax services is limited to $25,000. The Chair must report such approval to the Audit Committee at its next meeting.

PROPOSAL NO. 3 – APPROVAL OF THE 2012 LONG TERM INCENTIVE PLAN OF

C. R. BARD, INC., AS AMENDED AND RESTATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

Our shareholders are being asked to consider and vote on this proposal to increase the number of shares of common stock authorized to be issued under our 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (formerly the 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated), which we refer to in this proposal as the “Plan.” In February 2015, the Board approved, subject to shareholder approval, an amendment and restatement of the Plan to increase by 1,500,000 shares the number of shares of common stock authorized to be issued under the Plan. Currently, the maximum number of authorized shares of common stock that may be issued under the Plan is 27,125,000 shares. If the additional shares are approved, the maximum number of authorized shares of common stock that could be issued under the Plan would be 28,625,000 shares, subject to adjustment.

Need for Additional Authorized Shares

•     We believe that 1,500,000 shares is an appropriate number of shares that will enable us to continue to grant equity as a portion of employee compensation.

*     As of February 27, 2015, approximately 4,724,838 shares of common stock remained available under the Plan, which reflects grants of 13,515 stock options and 302,222 full value awards made during 2015.

*     Each option granted reduces the number of shares available under the Plan by one share and each full value award, including restricted stock, restricted stock units and performance units, reduces the number of shares available under the Plan by 2.87 shares.

*     As a result of the limited number of shares of common stock remaining available under the Plan, we are requesting that shareholders authorize an additional 1,500,000 shares of common stock under the Plan to cover anticipated awards to be granted by us in accordance with our normal compensation practices.

Pay-For-Performance

•     The Plan is a key component of our pay-for-performance compensation philosophy.

*     Grants of performance-based equity awards to eligible officers and key employees enhance the link between pay and performance. For example, our CEO’s performance-based pay comprised approximately 88% of his target direct compensation elements.

*     Share ownership aligns our employees’ interests with those of our shareholders.

*     The Plan is designed to attract and retain the services of selected employees of the Company and to motivate such employees to exert their best efforts on behalf of the Company.

*     Our MSPP program incentivizes eligible employees to defer annual cash bonuses into the Company’s common stock, which further aligns our employees’ interests with those of our shareholders.

*     Approving this management proposal will help us to achieve long-term success, increase shareholder value, align the interests of our employees and shareholders and promote a culture of Company ownership for executives as well as key employees.

Key Plan Features

• The current Plan also contains several features designed to protect shareholder interests and to reflect our compensation principles and practices, including:

➢ No “Evergreen” Provision	➢ No Repricing or Below-Market Grants of Stock Options and Stock Appreciation Rights (SARs) permitted

➢ No Recycling of Shares under the Plan	➢ No Payments of Dividend Equivalents on Performance RSU Awards Unless Performance Goals are Satisfied

➢ Limits on Grant Size	➢ Double-Trigger Change of Control
Impact of Share Repurchases on Overhang and Burn Rate

•    Some of our shareholders view overhang and burn rate calculations as important in connection with determining whether to support an equity plan proposal. We recognize this and believe that these calculations are negatively impacted by our capital management practices, which return value to our shareholders.

*     Our historic share repurchases have significantly decreased our outstanding common stock, which demonstrates our commitment to dilution management and returning value to shareholders.

*     As a result of our repurchases, our outstanding common stock has decreased by approximately 23% from 2009 to 2014.

*     Our share repurchase program results in increases to our overhang and burn rate because share repurchases reduce average basic common shares outstanding, which is the denominator of these calculations.

•    Equity grants have long vesting periods. While this aligns employees and shareholders, long vesting periods could result in an increase to our overhang because employees are required to hold onto the equity for a period of time.

•    Our stock ownership requirements, which require executives and certain other employees to hold equity valued at one to five times base salary, could impact our overhang.

Dilutive Effect of Additional Authorized Shares

•    We believe that the potential dilutive effect of additional authorized shares should be considered in the context of our share repurchases over the past five years.

*     Our share repurchase program is favorable for shareholders as it has more than offset the dilution from equity grants and has consistently returned a significant amount of incremental value to our shareholders.

*     We plan to continue allocating capital for share repurchases to limit the dilution impact from equity plan activities.

The Board of Directors believes it to be in the best interest of the Company to adopt the Plan to promote our long-term growth and profitability by aligning the interests of our key employees with those of other shareholders and providing additional incentives to increase the long-term performance of the Company. The summary description of the Plan (as proposed to be amended and restated) set forth below does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan itself. The complete text of the Plan (as proposed to be amended and restated) is attached as Appendix B to this proxy statement.

Description of the Plan

Administration. The Plan is administered by the Compensation Committee or any subcommittee thereof, which is expected to consist of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. All awards granted to employees under the Plan are evidenced by an award agreement which specifies the type of award granted pursuant to the Plan, the number of shares of common stock underlying the award and all terms governing the award, including, without limitation, terms regarding vesting, exercisability and expiration of the award.

Eligibility. Participants in the Plan are selected by the Compensation Committee from employees of the Company and its subsidiaries. The Compensation Committee may select participants and make awards at any time under the Plan. As of December 31, 2014, 12 executive officers and approximately 1,091 other officers and employees were eligible for participation in the Plan.

Determination and Maximum Number of Awards. Awards under the Plan may be in the form of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock-based awards. Subject to adjustment as provided in the Plan, the total number of shares that may be issued under the Plan is 28,625,000, assuming the additional shares are authorized under this proposal. The maximum number of shares with respect to which options, stock appreciation rights and other stock-based awards may be granted during each calendar year to any individual may not exceed 900,000 shares of our common stock, subject to adjustment. The Plan provides that each option or stock appreciation right granted under the Plan shall reduce the number of total shares available under the Plan by one share, whereas an award of restricted stock, unrestricted stock, restricted stock units or other stock-based awards shall reduce the number of total shares available under the Plan by 2.87 shares, provided that awards that are valued by reference to shares but are required to be paid in cash pursuant to their terms shall not reduce the number of total shares available under the Plan. If any award shall for any reason expire, otherwise terminate, or be forfeited, in whole or in part, without having been exercised in full, the stock not acquired shall revert to and again become available for issuance under the Plan. In general, the reverted shares shall increase the number of total shares available under the Plan by one share for each reverted option or stock appreciation right, and 2.87 shares for each reverted award of restricted stock, unrestricted stock, restricted stock unit or other stock-based award. Notwithstanding the foregoing, the following shares will not become available for reissuance under the Plan: (i) shares tendered by participants, or withheld by the Company, as full or partial payment of the exercise price of options; (ii) shares reserved for issuance upon the grant of stock appreciation rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the stock appreciation rights; (iii) shares withheld by, or otherwise remitted to, the Company to satisfy tax withholding obligations; and (iv) shares repurchased by the Company with cash received from a participant as payment for the exercise price of an option.

The Compensation Committee has exclusive power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any award and to waive any such terms or conditions. Because the benefits conveyed under the Plan would be at the discretion of the Compensation Committee, we cannot determine what benefits participants will receive under the Plan. As of December 31, 2014, the Compensation Committee has awarded options, restricted stock and restricted stock units under the Plan to the named executive officers in the amounts set forth in the Outstanding Equity Awards at 2014 Fiscal Year-End Table under the columns “Number of Securities Underlying Unexercised Options – Exercisable” and “Number of Securities Underlying Unexercised Options – Unexercisable.” As of December 31, 2014 (i) Mr. Ring had been granted a total of 1,874,750 options, 61,298 restricted stock units, 249,594 shares of restricted stock and a performance unit grant target of 48,613 units under the Plan; (ii) Mr. Weiland had been granted a total of 1,268,641 options, 37,446 restricted stock units, 164,294 shares of restricted stock and a performance unit grant target of 30,802 units under the Plan; (iii) Mr. Holland had been granted a total of 82,404 options, 17,376 restricted stock units, 0 shares of restricted stock and a performance unit grant target of 13,429 units under the Plan; (iv) Mr. Beasley had been granted a total of 233,880 options, 21,600 restricted stock units, 26,186 shares of restricted stock and a performance unit grant target of 17,691 units under the Plan; and (v) Mr. Collins had been granted a total of 213,424 options, 21,600 restricted stock units, 23,061 shares of restricted stock and a performance unit grant target of 17,691 units under the Plan. In addition, as of December 31, 2014, the current executive officers, as a group, have been granted a total of 4,348,947 options, 225,861 restricted stock units, 551,182 shares of restricted stock and performance unit grant targets of 173,614 units under the Plan, and all other employees have been granted a total of 11,487,465 options, 785,389 restricted stock units (excluding MSPP units and certain units granted as sales force incentives) and 877,140 shares of restricted stock and performance unit grant targets of 64,187. Non-employee directors are not eligible to receive awards under the Plan. On February 23, 2015, the mean between the high and low sale prices of the common stock, as reported on the NYSE, was $176.585.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award to selected employees nonqualified or incentive stock options. Options granted under the Plan will be exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after the date it is granted. The exercise price per share of common stock for any option awarded will not be less than 100% of the fair market value of a share of common stock on the day the option is granted. The exercise price of any stock option granted pursuant to the Plan may not be subsequently reduced by amendment or cancellation and substitution of that option or any other action of the Compensation Committee without shareholder approval, subject to the Compensation Committee’s authority to adjust or substitute awards upon the occurrence of certain events to preserve the economic value of the award (described in “Adjustments Upon Certain Events” below).

A participant may exercise an option by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee, common stock, a combination of cash and common stock or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the option and to deliver to us an amount equal to the exercise price.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with an option. The exercise price of a stock appreciation right will be an amount determined by the Compensation Committee, but in no event will that amount be less than the greater of (i) the fair market value of the common stock on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option, the exercise price of the related option, and (ii) the minimum amount permitted under applicable laws, rules, by-laws or policies of applicable regulatory authorities or stock exchanges. The exercise price of any stock appreciation right granted pursuant to the Plan may not be subsequently reduced by amendment or cancellation and substitution of that stock appreciation right or any other action of the Compensation Committee without shareholder approval, subject to the Compensation Committee’s authority to adjust or substitute awards upon the occurrence of certain events to preserve the economic value of the award (described in “Adjustments Upon Certain Events” below). Each stock appreciation right granted independently from an option will entitle an employee upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right and as to which the stock appreciation right is exercised. Each stock appreciation right granted in conjunction with an option will entitle an employee to surrender the option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the option price per share of common stock, multiplied by (ii) the number of shares of common stock covered by the option that is surrendered. Payment will be made in common stock or in cash or partly in common stock and partly in cash, as determined by the Compensation Committee at the time of grant. In no event may a participant exercise a stock appreciation right more than ten years after the date it is granted.

The Compensation Committee may, in its discretion, grant limited stock appreciation rights that are exercisable upon the occurrence of specified contingent events, including, without limitation, a change of control of the Company.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant restricted stock, restricted stock units, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our common stock. These other stock-based awards will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of those shares of common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. However, the Compensation Committee may grant awards of unrestricted shares only if the Compensation Committee has determined that those awards are made in lieu of salary or a cash bonus. The restricted period specified in respect of any award of restricted stock will not be less than three years, except that the Compensation Committee may (i) provide for a restricted period to terminate at any time after one year upon the attainment of established performance-based objectives, and (ii) grant up to 500,000 shares of restricted stock without regard to this limitation. Dividends or dividend equivalents with respect to any other stock-based award that vests based on the achievement of performance-based objectives are accumulated until such award is earned, and such dividends or dividend equivalents will not be paid if such performance-based objectives are not satisfied.

Certain stock-based awards granted under the Plan may be granted in a manner that should be deductible by us under Section 162(m) of the Internal Revenue Code. These awards, referred to as performance-based awards, will be determined based on the attainment of written performance goals approved by the Compensation Committee. The performance-based awards will be based upon one or more of the following objective criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) return on shareholders’ equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price (including total shareholder return), including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs; and (xviii) cash flow. The foregoing criteria may relate to the Company, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as determined by the Compensation Committee. In addition, to the degree consistent with the Internal Revenue Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items. With respect to performance-based awards, (i) the Compensation Committee will establish the objective performance goals applicable to a given period of service no later than 90 days after the commencement of that period of service (but in no event after 25% of that period of service has elapsed) and (ii) no awards will be granted to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to that period have been satisfied.

Adjustments Upon Certain Events. In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any distribution to shareholders of shares or other property or securities (other than regular cash dividends) or any other similar transaction that results in a change to our equity capitalization, the Compensation Committee will adjust, as it deems to be equitable or appropriate, (i) the number or kind of shares of common stock or other securities that may be issued or reserved for issuance pursuant to the Plan or pursuant to any outstanding awards, (ii) the annual and other limits on grants of awards and/or (iii) the exercise price of any stock options or stock appreciation rights or purchase price of any award and/or (iv) any other affected terms of the Plan or awards under the Plan.

If a change of control of the Company occurs, unless otherwise specified by the Compensation Committee with respect to any award on or prior to the date of grant, the Compensation Committee shall (i) provide for the issuance of substitute awards that will substantially preserve the terms of any awards previously granted under the Plan as determined by the Compensation Committee in its sole discretion or (ii) (A) provide that any outstanding awards that are unexercisable or unvested will automatically be deemed exercisable or vested and all restrictions on restricted stock and/or restricted stock units will expire and (B) the Compensation Committee may, but will not be obligated to, cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee).

If a participant is terminated within one year following a change of control by the Company without “Cause” (as defined in any employment, severance or change of control agreement in effect between the participant and the Company, any applicable severance plan, or if there is no such agreement or plan, defined as the participant’s misconduct, insubordination, violation of the Company’s policies or performance issues) or for “Good Reason” (as defined in any employment, severance or change of control agreement in effect between the participant and the Company) or due to the participant’s rejection of an offer of a position that would require relocation of more than 50 miles or of a position that is not a comparable position, any outstanding awards held by the participant that are unexercisable or unvested will automatically be deemed exercisable or vested.

A change of control is defined in the Plan substantially in the same manner as in the agreements with our named executive officers (described under “Potential Payments Upon Termination or Change of Control – Payments Upon Termination Following a Change of Control” above), except that the Plan additionally provides that a change of control will not be deemed to have occurred upon a transaction in which our shareholders prior to the transaction retain a majority of the combined voting power of the voting securities of the resulting entity or its parent following the transaction in substantially the same proportion to each other that they were prior to the transaction.

Transferability. A participant in the Plan may not transfer or assign for consideration any awards received under the Plan. A participant may transfer an award by will or by the laws of descent and distribution. During a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise the participant’s award under the Plan. The Compensation Committee may provide that a participant may transfer awards to family members or trusts that are owned by or for the benefit of family members as long as they are not transferred for consideration.

Amendment and Termination. The Board of Directors may amend or terminate the Plan at any time, provided that it may not, without shareholder approval, (i) increase the number of shares that may be acquired under the Plan, (ii) extend the term during which options may be granted under the Plan, (iii) permit the exercise price per share of an option or stock appreciation right to be less than the fair market value of the common stock on the date on which an option or stock appreciation right is granted, except as specifically provided upon the occurrence of certain events as described above, (iv) terminate restrictions on awards except for certain permitted exceptions or (v) provide for awards not permitted under the terms of the Plan. No amendment of the Plan may materially diminish any rights of a participant pursuant to a previously granted award without his or her consent, subject to the Compensation Committee’s authority to adjust awards upon certain events (described in “Adjustments Upon Certain Events” above) and the Compensation Committee’s ability to amend the Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code or other applicable laws. No awards may be made under the Plan after April 16, 2024.

Tax Status of Plan Awards

Introduction. The following general discussion of the United States federal income tax status of awards under the Plan, as proposed to be amended and restated, is based on present U.S. federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Employees may also be subject to certain foreign, state and local taxes that are not described below.

This summary is not intended as tax advice. Individuals receiving awards under the Plan should consult with their own personal tax advisor regarding the taxation of awards and the federal, state, local and foreign consequences of participating in the Plan.

Incentive Stock Options. If the option is an incentive stock option, the employee will not realize income upon award or, generally, upon exercise of the option, and we will not have a deduction be available to us at that time. If the employee holds the common stock purchased upon the exercise of an incentive stock option for at least two years from the date of the grant of that option and for at least one year after exercise, the employee will recognize long-term capital gain or loss, as the case may be, based on the difference between the exercise price and the proceeds of the sale. If the employee disposes of the common stock purchased pursuant to the option before the expiration of that period, any gain on the disposition, up to the difference between the option exercise price and the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the price at which the shares are sold, will be taxed at ordinary rates as compensation paid to the employee, and we will be entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the stock at the time of exercise will be taxed at capital gains rates.

Nonqualified Options. If the option is a nonqualified option, the employee will not realize income at the time of award of the option, and we will not have a deduction available to us at that time. At the time of exercise (other than by delivery of common stock to us), the employee will realize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and we will receive a tax deduction for the same amount. If the employee exercises an option by delivering common stock to us, a number of shares received by the employee equal to the number of shares so delivered will be received free of tax with a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares received by the employee, less any non-stock consideration tendered, will be taxable to the employee as ordinary income, and the employee’s tax basis in those shares will be their fair market value on the date of exercise increased by any non-stock consideration paid. Upon disposition, any appreciation or depreciation of the common stock after the date of exercise may be treated as capital gain or loss.

Stock Appreciation Rights. The employee will not realize income at the time a stock appreciation right is awarded, and we will not have deduction available to us at that time. When the employee exercises the right (including a limited stock appreciation right), the employee will realize ordinary income in the amount of the cash or the fair market value of the common stock received by the employee, and we will be entitled to a deduction of equivalent value.

Restricted Stock, Restricted Stock Units, Stock Awards and Unrestricted Stock. We will receive a deduction and the employee will recognize taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the employee elects to pay such tax as may be then due not later than 30 days after the date of the transfer by us to the employee of a restricted stock award as permitted under Section 83(b) of the Internal Revenue Code, in which case both our deduction and the employee’s inclusion in ordinary income occur on the award date in an amount equal to the fair market value of all shares to which the Section 83(b) election applies. We will receive a deduction and the employee will recognize taxable income equal to the fair market value of the shares delivered in settlement of restricted stock units at the time of the delivery of shares in settlement of a restricted stock unit award. The value of shares of common stock awarded to employees as unrestricted stock (minus the employee’s purchase price, if any) will be taxable as ordinary income to those employees in the year received, and we will be entitled to a corresponding tax deduction. Depending on how long the employee holds the shares of stock, the sale or other taxable disposition of the shares will result in a capital gain or loss.

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is obtaining shareholder approval of, and shareholder reapproval at least once every five years of, (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants of performance-based awards and (iii) the class of employees eligible to receive awards. In the case of performance-based awards, other requirements are that objective performance goals and the amounts payable upon achievement of the goals be pre-established by a committee comprised solely of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the stock option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise or base price of the stock option or stock appreciation right be not less than the fair market value of the common stock on the date of grant.

Impact of Section 409A of the Internal Revenue Code. The U.S. federal tax consequences described above may be impacted by Congress’ adoption of Section 409A of the Internal Revenue Code, which became effective January 1, 2005 and generally applies to all awards granted after December 31, 2004 and the portion of any awards granted prior to January 1, 2005 which had not yet vested as of December 31, 2004. If an award violates

Section 409A, the employee’s award and all similar awards made under any of our plans or arrangements, plus related earnings for the year of violation and all preceding years, will be includible in the employee’s gross income to the extent the awards are not subject to a substantial risk of forfeiture. In addition, the employee will be charged interest at the Internal Revenue Service underpayment rate plus one percent, plus an additional federal tax equal to 20 percent of the compensation that is required to be included in gross income. Additional penalty taxes may be imposed by states in which the employee is taxed.

The Plan is intended to comply with Section 409A either by exempting awards from coverage by Section 409A or by satisfying the requirements of Section 409A. We do not, however, make any promises or guarantees as to the Plan’s compliance with Section 409A.

Adoption of Proposal No. 3

We believe that the best interests of the Company and its shareholders will be served by the approval of Proposal No. 3. The amendment and restatement of the Plan will enable us to be in a position to continue to grant long-term incentive awards to officers and other employees, including those who through promotions and development of our business will be entrusted with new and more important responsibilities. The Board of Directors approved the amendment and restatement of the Plan at its meeting held on February 11, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4 – APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2014.

In accordance with the changes to Section 14A of the Securities Exchange Act of 1934, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the 2015 Annual Meeting of Shareholders to approve the following advisory resolution:

Adoption of Proposal No. 4

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, included in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.

This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5 – SHAREHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING

We have received a shareholder proposal from Walden Asset Management, a division of Boston Trust & Investment Management Company (collectively “Walden”), as primary filer, whose address is One Beacon Street, Boston, Massachusetts 02108. Walden indicated in its proposal that it holds at least $2,000 worth of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below. There were also 25 co-filers to the proposal who each hold at least $2,000 worth of our common stock. The names, addresses and shareholdings of the co-filers will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 5.

SHAREHOLDER PROPOSAL

RESOLVED

Shareholders request that C.R. Bard (Bard) issue a sustainability report describing the company’s environmental, social and governance (ESG) performance and goals, including greenhouse gas (GHG) reduction goals. The report should be available on the company website by September 1, 2015, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We believe tracking and reporting ESG practices makes a company more responsive to a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities, develop company-wide communications, recruit and retain employees, and receive feedback.

Support for and the practice of sustainability reporting continues to gain momentum:

•	In 2013, KPMG found that of 4,100 global companies 71% had ESG reports.

•

The United Nations Principles for Responsible Investment has more than 1,200 signatories with over $45 trillion of assets under management. These members seek ESG information from companies to be able to analyze fully the risks and opportunities associated with existing and potential investments.

•

CDP (formerly Carbon Disclosure Project), representing 767 institutional investors globally with approximately $92 trillion in assets, calls for company disclosure on GHG emissions and climate change management programs. Over two thirds of the S&P 500 now report to CDP.

Data on occupational safety and health, vendor and labor standards, waste and water reduction targets and product-related environmental impacts are important business considerations. Not managing these properly could pose significant regulatory, legal, reputational and financial risks.

Bard notes that one of its policies is to “ensure continuous improvement in its environmental, health and safety management systems, pollution prevention practices, and safety programs.” The company has a “Social Responsibility” website that includes some short descriptions of programs, guiding principles, and anecdotes of select subsidiary achievements. However, Bard does not provide many evaluative corporate-wide metrics or publicly set goals by which to measure their performance. Bard also does not respond to CDP.

In contrast, competitors like Johnson & Johnson, Boston Scientific, Baxter International, and Medtronic offer shareholders more comprehensive information through their sustainability reports and respond to CDP. For example, Johnson & Johnson reports more than 20 ESG goals (several of which are quantitative and time bound) and publishes multiyear data on the company’s progress. We are concerned that Bard may be missing opportunities that its peers are actively recognizing and lagging its peer group in terms of risk management.

Last year 38% of shares (excluding abstentions) voted in favor of this resolution, a substantial level of support that management should not ignore.

We recommend that the report include a company-wide review of policies, practices, metrics, and goals related to ESG performance. A Global Reporting Initiative (GRI) index could be a helpful checklist for guidance. The GRI Guidelines are the most widely used reporting framework, enabling companies to focus on their most important ESG issues.

Recommendation of the Board of Directors on Proposal No. 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 5 FOR THE FOLLOWING REASONS:

This issue was first presented to our shareholders in a comparable shareholder proposal set forth in our 2010 proxy statement. A similar proposal was again presented to our shareholders in our 2011, 2012, 2013, and 2014 proxy statements. These proposals were defeated at our 2010, 2011, 2012, 2013, and 2014 annual meetings, receiving only 32.42%, 27.57%, 30.52%, 34.92%, and 37.57% respectively, of the votes cast on those proposals.

As we explained in last year’s proxy statement, we continue to believe that preparing a “sustainability report” would not be a prudent use of our resources. While we recognize the importance of environmental, social and governance considerations, and while we strive to conduct our business in a socially responsible manner, we do not believe that a sustainability report would provide meaningful benefits to management or would provide sufficiently useful information to our shareholders and investors to justify its cost.

C. R. Bard is committed to ethical business practices and compliance with the law in all areas of our operations and strives to be a good corporate citizen in the communities where we operate. The Company and our Board of Directors take the issues raised by this proposal very seriously, but believe that conducting a special review of environmental, social and governance practices for the purpose of preparing an additional report to shareholders on sustainability would be expensive, time-consuming and unnecessary.

The proposal does not convey the burden on human resources or the considerable expense involved in preparing a report, which may require the engagement of consultants with specialized expertise. The proposed report would require C. R. Bard to greatly expand the variety of information we currently gather, analyze and disclose, significantly exceeding any requirements of the Securities and Exchange Commission, as well as additional disclosure requirements that have been or are expected to be enacted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Company prefers, in the exercise of our business judgment, to prudently allocate our resources and assets to the continued development of life-sustaining products, to the enhancement of our business operations and to continue to support various social initiatives, including those described below.

As a leading manufacturer of medical, surgical, diagnostic and patient care devices, the Company is already committed to conducting our business with a conscientious regard for the environment and social issues. For more than 100 years, C. R. Bard has developed a reputation for quality, integrity, service and innovation in every area of our business, including a commitment to the healthcare industry, the communities in which we operate and our employees. C. R. Bard’s ultimate goal is to strengthen the wellness of the community by improving the quality of life for people around the world. Our website provides comprehensive information about how the Company is achieving its objectives through community service programs, and responsible governance and environmental practices. We have set forth below a few examples of our initiatives and encourage shareholders to visit our website at www.crbard.com for more information:

•

C. R. Bard’s Community: C. R. Bard is committed to strengthening the health and well-being of our communities by improving the quality of life for people around the world. We have leveraged our resources by developing a comprehensive Corporate Giving Program that includes cash grants, product donations, an employee matching gifts program, fundraising campaigns and employee volunteerism. Since its inception in 1987, the C. R. Bard Foundation has provided grants totaling over $40 million to organizations in the areas of health and community development, education, arts and culture, and it matches employee gifts to recognized 501(c)(3) charities. In 2014, Bard made its largest single gift in the history of the Foundation when it endowed a professor’s chair at Johns Hopkins University Medical School. The Bard Workplace Campaign raised over $404,125 in employee contributions for the United Way and Community Health Charities, which was matched dollar-for-dollar by the C. R. Bard Foundation. Teams of Bard employees are frequently among the leading fundraisers in local events such as the American Heart Association Heart Walk, Komen Race for the Cure, and the American Cancer Society Relay for Life. Our employees contribute not just their own money, but their own time—volunteering over 15,000 hours last year alone on activities including coat and toy drives, building playgrounds, and sorting food at local food banks.

•

C. R. Bard’s Employees: As a global organization, C. R. Bard cultivates a workforce that spans a variety of cultures, and does not discriminate based on race, color, religion, sex, sexual orientation, gender identity, national origin, age, disability, genetic information, or status as a recently separated veteran, armed forces service medal veteran, disabled veteran or other veteran who served on active duty during a war or in a campaign or expedition for which a campaign badge has been authorized or any other status protected by applicable law. In the U.S., for example, 50% of our employees are women, and 59% are age 40 or older. We treat our employees with respect, and support their families through such programs as the Willits Foundation Scholarship and the Youth for Understanding cultural exchange program. We encourage their ongoing development through our performance management process and tuition reimbursement program, and reward those employees who best represent our core values of quality, integrity, service and innovation with the prestigious Charles Russell Bard Award. An ethical approach to business operations is embedded in C. R. Bard’s culture. The Company has adopted a Business Ethics Policy to promote the appropriate and responsible conduct of our businesses throughout the world. This Policy applies to all personnel, and all employees certify annually that they are in compliance with the Policy.

•

C. R. Bard’s Customers and Patients: We support our customers and their patients by pursuing life-enhancing technological innovations that offer superior clinical benefits while helping to reduce or eliminate certain expenditures on laboratory and diagnostic tests, antibiotics, physician consults and extra room and care charges. Our commitment to the AdvaMed Code of Ethics on Interactions with Healthcare Professionals demonstrates that we are open, transparent and ethical in our dealings with clinicians.

•

The Environment: Although our operations have minimal environmental impact, C. R. Bard’s dedication to protecting human health, natural resources and the global environment reaches beyond compliance with the law to encompass the integration of sound environmental and safety practices into our business decisions. The Company’s environmental efforts include, among others, hazardous and general waste handling and management, recycling, and energy and water usage optimization. Our Environmental, Health and Safety Policy mandates that we conduct our business activities in a safe and environmentally responsible manner, free from recognized hazards. This policy also requires us to encourage our customers, suppliers and partners in their environmental, health and safety management efforts, and to ensure continuous improvement in our environmental, health and safety management systems, pollution prevention practices and safety programs. We have set forth below a few examples of our environmental initiatives:

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Sustainable Energy – A number of our facilities have implemented comprehensive energy savings projects that significantly reduced their energy use and carbon footprint and served as a model for our other facilities around the world. Through 2014, these facilities now represent more than 60% of our total global operations and divisional headquarters space worldwide, twice the percentage of our space compared to the prior year. Through the installation of passive harmonic filters, reactive power compensating units, intelligent air conditioning controllers, new lighting equipment and other state-of-the-art technologies, Bard has realized cumulative energy savings of more than 33 million kWh at these facilities alone. By year end 2014 these facility projects in aggregate avoided more than 20,600 metric tons (in carbon dioxide equivalents) of greenhouse gas emissions, in addition to the substantial cost savings associated with reduced energy use.

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Sustainability in Packaging –We perform periodic reviews of product packaging to look for ways to increase recyclability and reduce package size, weight and complexity. For example, wherever applicable: we have focused on reducing board thickness and the amount of corrugated cardboard and paperboard; we have eliminated a “box within a box” where possible; we have migrated to uncoated Tyvek® pouches, where possible, to reduce processing costs and eliminate the chemicals required for heat seal coating; we are replacing paper-based user manuals with electronic formats for some domestic product releases; and we have applied origami techniques in suspension packaging to use paperboard or corrugated cardboard to replace large foam protective packaging that is difficult to break down. In addition, one of our facilities was recognized by the U.S. Environmental Protection Agency for achieving its lead-reduction goal by substituting industry-standard lead shielding containers with stainless steel shielding containers, thereby reducing our lead usage and lowering manufacturing costs while reducing the disposal burden placed on customers.

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Waste Reduction – The Global Healthcare Exchange (GHX) has recognized Bard multiple times for our ability to drive out costs, reduce waste, and improve business performance through supply chain automation and trading partner collaboration. GHX is a healthcare technology company that offers cloud-based technology and strategic healthcare consulting services to enable healthcare companies to reduce costs and improve margins by automating processes, reducing operating expenses and increasing knowledge-based decision making.

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Recycling – We have implemented a variety of programs at our locations around the world, diverting waste electronics, paper, cardboard, metal, plastic, batteries and glass from landfills each month. For example, our Moncks Corner, SC facility was recognized by the South Carolina Smart Business Recycling Program for recycling more than 63,036 tons of material in 2013. We also used paper from responsible sources certified by the Forest Stewardship Council (FSC) to print this proxy statement and the accompanying 2014 Annual Report and Form 10-K.

The Company’s products and operations are subject to extensive regulations administered by the United States Food and Drug Administration and similar foreign agencies. These regulations relate to all aspects of the Company’s business, including the manner in which we manufacture and market our products and operate our facilities. C. R. Bard is subject to periodic inspections by these agencies to ensure that our products and practices meet all applicable worldwide standards.

We regularly monitor and review our policies to ensure that the principles set forth above are appropriately implemented and to address new concerns or issues that arise through participation in a global marketplace whose standards continue to evolve.

In conclusion, we believe that our existing corporate practices, including programs and activities to ensure compliance with applicable legal requirements, existing corporate social responsibility programs, our dedication to improving the health and welfare of the communities in which we operate, and our environmental efforts adequately address the matters raised by the proposal. Therefore, conducting a special review and preparing a sustainability report is an unnecessary and ineffective use of the Company’s resources. The time and expense that would be incurred would divert personnel and resources from C. R. Bard’s business and operations–including the sustainability activities that such a report would be expected to highlight–and would not be in the best interests of C. R. Bard’s shareholders.

Required Vote

The proposal to request the Company’s Board to prepare a sustainability report will be approved if it is properly presented at the meeting and receives the affirmative vote of a majority of the shares cast on the proposal. Abstentions and broker non-votes are not included in the determination of the shares cast on the proposal and, accordingly, will have no effect on the outcome of voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 5.

PROPOSAL NO. 6 – SHAREHOLDER PROPOSAL RELATING TO SEPARATE CHAIR & CEO

We have received a shareholder proposal from Daniel Altschuler, whose address will be furnished by the Company to any person promptly upon the receipt of any oral or written request. Mr. Altschuler indicated in his proposal that he holds at least $2,000 worth of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below. There was also an additional co-filer to the proposal who indicated that they hold at least $2,000 worth of our common stock. The name, address and shareholdings of the co-filer will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 6.

SHAREHOLDER PROPOSAL

RESOLVED: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy should be phased in for the next CEO transition. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:

We believe:

•	The role of the CEO and management is to run the company.

•	The role of the Board of Directors is to provide independent oversight of management and the CEO.

•	There is a potential conflict of interest for a CEO to be her/his own overseer as Chair while managing the business.

C.R. Bard’s CEO Timothy Ring serves both as CEO and Chair of the Company’s Board of Directors. We believe the combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value.

As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”

In our view, shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board empowering strong Board leadership. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. We believe a combined CEO/Chair creates a potential conflict of interest, resulting in excessive management influence on the Board and weaker oversight of management.

Numerous institutional investors recommend separation of these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

Chairing and overseeing the Board is a time intensive responsibility. A separate Chair also frees the CEO to manage the company and build effective business strategies.

It is our further hope that improvements in corporate governance may make our company more transparent on environmental and social issues it faces.

Many companies have separate and/or independent Chairs. An independent Chair is the prevailing practice in the United Kingdom and many international markets and is an increasing trend in the U.S.

Shareholder resolutions urging separation of CEO and Chair received approximately 31% vote, in 2013 and 2014 with 36% at C.R. Bard, an indication of strong investor support.

To simplify the transition, this policy would be phased in and implemented when the next CEO is chosen.

Recommendation of the Board of Directors on Proposal No. 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 6 FOR THE FOLLOWING REASONS:

This issue was first presented to our shareholders in a comparable shareholder proposal set forth in our 2013 proxy statement. A similar proposal was again presented to our shareholders in our 2014 proxy statement. These proposals were defeated at our 2013 and 2014 annual meetings, receiving approximately 36.42% and 35.57%, respectively, of the votes cast on those proposals. As explained in last year’s proxy statement, the Board of Directors (the “Board”) continues to believe that the decision as to who should serve as Chairman of the Board (“Chairman”), and whether that office should be combined with the Chief Executive Officer role, belongs to the Board.

Effective governance is not a “one size fits all” checklist. Adopting a policy to restrict the Board’s discretion would deprive the Board of its ability to select the most qualified and appropriate individual to lead the Board as Chairman and/or CEO. Furthermore, the Board does not believe that separation of the roles for the Chairman and CEO would, by itself, deliver additional benefits for shareholders. Additionally, the Company engages in outreach with shareholders who generally support the Company’s current leadership structure with a lead director having meaningful responsibilities.

We believe that it is in the best interests of the Company for the Board to retain the flexibility to decide who should serve as Chairman and CEO and to make changes in the Company’s leadership structure when and if it believes circumstances so warrant and shareholder interests would be better served by a different leadership structure. The flexibility to select the appropriate structure based on the specific needs of the business is critical and it is part of the judgment a board should exercise. Our directors possess significant experience and are in the best position to assess the structure of the Board and its committees, which includes matching the capabilities and expertise of each individual to their roles.

The Board has determined that for now, the current governance structure promotes a cohesive, strong and consistent vision and strategy for the Company and that it is in the best interests of the shareholders to combine the role of Chairman of the Board and CEO. However, if circumstances should change in the future, the Board has the flexibility to determine whether the roles should remain combined. It is also important to note that while the Board does not believe that it is appropriate to have a policy requiring the separation of the Chairman and CEO roles, neither does it have a policy that requires combining them.

Additionally, the Board believes that an independent chairman is not necessary for there to be a high degree of independent oversight of the Company’s management. Our clearly defined lead director role, independent key committees, committed directors and frequent executive sessions provide a framework for effective direction and oversight by the Board. The Board established the position of a lead director commencing in January 2011, and in October 2013 the Board established a lead director term limit of three consecutive, one-year terms. The duties of the lead director include: chairing the meetings of the independent directors when the chairman is not present; working with the CEO to develop the board and committee agendas and approve the final agendas; ensuring full participation and engagement of all board members in deliberations; leading the board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal; and counseling the CEO on issues of interest/concern to directors and encouraging all directors to engage with the CEO with their interests and concerns. Having an independent lead director ensures strong leadership and effective, independent oversight of management.

The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues such as executive compensation and CEO evaluation and succession planning. Our Board is composed of 11 directors, all but two of whom are independent because of their management roles in the Company, and the Board has also appointed an independent (non-employee) director as the Chair of each Committee of the Board. The Chairs of the Audit Committee, the Compensation Committee and the Governance Committee, as appropriate, consult with management in advance of meetings to discuss the agenda for Committee meetings as well as the materials intended for distribution and use at the meetings. Many actions, such as determining the compensation of our executive officers and approving the financial statements and filings with the SEC, are determined by committees of the Board comprised solely of independent directors. The Board and each of its committees have unrestrained access to management and the authority to retain independent advisors, as they deem appropriate.

Executive sessions are another important way to ensure independent oversight of the Company’s management. Our Corporate Governance Guidelines, which were adopted by the Board, mandate that the Board of Directors hold regular executive sessions of independent directors without management present. These sessions are typically held following each meeting of the Board. In 2014, the lead director presided over the executive sessions and provided direct feedback to the Chairman after each session. Each Committee also meets regularly in executive session without management present. This format ensures that the Board considers issues independently outside the presence of management.

We believe that to best serve the interests of the Company and our shareholders, the decision as to who should serve as Chairman, and whether that office should be combined with the Chief Executive Officer role, clearly belongs to the Board of Directors. Furthermore, our clearly defined lead director role, independent key committees, committed directors and frequent executive sessions provide a framework for effective direction and oversight by the Board. See also “Corporate Governance – The Board of Directors and Committees of the Board – Board Committees – Governance Committee – Leadership Structure.”

Required Vote

The proposal to request the Company separate the roles of Chairman and CEO will be approved if it is properly presented at the meeting and receives the affirmative vote of a majority of the shares cast on the proposal. Abstentions and broker non-votes are not included in the determination of the shares cast on the proposal and, accordingly, will have no effect on the outcome of voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 6.

MISCELLANEOUS

We do not know of any business other than that described above to be presented for action to the shareholders at the Annual Meeting, but we expect that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments of the meeting in accordance with the discretion of the persons named therein.

PROPOSALS OF SHAREHOLDERS

We must receive any proposal of a shareholder intended to be presented at the next annual meeting of shareholders and to be included in our proxy statement at our principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 14, 2015, pursuant to the requirements of Rule 14a-8 under the Exchange Act.

Our by-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders (other than proposals to be included in a proxy statement) or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. These procedures require that the shareholder give timely written notice to our Secretary. To be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than 90 days (no later than January 16, 2016 for the 2016 Annual Meeting of Shareholders) nor more than 120 days (no earlier than December 17, 2015 for the 2016 Annual Meeting of Shareholders) prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after that anniversary date, to be timely, we must receive notice not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of the annual meeting of shareholders.

HOUSEHOLDING

Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While we do not household in mailings to our shareholders of record, a number of brokerage firms with account holders who are our shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his, her or its broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his, her or its consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his, her or its broker. Any shareholder can receive a copy of our proxy statement and annual report, free of charge, by contacting us at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary, by calling our Secretary at 908-277-8000 or by accessing our website at www.crbard.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Appendix A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This proxy statement contains certain financial measures that are not calculated in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below. Management uses these non-GAAP measures: (a) to establish financial and operational goals; (b) to monitor the Company’s actual performance in relation to its business plan and operating budgets; (c) to evaluate the Company’s core operating performance and understand key trends within the business; and (d) as part of several components it considers in determining incentive compensation.

Net sales “on a constant currency basis” is a non-GAAP measure. The Company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the Company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the Company’s investors. Constant currency growth rates are calculated by translating the prior year’s local currency sales by the current period’s exchange rate. Constant currency growth rates are not indicative of changes in corresponding cash flows.

Adjusted Diluted EPS is a non-GAAP measure. Adjusted Diluted EPS excludes the following items from reported diluted earnings per share available to common shareholders: (1) charges for acquisition-related items; (2) a credit related to the excise tax paid on U.S. medical device sales in 2013 associated with an agreement reached with the IRS in 2014; (3) a charge for an asset impairment; (4) charges for product liability matters, net of recoveries, and certain other litigation-related defense costs; (5) charges for restructuring and productivity initiatives; (6) a gain on sale of an equity investment; (7) a decrease in the income tax provision associated with the completion of IRS examinations for the tax years 2008 through 2010; and (8) amortization of intangible assets. The Company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods.

The Company believes that these non-GAAP measures provide an additional and meaningful assessment of the Company’s ongoing operating performance. Because the Company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the Company’s historic operating trends by providing an additional basis for comparisons to prior periods.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP.

Summary of Net Sales

(dollars in thousands, unaudited)

	Twelve Months Ended December 31,
	2014	2013	Change	Constant Currency
Net sales	$3,323,600	$3,049,500	9%

Foreign exchange impact		(4,000)

Constant Currency	$3,323,600	$3,045,500		9%

A-1

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Twelve Months Ended December 31, 2014
	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$ 294.5	$3.76
Items that affect comparability of results between periods:
Acquisition-related items	30.5
Medical device excise tax	(2.3)
Asset impairment	3.9
Litigation charges, net	267.2
Restructuring and productivity initiative costs	8.0
Gain on sale of investment	(4.9)
Tax item	(10.9)

Total	291.5	3.72

Adjusted Basis	$ 586.0

Amortization of intangible assets	$ 72.4	0.92

Adjusted Earnings	$ 658.4	$8.40

A-2

Appendix B

2012 LONG TERM INCENTIVE PLAN

OF

C. R. BARD, INC.

(AS AMENDED AND RESTATED)

Effective as of April 15, 2015, the 2012 Long Term Incentive Plan of C. R. Bard, Inc. is hereby amended and restated by C. R. Bard, Inc., a New Jersey corporation (the “Corporation”), as set forth herein (the “Plan”). The Plan was originally effective as of April 16, 2003.

SECTION 1. – Purpose of the Plan

The 2012 Long Term Incentive Plan of C. R. Bard, Inc. is designed to attract and retain the services of selected employees of the Corporation and its Subsidiaries and to motivate such employees to exert their best efforts on behalf of the Corporation and its Subsidiaries by providing incentives through the granting of Awards. The Corporation expects that it will benefit from the added interest that such employees will have in the welfare of the Corporation as a result of their proprietary interest in the Corporation’s success. The Plan may be used to grant equity-based awards under various compensation programs of the Corporation, as determined in the discretion of the Compensation Committee of the Board of Directors of the Corporation and in accordance with the terms hereof. The Committee shall have the full authority to establish the terms and conditions of any Award granted under the Plan, subject to the terms and limitations contained herein.

SECTION 2. – Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended (or any successor statute thereto).

(b) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(c) Board: The Board of Directors of the Corporation.

(d) Cause: “Cause” as defined in (i) any employment, severance or change of control agreement then in effect between a Participant and the Corporation or one of its Subsidiaries or (ii) any severance plan in which a Participant participates, or if not defined therein or if there shall be no such agreement or plan, “Cause” shall include, but not be limited to, a Participant’s misconduct, insubordination, violation of the Corporation’s policies, or performance issues. The determination of the existence of Cause shall be made by the Committee in good faith, which determination shall be conclusive for purposes of Plan and any Awards granted under the Plan.

(e) Change of Control: A change of control of the nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K as in effect on April 15, 2015, pursuant to Section 13 or 15(d) of the Act (other than such a change of control involving a Permitted Holder); provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

(i) any “person” (other than a Permitted Holder) shall become the “beneficial owner”, as those terms are defined below, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation’s outstanding capital stock; or

(ii) individuals who, as of April 15, 2015, constituted the Board (the “Incumbent Board”) cease for any reasons to constitute at least a majority of the Board; provided, that any person becoming a Director subsequent to April 18, 2012, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of the Regulation 14A promulgated under the Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

For purposes of the definition of Change of Control, the following definitions shall be applicable:

(1) The term “person” shall mean any individual, group, corporation or other entity.

(2) For purposes of this definition only, any person shall be deemed to be the “beneficial owner” of any shares of capital stock of the Corporation:

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or such person’s “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(3) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (2)(ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(f) CIC Termination: Within one year following the occurrence of a Change of Control, the termination of a Participant’s employment with the Corporation or one of its Subsidiaries (i) without Cause or (ii) due to (A) a termination of employment by the Participant for “Good Reason” as defined in any employment, severance or change of control agreement then in effect between a Participant and the Corporation or one of its Subsidiaries, (B) the Participant’s rejection of an offer of continued employment in the same position or a comparable position that would require relocation of the Participant’s principal business location at the Corporation of more than 50 miles, or (C) the Participant’s rejection of an offer of continued employment that is not a comparable position, where a comparable position for purposes of (B) and (C) is a position that is not at a lower level under the Corporation’s U.S. compensation guidelines or a Corporation-recognized career track, whether or not such employment is with the Corporation or a successor employer.

(g) Code: The Internal Revenue Code of 1986, as amended (or any successor statute thereto).

(h) Committee: The Compensation Committee of the Board, or such other committee as may be designated by the Board.

(i) Corporation: C. R. Bard, Inc., a New Jersey corporation.

(j) Director: A member of the Board.

(k) Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Corporation, or any Subsidiary of the Corporation, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

(l) Effective Date: April 15, 2015, provided that the Plan, as amended and restated, shall have been approved by the shareholders of the Corporation.

(m) Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(n) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(o) LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(p) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(q) Option: A stock option granted pursuant to Section 6 of the Plan.

(r) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(s) Participant: An employee of the Corporation or any of its Subsidiaries who is selected by the Committee to participate in the Plan.

(t) Permitted Exceptions: The Board may amend the Plan at any time to terminate restrictions applicable to Awards in connection with (i) a Change of Control, (ii) a Participant’s death, Disability, retirement, or Qualified Termination, or (iii) any termination of employment other than a Qualified Termination; provided, however, that the amount of Awards with respect to which the Board terminates restrictions pursuant to this subsection (iii) together with any Awards granted pursuant to Section 8(a)(ii) hereof does not in the aggregate exceed 5% of the total number of Shares that may be issued under the Plan from time to time.

(u) Permitted Holder means, as of the date of determination: (i) an employee benefit plan (or trust forming a part thereof) maintained by the Corporation or any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (a “Controlled Entity”); (ii) the Corporation or any Controlled Entity; (iii) any entity, which directly or indirectly through a majority-owned Subsidiary, following a transaction described in paragraph (d) above, owns the stock or assets of the Corporation, and in which a majority of the combined voting power of the voting securities of such entity is held by the shareholders of the Corporation who were shareholders of the Corporation immediately prior to such transaction, in substantially the same proportion to each other that they were prior to the transaction; or (iv) an underwriter in a public offering, or purchaser in a private placement, of capital stock by the Corporation.

(v) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(w) Plan: The 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended from time to time.

(x) Qualified Termination: Termination of employment in connection with the divestiture, sale or other disposition of a business or assets of the Corporation.

(y) Shares: Shares of common stock of the Corporation.

(z) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(aa) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

SECTION 3. – Shares Subject to the Plan

(a) Subject to adjustment as provided in Section 9, (i) the total number of Shares which may be issued under the Plan is 28,625,000 (the “Total Share Pool”) and (ii) the maximum number of Shares for which Options and Stock Appreciation Rights or Other Stock-Based Awards under Section 8(b) may be granted during a calendar year to any Participant shall not exceed 900,000. Any Shares issued in connection with Awards shall reduce the Total Share Pool by one (1) Share for each Option or Stock Appreciation Right and 2.87 for each Award of restricted Shares, unrestricted Shares, restricted Share units, or Other Stock-Based Awards issued in connection with such Award or by which the Award is valued by reference; provided that Awards that are valued by reference to Shares but are required to be paid in cash pursuant to their terms shall not reduce the Total Share Pool.

(b) Forfeiture. If and to the extent Options or Stock Appreciation Rights originating from the Total Share Pool terminate, expire or are canceled, forfeited, exchanged, or surrendered without having been exercised or if any Other Stock-Based Awards are forfeited, the Shares subject to such Awards shall again be available for Awards under the Total Share Pool, and shall increase the Total Share Pool by one (1) Share for each Option or Stock Appreciation Right and 2.87 for each Other Stock-Based Award issued in connection with such Award or by which the Award is valued by reference.

(c) Exercise. Notwithstanding the foregoing, the following Shares shall not become available for issuance under the Plan: (i) Shares tendered by Participants, or withheld by the Corporation, as full or partial payment to the Corporation upon the exercise of Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of Stock Appreciation Rights, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights; (iii) Shares withheld by, or otherwise remitted to, the Corporation to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted Shares or the exercise of Options or Stock Appreciation Rights granted under the Plan; and (iv) Shares repurchased by the Corporation with cash received from a Participant as payment for the exercise price of an Option.

SECTION 4. – Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any Award made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants and to determine the amount of, or method of determining, the Awards to be made to Participants. All Awards granted to Participants under the Plan shall be evidenced by an Award agreement which specifies the type of Award granted pursuant to the Plan, the number of Shares underlying the Award and all terms governing the Award, including, without limitation, terms regarding vesting, exercisability and expiration of the Award. Awards may, in the discretion of the Committee, and to the extent permitted by Section 6(a), be made under the Plan to Participants in assumption of, or in substitution for, outstanding awards previously granted by the Corporation or its affiliates or an entity acquired by the Corporation or with which the Corporation combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Shares underlying such previously outstanding awards, if such awards were Awards under this Plan, shall be added back to the aggregate number of Shares available under the Plan. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award as a condition to such exercise, grant or vesting. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Corporation from any Shares that would have otherwise been received by the Participant.

SECTION 5. – Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

SECTION 6. – Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements between the Corporation and the Option recipient, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted. Notwithstanding any provision in this Plan to the contrary other than the last sentence of this Section 6(a), (i) no Option may be amended to reduce the per Share Option Price of the Shares subject to such Option below the Option Price determined as of the date the Option is granted; (ii) no Option may be granted in exchange or substitution for, or in connection with, the cancellation or surrender of an Option or other Award having a higher Option Price or exercise price; and (iii) no Option may be cancelled or surrendered in exchange for cash or any other Award. The restrictions set forth in this Section 6 shall not apply to the assumption of, substitution for, or adjustment of outstanding Options that are assumed, substituted, or adjusted in connection with a transaction described in Section 9, provided that the aggregate Option Price times the number of shares underlying the Option immediately before the transaction equals or exceeds the aggregate Option Price times the number of Shares underlying the Option (or substituted Option) immediately following the transaction.

(b) Exercisability. Options granted under the Plan shall be vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then vested and exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Corporation and, if applicable, the date payment is received by the Corporation pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Corporation in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, subject to rules and limitations established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Corporation an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, received such Shares from the Corporation and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) Incentive Stock Options. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). Except as otherwise permitted in Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall promptly notify the Corporation of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such failure to qualify, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Corporation or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof that he or she is the beneficial owner (as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto)) of such Shares, in which case the Corporation shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

SECTION 7. – Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Notwithstanding any provision in this Plan to the contrary other than the next sentence of this Section 7(b), (i) no Stock Appreciation Right may be amended to reduce the exercise price per Share of the Shares subject to such Stock Appreciation Right below the exercise price determined as of the date the Stock Appreciation Right is granted; (ii) no Stock Appreciation Right may be granted in exchange or substitution for, or in connection with, the cancellation or surrender of a Stock Appreciation Right or other Award having a higher exercise price; and (iii) no Stock Appreciation Right may be cancelled or surrendered in exchange for cash or any other Award. The restrictions set forth in this Section 7(b) shall not apply to the assumption of, substitution for, or adjustment of outstanding Stock Appreciation Rights that are assumed, substituted, or adjusted in connection with a transaction described in Section 9, provided that the aggregate exercise price times the number of shares underlying the Stock Appreciation Right immediately before the transaction equals or exceeds the aggregate exercise price times the number of Shares underlying the Stock Appreciation Right (or substituted Stock Appreciation Right) immediately following the transaction. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right and as to which the Stock Appreciation Right is exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Corporation the unexercised Option, or any portion thereof, and to receive from the Corporation in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Corporation shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time in whole or in part upon actual receipt by the Corporation of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. In no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted. No Participant shall have any rights to dividends, dividend equivalents, or other rights of a stockholder with respect to a Stock Appreciation Right until such Participant holds Shares issued as payment for such Stock Appreciation Right and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(c) Limitations. Subject to Section 12, the Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events (including, without limitation, a Change of Control). Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Pursuant to Section 4, the Committee is authorized to amend the terms of an LSAR held by any employee subject to Section 16 of the Exchange Act, as may be necessary so that the holding and exercise of such LSAR will be exempt under such Section 16. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

SECTION 8. – Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives; provided, however, that the Committee may grant Awards of unrestricted Shares only if the Committee has determined that such Award is made in lieu of salary or cash bonus. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable); provided, however, that the restricted period specified in respect of any Award of restricted Shares shall not be less than three years, except that the Committee may (i) provide for the restricted period to terminate at any time after one year upon the attainment of performance-based objectives and (ii) the Committee may grant Awards of up to 500,000 restricted Shares without regard to this limitation; and provided further that dividends or dividend equivalents with respect to any Other Stock-Based Award that vests based on the achievement of performance-based objectives shall be accumulated until such Award is earned, and such dividends or dividend equivalents shall not be paid if such performance-based objectives are not satisfied. By way of clarification, in no event will dividends or dividend equivalents be paid during the performance period with respect to unearned Other Stock-Based Awards that are subject to performance-based vesting criteria.

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Corporation under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Awards shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto). The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) return on shareholders’ equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price (including total shareholder return), including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per Share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs and (xviii) cash flow. The foregoing criteria may relate to the Corporation, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with the Code, the performance goals may be calculated without regard to extraordinary, unusual and/or non-recurring items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance Based Award. To the extent Section 162(m) of the Code (or any successor section thereto) provides terms different from the requirements of this Section 8(b), this Section 8(b) shall be deemed amended thereby.

SECTION 9. – Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary:

(a) Generally. In the event after the Effective Date there is any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares or other property or securities (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Corporation’s equity capitalization, the Committee shall make such substitution or adjustment, if any, as is equitable or appropriate, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options and Stock Appreciation Rights and Other Stock-Based Awards under Section 8(b) may be granted during a calendar year to any Participant, (iii) the maximum number of Shares which may be granted as Awards of restricted Shares, unrestricted Shares and restricted Share units, (iv) the Option Price, exercise price of any Stock Appreciation Right or purchase price of any Award and/or (v) any other affected terms of an Award or the Plan.

(b) Change of Control. In the event of a Change of Control after the Effective Date, except to the extent the Committee has determined otherwise with respect to any Award at or prior to the time of grant, the Committee shall take one of the following actions: (i) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (ii) (A) provide that any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to the effectiveness of such Change of Control, and (B) the Committee may, but shall not be obligated to, cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights.

(c) CIC Termination. If a Participant has a CIC Termination, any outstanding Awards then held by the Participant which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be.

SECTION 10. – No Right to Employment or Awards; Excluded Compensation Under Other Plans

The granting of an Award under the Plan shall impose no obligation on the Corporation or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Corporation’s or Subsidiary’s right to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). No award under the Plan shall be taken into account in determining a Participant’s compensation for purposes of any group life insurance or other employee benefit or pension plan of the Corporation.

SECTION 11. – Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

SECTION 12. – Transferability of Awards

An Award shall not be transferable or assignable by the Participant for consideration. An Award may be transferred by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Upon the Disability of a Participant, an Award may be exercisable by his or her conservator or representative. At the Committee’s discretion, an Award agreement may provide that a Participant may transfer certain Awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, provided that the Participant receives no consideration for the transfer of the Award and the transferred Award shall continue to be subject to the same terms and conditions as were applicable to the Award immediately before the transfer.

SECTION 13. – Share Issuance and Delivery in Compliance With Securities Laws

If in the opinion of counsel for the Corporation (who may be an employee of the Corporation or independent counsel employed by the Corporation), any issuance or delivery of Shares to a Participant will violate the requirements of any applicable federal or state laws, rules or regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, or the Act), such issuance or delivery may be postponed until the Corporation is satisfied that the distribution will not violate such laws, rules or regulations. Certificates delivered to Participants pursuant to the Plan may bear such legends as the Corporation may deem advisable.

SECTION 14. – Amendments or Termination

The Board may amend the Plan at any time, provided that no amendment shall be made without the approval of the Shareholders of the Corporation that would (a) increase the maximum number of Shares which may be acquired under the Plan, (b) extend the term during which Options may be granted under the Plan, (c) permit the Option Price or exercise price per Share to be less than 100% of the Fair Market Value of the Shares on the date an Option or Stock Appreciation Right is granted (other than as specifically provided in Sections 6(a) and 7(b)), (d) terminate restrictions applicable to Awards (except for Permitted Exceptions) or (e) provide for Awards not permitted pursuant to the terms of the Plan. The Board shall also have the right to terminate the Plan at any time. Without the consent of a Participant (except as otherwise provided in Section 9(a)), no amendment shall materially diminish any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

SECTION 15. – International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law and practice or otherwise as deemed necessary or desirable by the Committee.

SECTION 16. – Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws.

SECTION 17. – Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

Directions to the Wyndham Hamilton Park Hotel and Conference Center

175 Park Avenue

Florham Park, NJ 07932

973-377-2424

From Newark Airport

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from NJ 24 West below.

From NJ 24 West:

Follow NJ 24 West to exit 2-A for Morristown Rt. 510 West (Columbia Turnpike). Make a left at the first light onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 North:

Follow I-287 South to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 South:

Follow I-287 North to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From NJ Turnpike (Exit 14):

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway South:

Take Garden State Parkway South to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway North:

Take Garden State Parkway North to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From George Washington Bridge:

Take George Washington Bridge to 80 West to exit 43 and I-287 South (Morristown). Follow directions from I-287 North to South.

From Tappan Zee Bridge:

Take NY Thruway (I-87) North to Garden State Parkway South to I-80 West to I-287 South. Follow directions from I-287 North to South.

From New York City:

From Holland Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West. From Lincoln Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West.

Admission Ticket

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext

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Electronic Voting Instructions

MR A SAMPLE

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Available 24 hours a day, 7 days a week!

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Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

Outside USA, US territories & Canada, call 1-781-575-2300 on a touch Using a black ink pen, mark your votes with an X as shown in X tone telephone. Standard rates will apply. this example. Please do not write outside the designated areas. Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the election of each of the nominees listed.

1. Election of Directors for a term of one year:

For Against Abstain For Against Abstain For Against Abstain

01—David M. Barrett 02—Marc C. Breslawsky 03—Herbert L. Henkel

04—John C. Kelly 05—David F. Melcher 06—Gail K. Naughton

07—Timothy M. Ring 08—Tommy G. Thompson 09—John H. Weiland

10—Anthony Welters 11—Tony L. White

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

For Against Abstain For Against Abstain

2. To ratify the appointment of KPMG LLP as independent 3. To approve the 2012 Long Term Incentive Plan of C. R. Bard, registered public accounting firm for fiscal year 2015. Inc., as amended and restated.

4. To approve the compensation of our named executive officers on an advisory basis.

The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

For Against Abstain For Against Abstain

5. A shareholder proposal relating to sustainability reporting. 6. A shareholder proposal relating to separating the Chair and CEO roles.

B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1UP X 231431 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2015 Annual Meeting of C. R. Bard, Inc. Shareholders

April 15, 2015

Wyndham Hamilton Park Hotel and Conference Center at 10:00 a.m.

175 Park Avenue

Florham Park, New Jersey 07932

This portion of your proxy card will serve as an ADMISSION TICKET to the Annual Meeting of Shareholders of C. R. Bard, Inc. should you plan to attend.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 15, 2015.

The Proxy Statement, the 2014 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2014 are available at www.envisionreports.com/bcr.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — C. R. Bard, Inc. Proxy Solicited On Behalf Of The Board Of Directors

The undersigned hereby constitutes and appoints Christopher S. Holland and Samrat S. Khichi, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. Bard, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. Bard, Inc. to be held at the Wyndham Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey on Wednesday, April 15, 2015 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the B.E.S.T. 401(k) Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 9:00 a.m. New York Time on April 13, 2015, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of each of the nominees in Proposal No. 1, “FOR” Proposals 2, 3 and 4 and “AGAINST” Proposals 5 and 6.

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE INSTRUCTIONS ON THE REVERSE SIDE. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

(Items to be voted on appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.